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Exhibit 10.17

OHIO DEPARTMENT OF JOB AND FAMILY SERVICES

OHIO MEDICAL ASSISTANCE PROVIDER AGREEMENT FOR MANAGED CARE PLAN

This provider agreement is entered into this first day of November, 2006, at Columbus, Franklin County, Ohio, between the State of Ohio, Department of Job and Family Services, (hereinafter referred to as ODJFS) whose principal offices are located in the City of Columbus, County of Franklin, State of Ohio, and WellCare of Ohio, Inc. Managed Care Plan (hereinafter referred to as MCP), an Ohio tor-profit corporation, whose principal office is located in the city ofBeechwood, County ofCuyahoga, State of Ohio.

MCP is licensed as a Health Insuring Corporation by the State of Ohio, Department of Insurance (hereinafter referred to as OD1), pursuant to Chapter 1751. of the Ohio Revised Code and is organized and agrees to operate as prescribed by Chapter 5101:3-26 of the Ohio Administrative Code (hereinafter referred to as OAC), and other applicable portions of the OAC as amended from time to time.

MCP is an entity eligible to enter into a provider agreement in accordance with 42 CFR 438.6 and is engaged in the business of providing prepaid comprehensive health care services as defined in 42 CFR 438.2 through the managed care program for the Covered Families and Children (CFC) eligible population described in OAC rule 5101:3-26-02 (B).

ODJFS, as the single state agency designated to administer the Medicaid program under Section 5111.02 of the Ohio Revised Code and Title XIX of the Social Security Act, desires to obtain MCP services for the benefit of certain Medicaid recipients. In so doing, MCP has provided and will continue to provide proof of MCP's capability to provide quality services, efficiently, effectively and economically during the term of this agreement.

This provider agreement is a contract between the ODJFS and the undersigned Managed Care Plan (MCP), provider of medical assistance, pursuant to the federal contracting provisions of 42 CFR 434.6 and 438.6 in which the MCP agrees to provide comprehensive medical services through the managed care program as provided in Chapter 5101:3-26 of the Ohio Administrative Code, assuming the risk of loss, and complying with applicable state statutes, Ohio Administrative Code, and Federal statutes, rules, regulations and other requirements, including but not limited to title VI of the Civil Rights Act of 1964: title IX of the Education Amendments of 1972 (regarding education programs and activities); the Age Discrimination Act of 1975; the Rehabilitation Act of 1973; and the Americans with Disabilities Act.

ARTICLE I - GENERAL

A. MCP agrees to report to the Chief of Bureau of Managed Health Care (hereinafter referred to as BMHC) or their designee as necessary to assure understanding of the responsibilities and satisfactory compliance with this provider agreement.

B. MCP agrees to furnish its support staff and services as necessary for the satisfactory performance of the services as enumerated in this provider agreement.

C. ODJFS may, from time to time as it deems appropriate, communicate specific instructions and requests to MCP concerning the performance of the services described in this provider agreement. Upon such notice and within the designated time frame after receipt of instructions, MCP shall comply with such instructions and fulfill such requests to the satisfaction of the department. It is expressly understood by the parties that these instructions and requests are for the sole purpose of performing the specific tasks requested to ensure satisfactory completion of the services described in this provider agreement, and are not intended to amend or alter this provider agreement or any part thereof.

If the MCP previously had a provider agreement with the ODJFS and the provider agreement terminated more than two years prior to the effective date of any new provider agreement, such MCP will be considered a new plan in its first year of operation with the Ohio Medicaid comprehensive managed care program.

ARTICLE II - TIME OF PERFORMANCE

A. Upon approval by the Director of ODJFS this provider agreement shall be in effect from the date entered through June 30, 2007, unless this provider agreement is suspended or terminated pursuant to Article VIII prior to the termination date, or otherwise amended pursuant to Article IX.

ARTICLE III - REIMBURSEMENT

A. ODJFS will reimburse MCP in accordance with rule 5101:3-26-09 of the Ohio Administrative Code and the appropriate appendices of this provider agreement.

ARTICLE IV - MCP INDEPENDENCE

A. MCP agrees that no agency, employment, joint venture or partnership has been or will be created between the parties hereto pursuant to the terms and conditions of this agreement. MCP also agrees that, as an independent contractor, MCP assumes all responsibility for any federal, state, municipal or other tax liabilities, along with workers compensation and unemployment compensation, and insurance premiums which may accrue as a result of compensation received for services or deliverables rendered hereunder. MCP certifies that all approvals, licenses or other qualifications necessary to conduct business in Ohio have been obtained and are operative. If at any time during the period of this provider agreement MCP becomes disqualified from conducting business in Ohio, for whatever reason, MCP shall immediately notify ODJFS of the disqualification and MCP shall immediately cease performance of its obligation hereunder in accordance with OAC Chapter 5101:3-26.

ARTICLE V - CONFLICT OF INTEREST; ETHICS LAWS

A. In accordance with the safeguards specified in section 27 of the Office of Federal Procurement Policy Act (41 U.S.C. 423) and other applicable federal requirements, no officer, member or employee of MCP. the Chief of BMHC, or other ODJFS employee who exercises any functions or responsibilities in connection with the review or approval of this provider agreement or provision of services under this provider agreement shall, prior to the completion of such services or reimbursement, acquire any interest, personal or otherwise, direct or indirect, w'hich is incompatible or in conflict with, or would compromise in any manner or degree the discharge and fulfillment of his or her functions and responsibilities with respect to the carrying out of such services. For purposes of this article, "members" does not include individuals whose sole connection with MCP is the receipt of services through a health care program offered by MCP.

B. MCP hereby covenants that MCP, its officers, members and employees of the MCP have no interest, personal or otherwise, direct or indirect, which is incompatible or in conflict with or would compromise in any manner of degree the discharge and fulfillment of his or her functions and responsibilities under this provider agreement. MCP shall periodically inquire of its officers, members and employees concerning such interests.

C. Any person who acquires an incompatible, compromising or conflicting personal or business interest shall immediately disclose his or her interest to ODJFS in writing. Thereafter, he or she shall not participate in any action affecting the services under this provider agreement, unless ODJFS shall determine that. in the light of the personal interest disclosed, his or her participation in any such action would not be contrary to the public interest. The written disclosure of such interest shall be made to: Chief, Bureau of Managed Health Care, ODJFS.

D. No officer, member or employee ofMCP shall promise or give to any ODJFS employee anything of value that is of such a character as to manifest a substantial and improper influence upon the employee with respect to his or her duties. No officer, member or employee ofMCP shall solicit an ODJFS employee to violate any ODJFS rule or policy relating to the conduct of the parties to this agreement or to violate sections 102.03, 102.04, 2921.42 or 2921.43 of the Ohio Revised Code.

E. MCP hereby covenants that MCP. its officers, members and employees are in compliance with section 102.04 of the Revised Code and that if MCP is required to file a statement pursuant to 102.04(D)(2) of the Revised Code, such statement has been filed with the ODJFS in addition to any other required filings.

ARTICLE VI - EQUAL EMPLOYMENT OPPORTUNITY

A. MCP agrees that in the performance of this provider agreement or in the hiring of any employees for the performance of services under this provider agreement, MCP shall not by reason of race, color, religion, sex, sexual orientation, age, disability, national origin, veteran's status, health status, or ancestry, discriminate against any citizen of this state in the employment of a person qualified and available to perform the services to which the provider agreement relates.

B. MCP agrees that it shall not, in any manner, discriminate against, intimidate, or retaliate against any employee hired for the performance or services under the provider agreement on account of race, color, religion, sex, sexual orientation, age, disability, national origin, veteran's status, health status, or ancestry.

C. In addition to requirements imposed upon subcontractors in accordance with OAC Chapter 5101:3-26, MCP agrees to hold all subcontractors and persons acting on behalf of MCP in the performance of services under this provider agreement responsible for adhering to the requirements of paragraphs (A) and (B) above and shall include the requirements of paragraphs (A) and (B) above in all subcontracts for services performed under this provider agreement, in accordance with rule 5101:3-26-05 of the Ohio Administrative Code.

ARTICLE VII - RECORDS, DOCUMENTS AND INFORMATION

A. MCP agrees that all records, documents, writings or other information produced by MCP under this provider agreement and all records, documents, writings or other information used by MCP in the performance of this provider agreement shall be treated in accordance with rule 5101:3-26-06 of the Ohio Administrative Code. MCP must maintain an appropriate record system for services provided to members. MCP must retain all records in accordance with 45 CFR 74.

B. All information provided by MCP to ODJFS that is proprietary shall be held to be strictly confidential by ODJFS. Proprietary information is information which, if made public, would put MCP at a disadvantage in the market place and trade of which MCP is a part

[see Ohio Revised Code Section 1333.61 (D)]. MCP is responsible for notifying ODJFS of the nature of the information prior to its release to ODJFS. ODJFS reserves the right to require reasonable evidence of MCP's assertion of the proprietary nature of any information to be provided and ODJFS will make the final determination of whether this assertion is supported. The provisions of this Article are not self-executing.

C. MCP shall not use any information, systems, or records made available to it for any purpose other than to fulfill the duties specified in this provider agreement. MCP agrees to be bound by the same standards of confidentiality that apply to the employees of the ODJFS and the State of Ohio. The terms of this section shall be included in any subcontracts executed by MCP for services under this provider agreement. MCP must implement procedures to ensure that in the process of coordinating care, each enrollee's privacy is protected consistent with the confidentiality requirements in 45 CFR parts 160 and 164.

ARTICLE VIII - SUSPENSION AND TERMINATION

A. This provider agreement may be canceled by the department or MCP upon written notice in accordance with the applicable rule(s) of the Ohio Administrative Code, with termination to occur at the end of the last day of a month.

B. MCP, upon receipt of notice of suspension or termination, shall cease provision of services on the suspended or terminated activities under this provider agreement; suspend, or terminate all subcontracts relating to such suspended or terminated activities, take all necessary or appropriate steps to limit disbursements and minimize costs, and furnish a report, as of the date of receipt of notice of suspension or termination describing the status of all services under this provider agreement.

C. In the event of suspension or termination under this Article, MCP shall be entitled to reconciliation of reimbursements through the end of the month for which services were provided under this provider agreement, in accordance with the reimbursement provisions of this provider agreement.

D. ODJFS may, in its judgment, suspend, terminate or fail to renew this provider agreement if the MCP or MCP's subcontractors violate or fail to comply with the provisions of this agreement or other provisions of law or regulation governing the Medicaid program. Where ODJFS proposes to suspend, terminate or refuse to enter into a provider agreement, the provisions of applicable sections of the Ohio Administrative Code with respect to ODJFS' suspension, termination or refusal to enter into a provider agreement shall apply, including the MCP's right to request a public hearing under Chapter 119. of the Revised Code.

E. When initiated by MCP, termination of or failure to renew the provider agreement requires written notice to be received by ODJFS at least 75 days in advance of the termination or renewal date, provided, however, that termination or non-renewal must be effective at the end of the last day of a calendar month. In the event of non-renewal of the provider agreement with ODJFS, if MCP is unable to provide notice to ODJFS 75 days prior to the date when the provider agreement expires, and if, as a result of said lack of notice, ODJFS is unable to disenroll Medicaid enrollees prior to the expiration date, then the provider agreement shall be deemed extended for up to two calendar months beyond the expiration date and both parties shall, for that time, continue to fulfill their duties and obligations as set forth herein. If an MCP wishes to terminate or not renew their provider agreement for a specific region(s), ODJFS reserves the right to initiate a procurement process to select additional MCPs to serve Medicaid consumers in that region(s).

ARTICLE IX - AMENDMENT AND RENEWAL

A. This writing constitutes the entire agreement between the parties with respect to all matters herein. This provider agreement may be amended only by a writing signed by both parties. Any written amendments to this provider agreement shall be prospective in nature.

B. This provider agreement may be renewed one or more times by a writing signed by both parties for a period of not more than twelve months for each renewal.

C. In the event that changes in State or Federal law. regulations, an applicable waiver, or the terms and conditions of any applicable federal waiver, require ODJFS to modify this agreement, ODJFS shall notify MCP regarding such changes and this agreement shall be automatically amended to conform to such changes without the necessity for executing written amendments pursuant to this Article of this provider agreement.

ARTICLE X - LIMITATION OF LIABILITY

A. MCP agrees to indemnify the State of Ohio for any liability resulting from the actions or omissions of MCP or its subcontractors in the fulfillment of this provider agreement.

B. MCP hereby agrees to be liable for any loss of federal funds suffered by ODJFS for enrollees resulting from specific, negligent acts or omissions of the MCP or its subcontractors during the term of this agreement, including but not limited to the nonperformance of the duties and obligations to which MCP has agreed under this agreement.

C. In the event that, due to circumstances not reasonably within the control of MCP or ODJFS, a major disaster, epidemic, complete or substantial destruction of facilities, war, riot or civil insurrection occurs, neither ODJFS nor MCP will have any liability or obligation on account of reasonable delay in the provision or the arrangement of covered services; provided that so long as MCP's certificate of authority remains in full force and effect, MCP shall be liable for the covered services required to be provided or arranged for in accordance with this agreement.

ARTICLE XI - ASSIGNMENT

A. ODJFS will not allow the transfer of Medicaid members by one MCP to another MCP unless this membership has been obtained as a result of an MCP selling their entire Ohio corporation to another health plan. MCP shall not assign any interest in this provider agreement and shall not transfer any interest in the same (whether by assignment or novation) without the prior written approval of ODJFS and subject to such conditions and provisions as ODJFS may deem necessary. Any such assignments shall be submitted for ODJFS' review 120 days prior to the desired effective date. No such approval by ODJFS of any assignment shall be deemed in any event or in any manner to provide for the incurrence of any obligation by ODJFS in addition to the total agreed-upon reimbursement in accordance with this agreement.

B. MCP shall not assign any interest in subcontracts of this provider agreement and shall not transfer any interest in the same (whether by assignment or novation) without the prior written approval of ODJFS and subject to such conditions and provisions as ODJFS may deem necessary. Any such assignments of subcontracts shall be submitted for ODJFS' review 30 days prior to the desired effective date. No such approval by ODJFS of any assignment shall be deemed in any event or in any manner to provide for the incurrence of any obligation by ODJFS in addition to the total agreed-upon reimbursement in accordance with this agreement.

ARTICLE XII - CERTIFICATION MADE BY MCP

A. This agreement is conditioned upon the full disclosure by MCP to ODJFS of all information required for compliance with federal regulations as requested by ODJFS.

B. By executing this agreement. MCP certifies that no federal funds paid to MCP through this or any other agreement with ODJFS shall be or have been used to lobby Congress or any federal agency in connection with a particular contract, grant, cooperative agreement or loan. MCP further certifies compliance with the lobbying restrictions contained in Section 1352, Title 31 of the U.S. Code. Section 319 of Public Law 101-121 and federal regulations issued pursuant thereto and contained in 45 CFR Part 93, Federal Register, Vol. 55, No. 38, February 26, 1990, pages 6735-6756. If this provider agreement exceeds $100,000, MCP has executed the Disclosure of Lobbying Activities, Standard Form LLL, if required by federal regulations. This certification is material representation of fact upon which reliance was placed when this provider agreement was entered into.

C. By executing this agreement, MCP certifies that neither MCP nor any principals of MCP (i.e., a director, officer, partner, or person with beneficial ownership of more than 5% of the MCP's equity) is presently debarred, suspended, proposed for debarment, declared ineligible, or otherwise excluded from participation in transactions by any Federal agency. The MCP also certifies that the MCP has no employment, consulting or any other arrangement with any such debarred or suspended person for the provision of items or services or services that are significant and material to the MCP's contractual obligation with ODJFS. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into. If it is ever determined that MCP knowingly executed this certification erroneously, then in addition to any other remedies, this provider agreement shall be terminated pursuant to Article VII, and ODJFS must advise the Secretary of the appropriate Federal agency of the knowingly erroneous certification.

D. By executing this agreement, MCP certifies compliance with Article V as well as agreeing to future compliance with Article V. This certification is a material representation of fact upon which reliance was placed when this contract was entered into.

E. By executing this agreement, MCP certifies compliance with the executive agency lobbying requirements of sections 121.60 to 121.69 of the Ohio Revised Code. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into.

F. By executing this agreement, MCP certifies that MCP is not on the most recent list established by the Secretary of State, pursuant to section 121.23 of the Ohio Revised Code, which identifies MCP as having more than one unfair labor practice contempt of court finding. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into.

G. By executing this agreement MCP agrees not to discriminate against individuals who have or are participating in any work program administered by a county Department of Job and Family Services under Chapters 5101 or 5107 of the Revised Code.

H. By executing this agreement. MCP certifies and affirms that. as applicable to MCP, no party listed in Division (1) or (J) of Section 3517.13 of the Ohio Revised Code or spouse of such party has made, as an individual, within the two previous calendar years, one or more contributions in excess of $1.000.00 to the Governor or to his campaign committees. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into. If it is ever determined that MCP's certification of this requirement is false or misleading, and not withstanding any criminal or civil liabilities imposed by law. MCP shall return to ODJFS all monies paid to MCP under this provider agreement. The provisions of this section shall survive the expiration or termination of this provider agreement.

I. By executing this agreement, MCP certifies and affirms that HHS, US Comptroller General or representatives will have access to books, documents, etc. of MCP.

J. By executing this agreement, MCP agrees to comply with the false claims recovery requirements of section 1902(a)(68) of the Social Security Act.

ARTICLE XIII - CONSTRUCTION

A. This provider agreement shall be governed, construed and enforced in accordance with the laws and regulations of the State of Ohio and appropriate federal statutes and regulations. If any portion of this provider agreement is found unenforceable by operation of statute or by administrative or judicial decision, the operation of the balance of this provider agreement shall not be affected thereby; provided, however, the absence of the illegal provision does not render the performance of the remainder of the provider agreement impossible.

ARTICLE XIV - INCORPORATION BY REFERENCE

A. Ohio Administrative Code Chapter 5101:3-26 (Appendix A) is hereby incorporated by reference as part of this provider agreement having the full force and effect as if specifically restated herein.

B. Appendices B through P and any additional appendices are hereby incorporated by reference as part of this provider agreement having the full force and effect as if specifically restated herein.

C. In the event ofinconsistence or ambiguity between the provisions ofOAC 5101:3-26 and this provider agreement, the provision of OAC 5101:3-26 shall be determinative of the obligations of the parties unless such inconsistency or ambiguity is the result of changes in federal or state law, as provided in Article IX of this provider agreement, in which case such federal or state law shall be determinative of the obligations of the parties. In the event OAC 5101:3-26 is silent with respect to any ambiguity or inconsistency, the provider agreement (including Appendices B through P and any additional appendices), shall be determinative of the obligations of the parties. In the event that a dispute arises which is not addressed in any of the aforementioned documents, the parties agree to make every reasonable effort to resolve the dispute, in keeping with the objectives of the provider agreement and the budgetary and statutory constraints ot'ODJFS.

The parties have executed this agreement the date first written above. The agreement is hereby accepted and considered binding in accordance with the terms and conditions set forth in the preceding statements.

WELLCARE OF OHIO, INC.:

WELLCARE OF OHIO, INC. BY: /s/ Todd S. Farha Todd S. Farha	DATE: 10/23/06
DEPARTMENT OF JOB AND FAMILY SERVICES: BY: /s/ Barbara Riley BARBARA E. RILEY, DIRECTOR	DATE: 10/27/06

PROVIDER AGREEMENT INDEX JULY 1, 2006
APPENDIX	TITLE
APPENDIX A	OAC RULES 101:3-26
APPENDIX B	SERVICE AREA SPECIFICATIONS
APPENDIX C	MCP RESPONSIBILITIES
APPENDIX D	ODJFS RESPONSIBILITIES
APPENDIX E	RATE METHODOLOGY
APPENDIX F	COUNTY AND REGIONAL RATES
APPENDIX G	COVERAGE AND SERVICES
APPENDIX H	PROVIDER PANEL SPECIFICATIONS
APPENDIX I	PROGRAM INTEGRITY
APPENDIX J	FINANCIAL PERFORMANCE
APPENDIX K	QUALITY ASSESSMENT AND PERFORMANCE IMPROVEMENT PROGRAM
APPENDIX L	DATA QUALITY
APPENDIX M	PERFORMANCE EVALUATION
APPENDIX N	COMPLIANCE ASSESSMENT SYSTEM
APPENDIX 0	PERFORMANCE INCENTIVES
APPENDIX P	MCP TERM1NATIONS/NONRENEWALS/ AMENDMENTS

APPENDIX A
OAC RULES 5101:3-26

The managed care program rules can be accessed electronically through the BMHC page of the ODJFS website.

APPENDIX B

SERVICE AREA SPECIFICATIONS

MCP : WellCare of Ohio, Inc.

The MCP agrees to provide services to Covered Families and Children (CFC) members residing in the following service area(s):

Service Area: Northeast Region - Ashtabula, Cuyahoga, Erie, Geauga, Huron, Lake, Lorain, and Medina counties.

APPENDIX C
MCP RESPONSIBILITIES

The MCP must meet on an ongoing basis, all program requirements specified in Chapter 5101:3-26 of the Ohio Administrative Code (OAC) and the Ohio Department of Job and Family Services (ODJFS) - MCP Provider Agreement. The following are MCP responsibilities that are not otherwise specifically stated in OAC rule provisions or elsewhere in the MCP provider agreement.

General Provisions

1. The MCP agrees to implement program modifications in response to changes in applicable state and federal laws and regulations.

2. The MCP must submit a current copy of their Certificate of Authority (COA) to ODJFS within 30 days of issuance by the Ohio Department of Insurance.

3 The MCP must designate the following:

a. A primary contact person (the Medicaid Coordinator) who will dedicate a majority of their time to the Medicaid product line and coordinate overall communication between ODJFS and the MCP. ODJFS may also require the MCP to designate contact staff for specific program areas. The Medicaid Coordinator will be responsible for ensuring the timeliness, accuracy, completeness and responsiveness of all MCP submissions to ODJFS.

b. A provider relations representative for each service area included in their ODJFS provider agreement. This provider relations representative can serve in this capacity for only one service area (as specified in Appendix H).

4. All MCP employees are to direct all day-to-day submissions and communications to their ODJFS-designated Contract Administrator unless otherwise notified by ODJFS.

5. The MCP must be represented at all meetings and events designated by ODJFS as requiring mandatory attendance.

6. The MCP must have an administrative office located in Ohio.

7. Upon request by ODJFS, the MCP must submit information on the current status of their company's operations not specifically covered under this provider agreement (for example, other product lines, Medicaid contracts in other states, NCQA accreditation, etc.)

8. The MCP must assure that all new employees are trained on applicable program requirements

Appendix C

9. If an MCP determines that it does not wish to provide, reimburse, or cover a counseling service or referral service due to an objection to the service on moral or religious grounds, it must immediately notify ODJFS to coordinate the implementation of this change. MCPs will be required to notify their members of this change at least 30 days prior to the effective date. The MCP's member handbook and provider directory, as well as all marketing materials, will need to include information specifying any such services that the MCP will not provide.

10. For any data and/or documentation that MCPs are required to maintain, ODJFS may request that MCPs provide analysis of this data and/or documentation to ODJFS in an aggregate format.

11. The MCP is responsible for determining medical necessity for services and supplies requested for their members as specified in OAC rule 5101:3-26-03. Notwithstanding such responsibility. ODJFS retains the right to make the final determination on medical necessity in specific member situations.

12. In addition to the timely submission of medical records at no cost for the annual external quality review as specified in OAC rule 5101:3-26-07, the MCP may be required for other purposes to submit medical records at no cost to ODJFS and/or designee upon request.

13. Upon request by ODJFS, MCPs may be required to provide written notice to members of any significant change(s) affecting contractual requirements, member services or access to providers.

14. MCPs may elect to provide services that are in addition to those covered under the Ohio Medicaid fee-for-service program. Before MCPs notify potential or current members of the availability of these services, they must first notify ODJFS. If an MCP elects to provide additional services, the MCP must ensure that the services are readily available and accessible to members who are eligible to receive them.

a. MCPs are required to make transportation available to any member that must travel 30 miles or more from their home to receive a medically-necessary Medicaid-covered service. If the MCP offers transportation to their members as an additional benefit and this transportation benefit only covers a limited number of trips, the required transportation listed above may not be counted toward this trip limit.

Appendix C

b. Additional benefits may not vary by county within a region except out of necessity for transportation arrangements (e.g., bus versus cab). MCPs approved to serve consumers in more than one region may vary additional benefits between regions.

c. MCPs must give ODJFS and members 90 days prior notice when decreasing or ceasing any additional benefit(s). When it is beyond the control of the MCP, ODJFS must be notified within 1 working day.

15. MCPs must comply with any applicable Federal and State laws that pertain to member rights and ensure that its staff and affiliated providers take those rights into account w'hen furnishing services to members.

16. MCPs must comply with any other applicable Federal and State laws (such as Title VI of the Civil rights Act of 1964, etc.) and other laws regarding privacy and confidentiality.

17. Upon request, the MCP will provide members and potential members with a copy of their practice guidelines.

18. The MCP is responsible for promoting the delivery of services in a culturally competent manner to all members, including those with limited English proficiency (LEP) and diverse cultural and ethnic backgrounds.

All MCPs must comply with the requirements specified in OAC rules 5101:3-26-03.1, 5101:3-26-05(D). 5101:3-26-05.1(A). 5101:3-26-08 and 5101:3-26-08.2 for providing assistance to LEP members and eligible individuals. In addition, MCPs must provide written translations of certain MCP materials in the prevalent non-English languages of members and eligible individuals in accordance with the following:

a. When 10% or more of the eligible individuals in the MCP's service area have a common primary language other than English, the MCP must translate all ODJFS-approved marketing materials into the primary language of that group. The MCP must monitor changes in the eligible population on an ongoing basis and conduct an assessment no less often than annually to determine which, if any, primary language groups meet the 10% threshold for the eligible individuals in each service area. When the 10% threshold is met. the MCP must report this information to ODJFS, translate their marketing materials, and make these marketing materials available to eligible individuals. MCPs must submit to ODJFS, upon request, their prevalent non-English language analysis of eligible individuals and the results of this analysis.

b. When 10% or more of an MCP's members in the MCP's service area have

Appendix C

a common primary language other than English, the MCP must translate all ODJFS-approved member materials into the primary language of that group. The MCP must monitor their membership and conduct a quarterly assessment to determine which, if any, primary language groups meet the 10% threshold. When the 10% threshold is met, the MCP must report this information to ODJFS. translate their member materials, and make these materials available to their members. MCPs must submit to ODJFS, upon request, their prevalent non-English language member analysis and the results of this analysis.

19. The MCP must utilize a centralized database which records the special needs of all MCP members (i.e., those with limited English proficiency, limited reading proficiency, visual impairment, and hearing impairment) and the provision of related services (i.e., MCP materials in alternate format, oral interpretation, oral translation services, written translations of MCP materials, and sign language services). This database must include all MCP member primary language information (PLI) as well as all other special needs information for MCP members, as indicated above, when identified by a source including but not limited to ODJFS. ODJFS selection services entity. MCP staff, providers, and members. This centralized database must be readily available to MCP staff and be used in coordinating communication and services to members, including the selection of a PCP who speaks the primary language of an LEP member, when such a provider is available. MCPs must share member special needs information with their providers [e.g.. PCPs, Pharmacy Benefit Managers (PBMs). and Third Party Administrators (TPAs)], as applicable. MCPs must submit to ODJFS, upon request, detailed information regarding the MCP's members with special needs, which could include individual member names, their specific special need, and any provision of special services to members (i.e., those special services arranged by the MCP as well as those services reported to the MCP which were arranged by the provider).

Additional requirements specific to providing assistance to hearing-impaired, vision-impaired, limited reading proficient (LRP). and LEP members and eligible individuals are found in OAC rules 5101:3-26-03.1,5101:3-26-05(D), 5101:3-26-05.UA), 5101:3-26-08, and 5101-3-26-08.2.

20. The MCP is responsible for ensuring that all member materials use easily understood language and format.

21. Pursuant to OAC rules 5101:3-26-08 and 5101:3-26-08.2, the MCP is responsible for ensuring that all MCP marketing and member materials are prior approved by ODJFS. Marketing and member materials are defined as follows:

a. Marketing materials are those items produced in any medium, by or on behalf of an MCP, including gifts of nominal value (i.e., items worth no more than $15.00), which can reasonably be interpreted as intended to market to eligible individuals.

Appendix C

b. Member materials are those items developed, by or on behalf of an MCP, to fulfill MCP program requirements or to communicate to all members or a group of members. Member health education materials that are produced by a source other than the MCP and which do not include any reference to the MCP are not considered to be member materials.

c. All MCP marketing and member materials must represent the MCP in an honest and forthright manner and must not make statements which are inaccurate, misleading, confusing, or otherwise misrepresentative, or which defraud eligible individuals or ODJFsT.

d. All MCP marketing cannot contain any assertion or statement (whether written or oral) that the MCP is endorsed by CMS, the Federal or State government or similar entity.

22. Advance Directives - All MCPs must comply with the requirements specified in 42 CFR 422.128. At a minimum, the MCP must:

a. Maintain written policies and procedures that meet the requirements for advance directives, as set forth in 42 CFR Subpart 1 of part 489.

b. Maintain written policies and procedures concerning advance directives with respect to all adult individuals receiving medical care by or through the MCP to ensure that the MCP:

i. Provides written information to all adult members concerning:

a. the member's rights under state law to make decisions concerning their medical care. including the right to accept or refuse medical or surgical treatment and the right to formulate advance directives. (In meeting this requirement, MCPs must utilize form JFS 08095 entitled You Have the Right, or include the text from JFS 08095 in their ODJFS-approved member handbook).

b. the MCP's policies concerning the implementation of those rights including a clear and precise statement of any limitation regarding the implementation of advance directives as a matter of conscience;

Appendix C

c. any changes in state law regarding advance directives as soon as possible but no later than 90 days after the proposed effective date of the change; and

d. the right to file complaints concerning noncompliance with the advance directive requirements with the Ohio Department of Health.

ii. Provides for education of staff concerning the MCP's policies and procedures on advance directives;

iii. Provides for community education regarding advance directives directly or in concert with other providers or entities;

iv. Requires that the member's medical record document whether or not the member has executed an advance directive; and

v. Does not condition the provision of care. or otherwise discriminate against a member, based on whether the member has executed an advance directive.

23. New Member Materials
Pursuant to OAC rule 5101:3-26-08.2 (B)(3), MCPs must provide to each member or assistance group, as applicable, an MCP identification (ID) card, a new member letter, a member handbook, a provider directory, and information on advance directives.

(a) MCPs must use the model language specified by OD.IFS for the new member letter.

(b) The ID card and new member letter must be mailed together to the member via a method that will ensure its receipt prior to the member's effective date of coverage. No other materials may be included with this mailing.

(c) The member handbook, provider directory and advance directives information must be mailed separately from the ID card and new member letter. MCPs will meet the timely receipt requirement for these materials if they are mailed to the member within 24 hours of the MCP receiving the ODJFS-produced monthly membership roster (MMR). This is provided the materials are mailed via a method with an expected delivery date of 5 days.

(d) MCPs must designate two MCP staff to receive a copy of the new member materials on a monthly basis in order to monitor the timely receipt of these materials. At least one of the staff members must receive the materials at their home address.

Appendix C

24. Call Center Standards
The MCP must provide assistance to members through a member services toll-free call-in system pursuant to OAC rule 5101:3-26-08.2(A)(1). MCP member services staff must be available nationwide to provide assistance to members through the toll-free call-in system every Monday through Friday, at all times during the hours of 7:00 a.m to 7:00 p.m Eastern Time, except for the following major holidays:

• New Year's Day

• Martin Luther King's Birthday

• Memorial Day

• Independence Day

• Labor Day

• Thanksgiving Day

• Christmas Day

• 2 optional closure days: These days can be used independently or in combination with any of the major holiday closures but cannot both be used within the same closure period.
Before announcing any optional closure dates to members and/or staff, MCPs must receive ODJFS prior-approval which verifies that the optional closure days meet the specified criteria.

If a major holiday falls on a Saturday, the MCP member services line may be closed on the preceding Friday. If a major holiday falls on a Sunday, the member services line may be closed on the following Monday. MCP member services closure days must be specified in the MCP's member handbook, member newsletter, or other some general issuance to the MCP's members at least 30 days in advance of the closure.

The MCP must also provide access to medical advice and direction through a centralized twenty-four-hour toll-free call-in system pursuant to OAC rule 5101:3-26-03.1(A)(6). The twenty-four hour call-in system must be staffed by appropriately trained medical personnel. For the purposes of meeting this requirement, trained medical professionals are defined as physicians, physician assistants, licensed practical nurses, and registered nurses.

MCPs must meet the current American Accreditation HealthCare Commission/URAC-designed Health Call Center Standards (HCC) for call center abandonment rate, blockage rate and average speed of answer. By the 10th of each month, MCPs must self-report their prior month performance in these three areas for their member services and twenty-four-hour toll-free call-in systems to ODJFS. ODJFS will inform the MCPs of any changes/updates to these URAC call center standards.

MCPs are not permitted to delegate grievance/appeal functions [Ohio Administrative Code (OAC) rule 5101 ;3-26-08.4(A}(9)]. Therefore, the member services call center

Appendix C

requirement may not be met through the execution of a Medicaid Delegation Subcontract Addendum or Medicaid Combined Services Subcontract Addendum.

25. Notification of Optional MCP Membership

In order to comply with the terms of the ODJFS State Plan Amendment for the managed care program (i.e., 42 CFR 438.50), MCPs in mandatory membership counties must notify their new members that MCP membership is optional for certain populations. Specifically. MCPs must include information in their new member letter that the following CFC populations are not required to select an MCP in order to receive their Medicaid healthcare benefit and what steps they need to take if they do not wish to be a member of an MCP:
- Indians who are members of federally-recognized tribes.
- Children under 19 years of age who are:

o Eligible for Supplemental Security Income under title XVI;
o In foster care or other out-of-home placement;
o Receiving foster care of adoption assistance;
o Receiving services through the Ohio Department of Health's Bureau for Children with Medical Handicaps (BCMH) or any other family-centered. community-based, coordinated care system that receives grant funds under section 501(a)(l)(D) of title V. and is defined by the State in terms of either program participation or special health care needs.

26. HIPAA Privacy Compliance Requirements

The Health Insurance Portability and Accountability Act (HIPAA) Privacy Regulations at 45 CFR. § 164.502(e) and § 164.504(e) require ODJFS to have agreements with MCPs as a means of obtaining satisfactory assurance that the MCPs will appropriately safeguard all personal identified health information. Protected Health Information (PHI) is information received from or on behalf of ODJFS that meets the definition of PHI as defined by HIPAA and the regulations promulgated by the United States Department of Health and Human Services, specifically 45 CFR 164.501, and any amendments thereto. MCPs must agree to the following:

a. MCPs shall not use or disclose PHI other than is permitted by this agreement or required by law.

b. MCPs shall use appropriate safeguards to prevent unauthorized use or disclosure ofPHI.

c. MCPs shall report to ODJFS any unauthorized use or disclosure of PHI of which it becomes aware.

Appendix C

d. MCPs shall ensure that all its agents and subcontractors agree to these same PHI conditions and restrictions.

e. MCPs shall make PHI available for access as required by law.

f. MCP shall make PHI available for amendment, and incorporate amendments as appropriate as required by law.

g. MCPs shall make PHI disclosure information available for accounting as required by law.

h. MCPs shall make its internal PHI practices, books and records available to the Secretary of Health and Human Services (HHS) to determine compliance.

i. Upon termination of their agreement with ODJFS, the MCPs, at ODJFS' option, shall return to ODJFS, or destroy, all PHI in its possession, and keep no copies of the information, except as requested by ODJFS or required by law.

j. ODJFS will propose termination of the MCP's provider agreement if ODJFS determines that the MCP has violated a material breach under this section of the agreement, unless inconsistent with statutory obligations of ODJFS or the MCP.

27. Electronic Communications - MCPs are required to purchase/utilize Transport Layer Security (TLS) for all e-mail communication between ODJFS and the MCP. The MCP's e-mail gateway must be able to support the sending and receiving of e-mail using Transport Layer Security (TLS) and the MCP's gateway must be able to enforce the sending and receiving of email via TLS.

28. MCP Membership acceptance, documentation and reconciliation

a. Selection Services Contractor: The MCP shall provide to the selection services contractor (SSC) ODJFS prior-approved MCP materials and directories for distribution to eligible individuals who request additional information about the MCP.

b. Monthly Reconciliation of Membership and Premiums: The MCP shall reconcile member data as reported on the SSC-produced consumer contact record (CCR) with the ODJFS-produced monthly member roster (MMR) and report to the ODJFS any difficulties in interpreting or reconciling information received. Membership reconciliation questions must be identified and reported to the ODJFS prior to the first of the month to assure that no member is left without coverage. The MCP shall reconcile membership with premium payments and delivery payments as reported on the monthly remittance advice (RA).

Appendix C

The MCP shall work directly with the ODJFS, or other ODJFS-identified entity, to resolve any difficulties in interpreting or reconciling premium information. Premium reconciliation questions must be identified within 30 days of receipt of theRA.

c. Monthly Premiums and Delivery Payments: The MCP must be able to receive monthly premiums and delivery payments in a method specified by ODJFS. (ODJFS monthly prospective premium and delivery payment issue dates are provided in advance to the MCPs.) Various retroactive premium payments (e.g., newborns), and recovery of premiums paid (e.g., retroactive terminations of membership for children in custody, deferments, etc..) may occur via any ODJFS weekly remittance.

d. Hospital Deferment Requests: When the MCP learns of a new member's hospitalization that is eligible for deferment prior to that member's discharge, the MCP shall notify the hospital and treating providers of the potential that the MCP may not be the payer. The MCP shall work with hospitals, providers and the ODJFS to assure that discharge planning assures continuity of care and accurate payment. Notwithstanding the MCP's right to request a hospital deferment up to six months following the member's effective date, when the MCP learns of a deferment-eligible hospitalization. the MCP shall make every effort to notify the ODJFS and request the deferment as soon as possible. When the MCP is notified by ODJFS of a potential hospital deferment, the MCP must make every effort to respond to ODJFS within 10 business days of the receipt of the deferment information.

e. Just Cause Requests: The MCP shall follow procedures as specified by ODJFS in assisting the ODJFS in resolving member requests for member-initiated requests affecting membership.

f. Newborn Notifications: The MCP is required to submit newborn notifications to ODJFS in accordance with the ODJFS Newborn Notification File and Submissions Specifications.

g. Eligible Individuals: If an eligible individual contacts the MCP, the MCP must provide any MCP-specific managed care program information requested. The MCP must not attempt to assess the eligible individual's health care needs. However, if the eligible individual inquires about continuing/transition ing health care services, MCPs must provide an assurance that all MCPs must cover all medically necessary Medicaid-covered health care services and assist members with transitioning their health care services.

Appendix C

h. Pending Member

If a pending member (i.e., an eligible individual subsequent to plan selection but prior to their membership effective date) contacts the selected MCP. the MCP must provide any membership information requested, including but not limited to. assistance in determining whether the current medications require prior authorization. The MCP must also ensure that any care coordination (e.g., PCP selection, transition of services) information provided by the pending member is logged in the MCP's system and forwarded to the appropriate MCP staff for processing as required. MCPs may confirm any information provided on the CCR at this time. Such communication does not constitute confirmation of membership. MCPs are prohibited from initiating contact with a pending member.

i. Transition ofFee-For-Service Members

(i) MCPs must allow their new members that are transitioning from medicaid fee-for-service to receive services from out-of-panel providers if the members contact the MCP to discuss the scheduled health services in advance of the service date and the services relate to one of the following:

(a) The member has been approved to receive an organ, bone marrow, or hematapoietic stem cell transplant pursuant to OAC rule 5101:3-2-07.1.

(b) The member is in her third trimester of pregnancy and has an established relationship with an obstetrician and/or delivery hospital;

(c) The member has been scheduled for an inpatient/outpatient surgery and has been prior-approved and/or precertified pursuant to OAC rule 5101:3-2-40 (surgical procedures would also include follow-up care as appropriate);

(d) The member has appointments within the initial month of MCP membership with specialty physicians that were scheduled prior to the effective date of membership; or

(e) The member is receiving ongoing chemotherapy or radiation treatment.

(ii) MCPs must reimburse these out-of-panel providers at 100% of the current Medicaid fee-for-service provider rate for the service(s).

Appendix C

(a) As expeditiously as the situations warrant, MCPs must contact the providers' offices via telephone to confirm that the services meet the above criteria.

(b) For services that meet the above criteria, MCPs must inform the providers that they are sending a form for signature to document that they accept/do not accept the terms for the provision of the services and copy members on the forms.

(c) If the providers agree to the terms, MCPs must notify the members and providers of the authorization and ensure that the claims processing system will not deny the claim payment because the providers are out-of-panel.

(d) If the providers do not agree to the terms. MCPs must notify the members and assist the embers with locating a provider as expeditiously as the members' conditions warrant.

(e) MCPs must use the ODJFS-specified model language for the provider and member notices.

(f) MCPs must maintain documentation of all member and/or provider contacts relating to such out-of-panel services, including but not limited to telephone calls and letters.

29. Health Information System Requirements

The ability to develop and maintain information management systems capacity is crucial to successful plan performance. OD.IFS therefore requires MCPs to demonstrate their ongoing capacity in this area by meeting several related specifications.

a. Health Information System

(i) As required by 42 CFR 438.242(a), each MCP must maintain a health information system that collects, analyzes, integrates, and reports data. The system must provide information on areas including, but not limited to, utilization, grievances and appeals, and MCP membership terminations for other than loss of Medicaid eligibility.
(ii) As required by 42 CFR 438.242(b)(l), each MCP must collect data on member and provider characteristics and on services furnished to its members.

Appendix C

(iii) As required by 42 CFR 438.242(b)(2), each MCP must ensure that data received from providers is accurate and complete by verifying the accuracy and timeliness of reported data: screening the data for completeness, logic, and consistency; and collecting service information in standardized formats to the extent feasible and appropriate.

(iv) As required by 42 CFR 438.242(b)(3), each MCP must make all collected data available upon request by ODJFS or the Center for Medicare and Medicaid Services (CMS).

(v) Acceptance testing of any data that is electronically submitted to ODJFS is required:

(a) Before an MCP may submit production files
(b) Whenever an MCP changes the method or prepare!" of the electronic media; and/or
(c) When the ODJFS determines an MCP's data submissions have an unacceptably high error rate.

MCPs that change or modify information systems that are involved in producing any type of electronically submitted files, either internally or by changing vendors, are required to submit to ODJFS for review and approval a transition plan including the submission of test flies in the ODJFS-specified formats. Once an acceptable test file is submitted to ODJFS. the MCP can return to submitting production files. ODJFS will inform MCPs in writing when a test file is acceptable. Once an MCP's new or modified information system is operational, that MCP w'ill have up to 90 days to submit an acceptable test file and an acceptable production file.

Submission of test files can start before the new or modified information system is in production. ODJFS reserves the right to verify any MCP's capability to report elements in the minimum data set prior to executing the provider agreement for the next contract period. Penalties for noncompliance with this requirement are specified in Appendix "N, Compliance Assessment System of the Provider Agreement.

b. Electronic Data Interchange and Claims Adjudication Requirements

Claims Adjudication

Appendix C

The MCP must have the capacity to electronically accept and adjudicate all claims to final status (payment or denial). Information on claims submission procedures must be provided to non-contracting providers within thirty days of a request. MCPs must inform providers of its ability to electronically process and adjudicate claims and the process for submission. Such information must be initiated by the MCP and not only in response to provider requests.

The MCP must notify providers who have submitted claims of claims status [paid, denied, pended (suspended)] w ithin one month of receipt. Such notification may be in the form of a claim payment/remittance advice produced on a routine monthly, or more frequent, basis.

Electronic Data Interchange
The MCP shall comply with all applicable provisions of HIPAA including electronic data interchange (EDI) standards for code sets and the following electronic transactions:
Health care claims;
Health care claim status request and response:
Health care payment and remittance status; and Standard code sets.

Each EDI transaction processed by the MCP shall be implemented in conformance with the appropriate version of the transaction implementation guide, as specified by federal regulation.

The MCP must have the capacity to accept the following transactions from the Ohio Department of Job and Family services consistent with EDI processing specifications in the transaction implementation guides and in conformance with the 820 and 834 Transaction Companion Guides issued by ODJFS:

ASC XI 2 820 - Payroll Deducted and Other Group Premium Payment for Insurance Products; and

ASC XI 2 834 - Benefit Enrollment and Maintenance.

The MCP shall comply with the HIPAA mandated EDI transaction standards and code sets no later than the required compliance dates as set forth in the federal regulations.

Documentation of Compliance with Mandated EDI Standards
The capacity of the MCP and/or applicable trading partners and business associates to electronically conduct claims processing and related transactions in compliance with standards and effective dates mandated by HIPAA must be demonstrated as outlined below.

Appendix C

Verification of Compliance with HIPAA (Health Insurance Portability and Accountability Act of 1995)
MCPs shall submit written verification for transaction standards and code sets specified in 45 CFR Part 162 - Health Insurance Reform: Standards for Electronic Transactions (HIPAA regulations), that the MCP has established the capability of sending and receiving applicable transactions in compliance with the HIPAA regulations. The written verification shall specify the date that the MCP has: 1) achieved capability for sending and/or receiving the following transactions, 2) entered into the appropriate trading partner agreements, and 3) implemented standard code sets. If the MCP has obtained third-party certification of HIPAA compliance for any of the items listed below, that certification may be submitted in lieu of the MCP's written verification for the applicable item(s).

1. Trading Partner Agreements
2. Code Sets
3. Transactions

a. Health Care Claims or Equivalent Encounter Information (ASCX12N837&NCPDP5.1)
b. Eligibility fora Health Plan (ASC X12N 270/271)
c. Referral Certification and Authorization (ASC X12N 278)
d. Health Care Claim Status (ASC X 12N 276/277)
e. Enrollment and Disenrollment in a Health Plan (ASC X12N 834)
f. Health Care Payment and Remittance Advice (ASC X 12N 835)
g. Health Plan Premium Payments (ASC X12N 820)
h. Coordination of Benefits

Trading Partner Agreement with OD.1FS
MCPs must complete and submit an ED1 trading partner agreement in a format specified by the ODJFS. Submission of the copy of the trading partner agreement prior to entering into the provider agreement may be waived at the discretion of ODJFS; if submission prior to entering into the provider agreement is waived, the trading partner agreement must be submitted at a subsequent date determined by ODJFS.

Noncompliance with the EDI and claims adjudication requirements will result in the imposition of penalties, as outlined in Appendix N. Compliance Assessment System, of the Provider Agreement.

c. Encounter Data Submission Requirements

General Requirements
Each MCP must collect data on services furnished to members through an encounter data system and must report encounter data to the ODJFS. ODJFS is required to collect this data pursuant to federal requirements. MCPs are required to submit this data electronically to ODJFS on a monthly basis in the following standard formats:

Appendix C

• Institutional Claims - UB92 flat file

• Noninstitutional Claims - National standard format

• Prescription Drug Claims - NCPDP

ODJFS relies heavily on encounter data for monitoring MCP performance. The ODJFS uses encounter data to measure clinical performance, conduct access and utilization reviews, reimburse MCPs for newborn deliveries and aid in setting MCP capitation rates. For these reasons, it is important that encounter data is timely, accurate, and complete. Data quality and performance measures and standards are described in the MCP Provider Agreement.

An encounter represents all of the services, including medical supplies and medications, provided to a member of the MCP by a particular provider, regardless of the payment arrangement betw een the MCP and the provider. For example, if a member had an emergency department visit and was examined by a physician, this would constitute two encounters, one related to the hospital provider and one related to the physician provider. How'ever, for the purposes of calculating a utilization measure, this would be counted as a single emergency department visit. If a member visits their PCP and the POP examines the member and has laboratory procedures done within the office, then this is one encounter between the member and their PCP.

If the PCP sends the member to a lab to have procedures performed, then this is two encounters; one with the PCP and another with the lab. For pharmacy encounters, each prescription filled is a separate encounter.

Encounters include services paid for retrospectively through fee-for-service payment arrangements, and prospectively through capitated arrangements. Only encounters with services (line items) that are paid by the MCP, fully or in part, and for which no further payment is anticipated, are acceptable encounter data submissions, except for immunization services. Immunization services submitted to the MCP must be submitted to ODJFS if these services were paid for by another entity (e.g., free vaccine program).

All other services that are unpaid or paid in part and for which the MCP anticipates further payment (e.g.. unpaid services rendered during a delivery of a newborn) may not be submitted to ODJFS until they are paid. Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment Svstem of the Provider Agreement.

Appendix C

Acceptance Testing
The MCP must have the capability to report all elements in the Minimum Data Set as set forth in the ODJFS Encounter Data Specifications and must submit a test file in the ODJFS-specified medium in the required formats prior to contracting or prior to an information systems replacement or update.

Acceptance testing of encounter data is required as specified in Section 29(a)(v) of this Appendix.

Encounter Data File Submission Procedures
A certification letter must accompany the submission of an encounter data file in the ODJFS-specified medium. The certification letter must be signed by the MCP's Chief Executive Officer (CEO), Chief Financial Officer (CFO). or an individual who has delegated authority to sign for. and who reports directly to, the MCP's CEO or CFO.

No more than two production files in the ODJFS-specified medium per format (e.g., NSF) should be submitted each month. If it is necessary for an MCP to submit more than two production files in the ODJFS-specified medium for a particular format in a month, they must request permission to do so through their Contract Administrator.

Timing of Encounter Data Submissions
ODJFS recommends that MCPs submit encounters no more than thirty-five days after the end of the month in which they were paid. For example, claims paid in January are due March 5. ODJFS recommends that MCPs submit files in the ODJFS-specified medium by the 5th of each month. This will help to ensure that the encounters are included in the ODJFS master file in the same month in which they were submitted.

d. Information Systems Review

Every two years, and before ODJFS enters into a provider agreement with a new MCP, ODJFS or designee may review the information system capabilities of each MCP. Each MCP must participate in the review, except as specified below. The review will assess the extent to which MCPs are capable of maintaining a health information system including producing valid encounter data, performance measures, and other data necessary to support quality assessment and improvement, as well as managing the care delivered to its members. The following activities will be carried out during the review. ODJFS or its desianee will:

Appendix C

(i) Review the Information Systems Capabilities Assessment (ISCA) forms, as developed by CMS; which the MCP will be required to complete.

(ii) Review the completed ISCA and accompanying documents;

(iii) Conduct interviews with MCP staff responsible for completing the ISCA, as well as staff responsible for aspects of the MCP's information systems function;

(iv) Analyze the information obtained through the ISCA, conduct follow-up interviews with MCP staff, and write a statement of findings about the MCP's information system.

(v) Assess the ability of the MCP to link data from multiple sources;

(vi) Examine MCP processes for data transfers:

(vii) If an MCP has a data warehouse, evaluate its structure and reporting capabilities;

(viii) Review MCP processes, documentation, and data files to ensure that they comply with state specifications for encounter data submissions; and

(ix) Assess the claims adjudication process and capabilities of the MCP.

As noted above, the information system review may be performed every two years. However, if ODJFS or its designee identifies significant information system problems. then ODJFS or its designee may conduct, and the MCP must participate in, a review the following year.

If an MCP had an assessment performed of its information system through a private sector accreditation body or other independent entity within the two years preceding when the ODJFS or its designee will be conducting its review, and has not made significant changes to its information system since that time, and the information gathered is the same as or consistent w ith the ODJFS or its designee's proposed review, as determined by the ODJFS. then the MCP will not required to undergo the IS review. The MCP must provide ODJFS or its designee with a copy of the review that was performed so that ODJFS can determine whether or not the MCP will be required to participate in the IS review. MCPs w'ho are determined to be exempt from the IS review must participate in subsequent information system reviews.

Appendix C

30. Delivery Payments

MCPs will be reimbursed for paid deliveries that are identified in the submitted encounters using the methodology outlined in the ODJFS Methods for Reimbursing for Deliveries (as specified in Appendix L). The delivery payment represents the facility and professional service costs associated with the delivery event and postpartum care that is rendered in the hospital immediately following the delivery event; no prenatal or neonatal experience is included in the delivery payment.

If a delivery occurred, but the MCP did not reimburse providers for any costs associated with the delivery, then the MCP shall not submit the delivery encounter to ODJFS and is not entitled to receive payment for the delivery. MCPs are required to submit all delivery encounters to ODJFS no later than one year after the date of the delivery. Delivery encounters which are submitted after this time will be denied payment. MCPs will receive notice of the payment denial on the remittance advice.

If an MCP is denied payment through ODJFS' automated payment system because the delivery encounter was not submitted within a year of the delivery date, then it will be necessary for the MCP to contact BMHC staff to receive payment. Payment will be made for the delivery, at the discretion of ODJFS if a payment had not been made previously for the same delivery.

To capture deliveries outside of institutions (e.g., hospitals) and deliveries in hospitals without an accompanying physician encounter, both the institutional encounters (UB-92) and the noninstitutional encounters (NSF) are searched for deliveries.

If a physician and a hospital encounter is found for the same delivery, only one payment will be made. The same is true for multiple births: if multiple delivery encounters are submitted, only one payment will be made. The method for reimbursing for deliveries includes the delivery ofstillboms where the MCP incurred costs related to the delivery.

Rejections
If a delivery encounter is not submitted according to ODJFS specifications, it will be rejected and MCPs will receive this information on the exception report (or error report)
that accompanies every file in the ODJFS-specified format. Tracking, correcting and resubmitting all rejected encounters is the responsibility of the MCP and is required by
ODJFS.

Timing of Delivery Payments
MCPs will be paid monthly for deliveries. For example, payment for a delivery encounter submitted with the required encounter data submission in March, will be reimbursed in March. The delivery payment w'ill cover any encounters submitted with the monthly encounter data submission regardless of the date of the encounter, but will not cover encounters that occurred over one year ago.

Appendix C

This payment will be a part of the weekly update (adjustment payment) that is in place currently. The third weekly update of the month will include the delivery payment. The remittance advice is in the same format as the capitation remittance advice.

Updating and Deleting Delivery Encounters
The process for updating and deleting delivery encounters is handled differently from all other encounters. See the ODJFS Encounter Data Specifications for detailed instructions on updating and deleting delivery encounters.

The process for deleting delivery encounters can be found on page 35 of the LJB-92 technical specifications (record/field 20-7) and page 111-47 of the NSF technical specifications (record/field CAO-31.0a).

Auditing of Delivery Payments
A delivery payment audit will be conducted periodically. If medical records do not substantiate that a delivery occurred related to the payment that was made, then ODJFS will recoup the delivery payment from the MCP. Also, if it is determined that the encounter which triggered the delivery payment was not a paid encounter, then ODJFS will recoup the delivery payment.

31. If the MCP will be using the Internet functions that will allow approved users to access member information (e.g.. eligibility verification), the MCP must receive prior approval from ODJFS that verifies that the proper safeguards, firewalls, etc.. are in place to protect member data.

32. MCPs must receive prior approval from ODJFS before adding any information to their website that would require ODJFS prior approval in hard copy form (e.g., provider listings, member handbook information).

33. Pursuant to 42 CFR 438.106(b). the MCP is prohibited from holding a member liable for services provided to the member in the event that the ODJFS fails to make payment to the MCP.

34. In the event of an insolvency of an MCP, the MCP. as directed by ODJFS, must cover the continued provision of services to members until the end of the month in which insolvency has occurred, as well as the continued provision ofinpatient services until the date of discharge for a member who is institutionalized when insolvency occurs.

Appendix C

35. Franchise Fee Assessment Requirements

a. Each MCP is required to pay a franchise permit fee to ODJFS for each calendar quarter in compliance with ORC Section 5111.176. The fee to be paid is an amount equal to 4!/z percent of the managed care premiums, minus Medicare premiums that the MCP received from any payer in the quarter to \\hich the fee applies. Any premiums the MCP returned or refunded to members or premium payers during that quarter are excluded from the fee.

b. The fee is due to ODJFS in the ODJFS-specified format on or before the 30th day following the end of the calendar quarter to which the fee applies.

c. At the time the fee is submitted, the MCP must also submit to ODJFS a completed form and any supporting documentation pursuant to ODJFS specifications.

d. Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment System of the Provider Agreement and in ORC Section 5111.176.

36. Information Required for MCP Websites

a. Provider Directory - MCPs must have an internet-based provider directory available in the same format as their ODJFS-approved provider directory, that allow's members to electronically search for the MCP panel providers based on name. provider type, and geographic proximity (as specified in Appendix H). MCP provider directories must include all MCP-contracted providers [except as specified by ODJFS] as well as certain ODJFS non-contracted providers.

b. Member Websitc - MCPs must have a secure internet-based website which is updated to include the most current ODJFS approved materials. The website at a minimum must include: (1) a list of the counties that are covered in their service area; (2) the ODJFS-approved MCP member handbook, recent newsletters/announcements, MCP contact information including member services hours and closures: (3) the MCP provider directory as referenced in section 36(a) of this appendix; (4) the MCP's current preferred drug list (PDL), including an explanation of the list, which drugs require prior authorization (PA), and the PA process; (5) the MCP's current list of drugs covered only with PA, the PA process, and the MCP's policy for covering generic for brand-name drugs; and (6) the ability for members to submit questions/comments/grievances/appeals/etc, and receive a response (members must be given the option of a return e-mail or phone call) within one working day of receipt.

Appendix C

c. Provider Website - MCPs must have a secure internet-based website for providers where they will be able to confirm a consumer's MCP enrollment and through this website (or through e-mail process) allow providers to electronically submit and receive responses to prior authorization requests. This website must also include: (1) a list of the counties that are covered in their service area: (2) the MCP's provider manual;(3) MCP contact information; (4) a link to the MCP's on-line provider directory as referenced in section 36(a) of this appendix; (5) the MCP's current PDL list, including an explanation of the list. which drugs require PA. and the PA process; and (6) the MCP's current list of drugs covered only with PA, the PA process, and the MCP's policy for covering generic for brand-name drugs.

37. MCPs must provide members w'ith a printed version of their PDL and PA lists, upon request.

38. MCPs must not use, or propose to use , any offshore programming or call center services in fulfilling the program requirements.

APPENDIX D
ODJFS RESPONSIBILITIES

The following are ODJFS responsibilities or clarifications that are not otherwise specifically stated in OAC Chapter 5101: 3-26 or elsewhere in the ODJFS-MCP provider agreement.

General Provisions

1. ODJFS will provide MCPs with an opportunity to review and comment on the rate-setting time line and proposed rates, and proposed changes to the OAC program rules or the provider agreement.

2. ODJFS will notify MCPs of managed care program policy and procedural changes and, whenever possible, offer sufficient time for comment and implementation.

3. ODJFS will provide regular opportunities for MCPs to receive program updates and discuss program issues with ODJFS staff.

4. ODJFS will provide technical assistance sessions where MCP attendance and participation is required. ODJFS will also provide optional technical assistance sessions to MCPs, individually or as a group.

5. ODJFS will provide MCPs with an annual MCP Calendar of Submissions outlining major submissions and due dates.

6. ODJFS will identify contact staff, including the Contract Administrator, selected for each MCP.

7. ODJFS will recalculate the minimum provider panel specifications if ODJFS determines that significant changes have occurred in the availability of specific provider types and the number and composition of the eligible population.

8. ODJFS will recalculate the geographic accessibility standards, using the geographic information systems (G1S) software, if ODJFS determines that significant changes have occurred in the availability of specific provider!} pes and the number and composition ofthe eligible population and/or the ODJFS provider panel specifications.

9. On a monthly basis, ODJFS will provide MCPs with an electronic file containing their MCP's provider panel as reflected in the ODJFS Provider Verification System (PVS) database.

Appendix D

10. On a monthly basis. ODJFS will provide MCPs with an electronic Master Provider File containing all the Ohio Medicaid fee-for-service providers, w'tiich includes their Medicaid Provider Number, as well as all providers who have been assigned a provider reporting number for encounter data purposes.

11. It is the intent of ODJFS to utilize electronic commerce for many processes and procedures that are now limited by HIPAA privacy concerns to FAX, telephone, or hard copy. The use ofTLS will mean that private health information (PHI) and the identification of consumers as Medicaid recipients can be shared between ODJFS and the contracting MCPs via e-mail such as reports, copies of letters, forms, hospital claims, discharge records, general discussions of member-specific information, etc. ODJFS will revise data/information exchange policies and procedures for many functions that are now restricted to FAX, telephone- and hard copy, including, but not limited to, monthly membership and premium payment reconciliation requests, newborn reporting, Just Cause disenrollment requests, information requests etc. (as specified in Appendix C).

12. Service Area Designation
Membership in a service area is mandatory unless ODJFS approves membership in the service area for consumer initiated selections only. It is ODJFS' intention to implement a mandatory managed care program in service areas wherever choice and capacity allow and the criteria in 42 CFR 438.50(a) are met.

13. Consumer information

a. ODJFS or its delegated entity will provide membership notices, informational materials, and instructional materials relating to members and eligible individuals in a manner and format that may be easily understood. At least annually. ODJFS will provide MCP eligible individuals, including current MCP members, with a Consumer Guide. The Consumer Guide will describe the managed care program and include information on the MCP options in the service area and other information regarding the managed care program as specified in 42 CFR 438.10.

b. ODJFS will notify members or ask MCPs to notify members about significant changes affecting contractual requirements, member services or access to providers.

c. If an MCP elects not to provide, reimburse, or cover a counseling service or referral service due to an objection to the service on moral or religious grounds, ODJFS will provide coverage and reimbursement for these services for the MCP's members. ODJFS will provide information on what services the MCP will not cover and how and where the MCP's members may obtain these services in the applicable Consumer Guides.

Appendix D

14. Membership Selection and Premium Payment

a. The Selection Services Entity (SSE) also known as Selection Services Contractor (SSC): The ODJFS-contracted SSC will provide unbiased education, selection services, and community outreach for the Medicaid managed care program. The SSC shall operate a statewide toll-free telephone center to assist eligible individuals in selecting an MCP or choosing a health care delivery option.

The SSC shall distribute the most current Consumer Guide that includes the managed care program information as specified in 42 CFR 438.10, as well as ODJFS prior-approved MCP materials, such as solicitation brochures and provider directories, to consumers who request additional materials.

b. Auto-Assigment Limitations - In order to ensure market and program stability, ODJFS will limit an MCP's auto-assignments if they meet any of the following enrollment thresholds;

• 40% of statewide Covered Families and Children (CFC) eligible population; and/or

• 60% of the CFC eligibles in any region with two MCPs; and/or

• 40% of the CFC eligibles in any region with three MCPs.

Once an MCP meets one of these enrollment thresholds, the MCP will only be permitted to receive the additional new membership (in the region or statewide, as applicable) through: (1) consumer-initiated enrollment; and (2) auto-assignments which are based on previous enrollment in that MCP or an historical provider relationship w ith a provider w ho is not on the panel of any other MCP in that region. In the event that all MCPs in a region meet one or more of these enrollment thresholds, ODJFS reserves the right to not impose the auto-assignment limitation and to auto-assign members to the MCPs in that region as ODJFS deems appropriate.

c. Consumer Contact Record (CCR): ODJFS or their designated entity shall forward ccr.s to MCPs on no less than a weekly basis. The CCRs are a record of each consumer-initiated MCP enrollment, change, or termination, and each SSC-initiated MCP assignment processed through the SSC. The CCR contains information that is not included on the monthly member roster.

d. Monthly member roster (MR): ODJFS verifies managed care plan enrollment on a monthly basis via the monthly membership roster. ODJFS or its designated entity provides a full member roster (F) and a change roster (C) via HIPAA 834 compliant transactions.

e. Monthly Premiums and Delivery Payments: ODJFS will remit payment to the MCPs via an electronic funds transfer (EFT), or at the discretion of ODJFS, by paper warrant.

Appendix D

f. Remittance Advice: ODJFS will confirm all premium payments and delivery payments paid to the MCP during the month via a monthly remittance advice (RA), which is sent to the MCP the week following state cut-off. ODJFS or its designated entity provides a record of each payment via HIPAA 820 compliant transactions.

g. MCP Reconciliation Assistance: ODJFS will work with an MCP-designated contact(s) to resolve the MCP's member and newborn eligibility inquiries, premium and delivery payment inquiries/discrepancies and to review/approve hospital deferment requests.

15. ODJFS will make available a website which includes current program information.

16. ODJFS will regularly provide information to MCPs regarding different aspects of MCP performance including, but not limited to, information on MCP-specific and statewide external quality review organization surveys, focused clinical quality of care studies, consumer satisfaction surveys and provider profiles.

17. ODJFS will periodically review a random sample of online and printed directories to ensure that MCP information is both accessible and updated.

18. Communications

a. ODJFS/BMHC: The Bureau of Managed Health Care (BMHC) is responsible for the oversight of the MCPs' provider agreements with ODJFS. Within the BMHC. a Contract Administrator (CA) has been assigned to each MCP. Unless specifically directed otherwise. MCPs are to first contact their designated CA for questions/assistance related to Medicaid and/or the MCP's program requirements /responsibilities. If their CA is not available and the MCP needs immediate assistance. MCP staff should request to speak to a supervisor w ithin the Contract Administration Section.

b. ODJFS contracting-entities: ODJFS-contracting entities should never be contacted by the MCPs unless the MCPs have been specifically informed to contact the ODJFS contracting entity directly. Ensuring that MCP staff know to contact their CA will help ensure that the MCP does not receive conflicting, inaccurate, or incomplete information as a result of conversing with ODJFS staff (and ODJFS-contracting entities) w'ho do not have the full context and/or understanding of the managed care program. Because MCPs are ultimately responsible for meeting program requirements, the BMHC will not discuss MCP issues with the

Appendix D

MCPs' delegated entities unless the applicable MCP is also participating in the discussion.

MERCER
Government Human Services Consulting	333 South 7th Street, Suite 1600 Minneapolis. MN 55402 www.mercerHR.com

October 12, 2006

Mr. Jon Barley

Bureau of Managed Health Care
Ohio Department of Job and Family Services
255 East Main Street. 2nd Floor

Columbus, OH 43215-5222

Subject:
Supplemental Certification for Contract Period 2006 Regional Rates - Final & Confidential

Dear Jon:

Mercer Government Human Services Consulting (Mercer) provided the Ohio Department of Job and Family Services (ODJFS) with a rate certification letter dated June 14. 2006. The letter described the analysis and methodology used by Mercer in developing regional capitation rates for the Healthy Families and Healthy Start managed care populations.

At that time, the contract period and effective date were known for only one of the eight regions, East-Central. The contract period for the East-Central region w 'as July 1, 2006 - December 31, 2006. Effective August 1, 2006, ODJFS expanded managed care for these populations into two more regions, Southwest and West-Central. Mercer provided ODJFS with a supplemental certification for these regions dated July 12, 2006. Mercer also provided ODJFS with supplemental certifications dated August 11, 2006 and September 12, 2006 for rates developed for the Southeast and Northwest regions, respectively, with an effective period of October 1. 2006 - December 31, 2006.

ODJFS is now set to expand managed care for the Healthy Families and Health Start populations into the sixth region (Northeast) starting November 1. 2006. This supplemental certification presents the rates developed for the Northeast region with an effective period of November 1, 2006 - December 31, 2006.

The June 14, 2006 certification is still applicable and valid, as the overall rating methodology has not changed. Mercer made two modifications to the rating methodology due to the change in the effective date and ramp-up schedule. The first change was the inclusion of two additional months of trend to reflect the November 1, 2006 start date. instead of July 1, 2006. The second and only other change made was an update to the voluntary selection factors based on the new effective date and the current

MERCER
Government Human Services Consulting

October 12,2006
Mr. Jon Barley
Bureau of Managed Health Care

penetration level within the Northeast region. The voluntary selection factors for this region are displayed in the following table.

Region	Projected Penetration	Voluntary Selection Adjustment
		FFS	Encounter	Cost Report
Northeast	76%	-9.2%	0.9%	0.9%

All other steps in the rate development process are consistent with the methodology presented in the June 14 letter. A summary of the Northeast rates for November 1, 2006 - December 31, 2006 is presented in Appendix A.

Mercer certifies the attached rates were developed in accordance with generally accepted actuarial practices and principles by actuaries meeting the qualification standards of the American Academy of Actuaries for the populations and services covered under the managed care contract. Mercer has developed these rates on behalf of ODJFS to demonstrate compliance with the Centers for Medicare and Medicaid Services (CMS) requirements under 42 CFR 438.6(c) and to demonstrate that the rates are in accordance with applicable law and regulations.

MCPs are advised that the use of these rates may not be appropriate for their particular circumstance and Mercer disclaims any responsibility for the use of these rates by MCPs for any purpose. Mercer recommends any MCP considering contracting with ODJFS should analyze its own projected medical expense, administrative expense, and any other premium needs for comparison to these rates before deciding whether to contract with ODJFS. Use of these rates for purposes beyond that stated may not be appropriate.

If you have any questions, please contact Angie WasDyke at 612 642 8892 or Wendy Radunz at 612 6428868.

Sincerely,

/s/ Angela WasDyke	/s/ Wendy Radunz
Angela WasDyke, ASA, MAAA	Wendy Radunz, FSA, MAAA

Copy:
Mitali Ghatak, Chuck Betley - ODJFS Katie Olecik, Jon Rasmussen - Mercer

State of Ohio
Final & Confidential

Appendix A
November 1, 2006 - December 31, 2006 Regional Rates

Region	Rate Cohort	Annualized April 2006 Managed Care MM/Delv	% of Member Months	November 1, 2006 - December 31, 2006 Guaranteed Rate	November 1, 2006 December 31, 2006 Rate At Risk	November 1, 2006 - December 31, 2006 Rate w/ Admin and 2006 Franchise Fee
Northeast	HF/HST, Age 0, M & F	123,246	5.2%	$ 577.16	$ 5.57	$ 582.73
Northeast	HF/HST, Age 1, M &F	107,766	4.5%	$ 147.25	$ 1.42	$ 148.67
Northeast	HF/HST, Age 2-13, M &F	1,112,861	46.7%	$ 92.71	$ 0.89	$ 93.60
Northeast	HF/HST, Age 14-18, M	179,728	7.5%	$ 99.79	$ 0.96	$ 100.75
Northeast	HF/HST, Age 14-18, F	190,200	8.0%	$ 158.21	$ 1.53	$ 159.73
Northeast	HF,Age 19-44, M	110,384	4.6%	$ 175.50	$ 1.69	$ 177.19
Northeast	HF,Age 19-44, F	463,912	19.5%	$ 265.95	$ 2.56	$ 268.51
Northeast	HF,Age45+, M&F	60,998	2.6%	$ 401.44	$ 3.87	$ 405.31
Northeast	HST.Age 19-64, F	33,295	1.4%	$ 351.88	$ 3.39	$ 355.27
Northeast	Subtotal	2,382,389	100.0%	$ 175.10	$ 1.69	$ 176.78
Northeast	Delivery Payment	7,377	0.3%	$ 5,168.45	$ 49.83	$ 5,218.29
Northeast	Total	2,382,389	100.0%	$ 191.10	$ 1.84	$192.94

Mercer Government Human Services Consulting
A-1

APPENDIX F
REGIONAL RATES

1. PREMIUM RATES WITHOUT THE AT-RISK PAYMENT AMOUNTS FOR 11/01/06, THROUGH 12/31/06, SHALL BE AS FOLLOWS;
An at-risk amount of 1% is applied to the MCP rates. The status of the at-risk amount is determined in accordance with Appendix 0, performance incentives.

MCP: WellCare of Ohio, lnc.

SERVICE ENROLLMENT AREA	VOLUNTARY/ MANDATORY**	HF/HST Age < 1	HF/HST Age 1	HF/HST Age 2-13	HF/HST Age 14-18 Male	HF/HST Age 14-18 Female	HF Age 19-44 Male	HF Age 19-44 Female	HF Age 45 and over	HST Age 19-64 Female	Delivery Payment
Northeast	Mandatory	S589.42	$150.38	$94.68	$101.91	$161.57	$179.22	$271.60	$409.97	$359.36	$5,278.27

List of Eligible Assistance Groups (AGs)

Healthy Families:	- MA-C Categorically eligible due to ADC cash - MA-T Children under 21 - MA-Y Transitional Medicaid
Healthy Start:	- MA-P Pregnant Women and Children

Note: An MCP's county membership for this program must not exceed their Primary Care Physician (PCP) capacity for that county as verified by the ODJFS provider database.
For the SPY 2007 contract period. MCPs will be put al-risk for a portion of the premiums received for members in counties they served as of January 1, 2006, provided the MCP has participated in the program for more than twenty-four months.
MCPs will be put at-risk for a portion of the premiums received for members in counties they began serving after January 1, 2006, beginning with the MCP's twenty-fifth month of membership in each county's region.

APPENDIX F
REGIONAL RATES

2. AT-R1SK AMOUNTS FOR 11/01/06, THROUGH 12/31/06, SHALL BE AS FOLLOWS:
An at-risk amount of 1% is applied to the MCP rates. The status of the at-risk amount is determined in accordance with Appendix 0, performance incentives.

MCP: WellCare of Ohio, Inc.
AT-RISK AMOUNTS*
SERVICE ENROLLMENT AREA	VOLUNTARY/ MANDATORY**	HF/HST Age< 1	HF/HST Age 1	HF/HST Age 2-13	HF/HST Age 14-18 Male	HF/HST Age 14-18 Female	HF Age 19-44 Male	HF Age 19-44 Female	HF Age 45 and over	HST Age 19-64 Female	Delivery Payment
Northeast	Mandatory	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

List of Eligible Assistance Groups (AGs)
Healthy Families:	- MA-C Categorically eligible due to ADC cash - MA-T Children under 21 - MA-Y Transitional Medicaid
Healthy Start:	- MA-P Pregnant Women and Children

Note: An MCP's county membership for this program must not exceed their Primary Care Physician (PCP) capacity for that county as verified by the ODJFS provider database.

For the SFY 2007 contract period, MCPs will be put at-risk for a portion of the premiums received for members in counties they served as of January 1, 2006, provided the MCP has participated in the program for more than twenty-four months.
MCPs will be put at-risk for a portion of the premiums received for members in counties they began serving after January 1, 2006, beginning with the MCP's twenty-fifth month of membership in each county's region.

APPENDIX F
REGIONAL RATES

3. PREMIUM RATES* FOR 11/01/06, THROUGH 12/31/06, SHALL BE AS FOLLOWS:
An at-risk amount of 1% is applied to the MCP rates. The status of the at-risk amount is determined in accordance with Appendix 0, performance incentives.

MCP: WellCareofOhio.lnc.

SERVICE ENROLLMENT AREA	VOLUNTARY/ MANDATORY**	HF/HST Age< 1	HF/HST Age 1	HF/HST Age 2-13	HF/HST Age 14-18 Male	HF/HST Age 14-18 Female	HF Age 19-44 Male	HF Age 19-44 Female	HF Age 45 and over	HST Age 19-64 Female	Delivery Payment
Northeast	Mandatory	$589.42	$150.38	$94.68	$101.91	$161.57	$179.22	$271.60	$409.97	$359.36	$5,278.27

List of Eligible Assistance Groups (AGs)

Healthy Families:	- MA-C Categorically eligible due to ADC cash - MA-T Children under 21 - MA-Y Transitional Medicaid
Healthy Start:	- MA-P Pregnant Women and Children

Note: An MCP's county membership for this program must not exceed their Primary Care Physician (PCP) capacity for that county as verified by the ODJFS provider database.
For the SFY 2007 contract period, MCPs will be put at-risk for a portion of the premiums received for members in counties they served as of January 1, 2006, provided the MCP has participated in the program for more than twenty-four months.
MCPs will be put at-risk for a portion of the premiums received for members in counties they began serving after January 1. 2006, beginning with the MCP's twenty-fifth month of membership in each county's region.

APPENDIX G

COVERAGE AND SERVICES

1. Basic Benefit Package

Pursuant to OAC rule 5101:3-26-03(A). with limited exclusions (see section G.2 of this appendix). MCPs must ensure that members have access to medically-necessary services covered by the Ohio Medicaid fee-for-service (FFS) program. For information on Medicaid-covered services. MCPs must refer to the BMHC page of the ODJFS website. The following is a general list of the benefits covered by the Ohio Medicaid fee-for-service program:

• Inpatient hospital services

• Outpatient hospital services

• Rural health clinics (RHCs) and Federally qualified health centers (FQHCs)

• Physician services whether furnished in the physician's office, the covered person's home, a hospital, or elsewhere

• Laboratory and x-ray services

• Screening, diagnosis, and treatment services to children under the age of twenty-one (21) under the HealthChek (EPSDT) program

• Family planning services and supplies

• Home health services

• Podiatry

• Chiropractic services [not covered for adults age twenty-one (21) and older]

• Physical therapy, occupational therapy, and speech therapy

• Nurse-midwife, certified family nurse practitioner, and certified pediatric nurse practitioner services

• Prescription drugs

• Ambulance and ambulette services

• Dental services

• Durable medical equipment and medical supplies

• Vision care services, including eyeglasses

Appendix G

• Short-term rehabilitative stays in a nursing facility

• Hospice care

• Behavioral health services (see section G.2.b.iii of this appendix). Note: Independent psychologist services not covered for adults age twenty-one (21) and older.

2. Exclusions. Limitations and Clarifications

a. Exclusions
MCPs are not required to pay for Ohio Medicaid FFS program (Medicaid) non-covered services. For information regarding Medicaid noncovered services. MCPs must refer to the BMHC page of the ODJFS website. The following is a general list of the services not covered by the Ohio Medicaid fee-for-service program:

• Services or supplies that are not medically necessary

• Experimental services and procedures, including drugs and equipment, not covered by Medicaid

• Organ transplants that are not covered by Medicaid

• Abortions, except in the case of a reported rape. incest, or when medically necessary to save the life of the mother

• Infertility services for males or females

• Voluntary sterilization if under 21 years of age or legally incapable of consenting to the procedure

• Reversal of voluntary sterilization procedures

• Plastic or cosmetic surgery that is not medically necessary*

• Immunizations for travel outside of the United States

• Services for the treatment of obesity unless medically necessary*

• Custodial or supportive care

• Sex change surgery and related services

• Sexual or marriage counseling

Appendix G

• Court ordered testing

• Acupuncture and biofeedback services

• Services to find cause of death (autopsy)

• Comfort items in the hospital (e.g., TV or phone)

• Paternity testing

MCPs are also not required to pay for non-emergency services or supplies received without members following the directions in their MCP member handbook, unless otherwise directed by ODJFS.

*These services could be deemed medically necessary if medical complications/conditions in addition to the obesity or physical imperfection are present.

b. Limitations & Clarifications

i. Member Cost-Sharing

As specified in OAC rules 5101:3-26-05(0) and 5101:3-26-12. MCPs are permitted to impose the applicable member co-payment amount(s) for dental services, vision services, non-emergency emergency department services, or prescription drugs, other than generic drugs. MCPs must notify ODJFS if they intend to impose a co-payment. ODJFS must approve the notice to be sent to the MCP's members and the timing ofw'hen the co-payments will begin to be imposed. If ODJFS determines that an MCP's decision to impose a particular co-payment on their members would constitute a significant change for those members, ODJFS may require the effective date of the co-payment to coincide with the "Annual Opportunity" month.

Notwithstanding the preceding paragraph, MCPs must provide an ODJFS-approved notice to all their members 90 days in advance of the date that the MCP will impose the co-payment. With the exception of member co-payments the MCP has elected to implement in accordance with OAC rules 5101:3-26-05(D) and 5101:3-26-12, the MCP's payment constitutes payment in full for any covered services and their subcontractors must not charge members or ODJFS any additional co-payment, cost sharing. down-payment, or similar charge, refundable or otherwise.

Appendix G

ii. Abortion and Sterilization

The use of federal funds to pay for abortion and sterilization services is prohibited unless the specific criteria found in 42 CFR 441 and OAC rules 5101:3-17-01 and 5101:3-21-01 are met. MCPs must verify that all of the information on the required forms (JFS 03197, 03198. and 03199) is provided and that the service meets the required criteria before any such claim is paid.

Additionally, payment must not be made for associated services such as anesthesia, laboratory tests, or hospital services if the abortion or sterilization itself does not qualify for payment. MCPs are responsible for educating their providers on the requirements;
implementing internal procedures including systems edits to ensure that claims are only paid once the MCP has determined if the applicable forms are completed and the required criteria are met, as confirmed by the appropriate certification/consent forms: and for maintaining documentation to justify any such claim payments.

iii. Behavioral Health Services

Coordination of Services: MCPs must ensure that members have access to all medically-necessary behavioral health services covered by the Ohio Medicaid FFS program and are responsible for coordinating those services with other medical and support services. MCPs must notify members via the member handbook and provider directory of where and how to access behavioral health services, including the ability to self-refer to mental health services offered through community mental health centers (CMHCs) as well as substance abuse services offered through Ohio Department of Alcohol and Drug Addiction Services (ODADAS)-certified Medicaid providers. Pursuant to ORC Section 5111.16. alcohol, drug addiction and mental health services covered by Medicaid are not to be paid by the managed care program when the nonfederal share of the cost of those services is provided by a board of alcohol, drug addiction, and mental health services or a state agency other than ODJFS.

MCPs must provide behavioral health services for members who are unable to timely access services or unwilling to access services through community providers.

Mental Health Services: There are a number of various Medicaid-covered mental health (MH) services available through the CMHCs.

Appendix G

Where an MCP is responsible for providing MH services for their members, the MCP is responsible for ensuring access to counseling and psychotherapy, physician/psychologist/psychiatrist services, outpatient clinic services, general hospital outpatient psychiatric services, pre-hospitalization screening, diagnostic assessment (clinical evaluation), crisis intervention, psychiatric hospital ization in general hospitals (for all ages), and Medicaid-covered prescription drugs and laboratory services. MCPs are not required to cover partial hospitalization, or inpatient psychiatric care in a free-standing psychiatric hospital.

Substance Abuse Services: There are a number of various Medicaid-covered substance abuse services available through ODADAS-certified Medicaid providers.

Where an MCP is responsible for providing substance abuse services for their members, the MCP is responsible for ensuring access to alcohol and other drug (AOD) urinalysis screening, assessment, counseling, physician/psychologist/psychiatrist AOD treatment services, outpatient clinic AOD treatment services, general hospital outpatient AOD treatment services, crisis intervention, inpatient detoxification services in a general hospital, and Medicaid-covered prescription drugs and laboratory services. MCPs are not required to cover outpatient detoxification and methadone maintenance.

Financial Responsibility: MCPs are responsible for the payment .of Medicaid-covered prescription drugs prescribed by a CMHC or ODADAS-certified provider when obtained through an MCP's panel pharmacy. MCPs are also responsible for the payment of Medicaid-covered services provided by an MCP's panel laboratory when referred by a CMHC or ODADAS-certified provider. Additionally, MCPs are responsible for the payment of all other behavioral health services obtained through providers other than those who are CMHC or ODADAS-certified providers when arranged/authorized by the MCP. MCPs are not responsible for paying for behavioral health services provided through CMHCs and ODADAS-certified Medicaid providers. MCPs are also not required to cover the payment of partial hospitalization (mental health), inpatient psychiatric care in a free-standing inpatient psychiatric hospital, outpatient detoxification, or methadone maintenance.

iv. Pharmacy Benefit: In providing the Medicaid pharmacy benefit to their members. MCPs must use the same fundamental drug formulary as the Ohio Medicaid fee-for-service program.

Appendix G

MCPs may establish a preferred drug list for members and providers which includes a listing of the drugs that they prefer to have prescribed. Preferred drugs requiring prior authorization approval must be clearly indicated as such. Pursuant to ORC §5111.72. ODJFS may approve MCP-specific pharmacy program utilization management strategies (see appendix G.3.a).

v. Organ Transplants: MCPs must ensure coverage for organ transplants and related services in accordance with OAC 5101-3-2-07.1 (B)(4)&(5). Coverage for all organ transplant services, except kidney transplants, is contingent upon review and recommendation by the "Ohio Solid Organ Transplant Consortium" based on criteria established by Ohio organ transplant surgeons and authorization from the ODJFS prior authorization unit. Reimbursement for bone marrow transplant and hematapoietic stem cell transplant services, as defined in OAC 3701:84-01. is contingent upon review and recommendation by the "Ohio Hematapoietic Stem Cell Transplant Consortium" again based on criteria established by Ohio experts in the field of bone marrow transplant. While MCPs may require prior authorization for these transplant services, the approval criteria would be limited to confirming the consumer is being considered and/or has been recommended for a transplant by either consortium and authorized by ODJFS. Additionally, in accordance with OAC 5101:3-2-03 (A)(4) all services related to organ donations are covered for the donor recipient when the consumer is Medicaid eligible.

3. Care Coordination

a. Utilization Management (Modification) Programs

General Provisions - Pursuant to OAC rule 5101:3-26-03.1(A)(7). MCPs must implement the ODJFS-required emergency department diversion (EDD) utilization management program to maximize the effectiveness of the care provided to members and may develop other utilization management programs, subject to prior approval by ODJFS. For the purposes of tills requirement, the specific utilization management programs which require ODJFS prior-approval are those programs designed by the MCP with the purpose of redirecting or restricting access to a particular service or service location. These programs are referred to as utilization modification programs. MCP care coordination and disease management activities which are designed to enhance the services provided to members with specific health care needs would not be considered utilization management programs nor would the designation of specific services requiring prior approval by the MCP or the member's PCP. MCPs must also implement the ODJFS-required emergency department diversion (EDD) program for frequent users. In that ODJFS

Appendix G

has developed the parameters for an MCP's EDD program, it therefore does not require ODJFS approval.

Pharmacy Programs - Pursuant to ORC Sec. 5111.172 and OAC rule 5101:3-26-03(A) and (B), MCPs subject to ODJFS prior-approval, may implement strategies, including prior authorization and limitations on the type of provider and locations where certain medications may be administered, for the management of pharmacy utilization.

Prior Authorizations: MCPs must receive prior approval from ODJFS on the types of medication that they wish to cover through prior authorizations. MCPs must establish their prior authorization system so that it does not unnecessarily impede member access to medically-necessary medicaid-covered services.

MCPs must comply with the provisions of 1927(d)(5) of the Social Security Act. 42 USC 1396r-8(k)(3), and OAC rule 5101:3-26-03.1 regarding the timeframes for prior authorization of covered outpatient drugs.

MCPs may also, w ith ODJFS prior approval, implement pharmacy utilization modification programs designed to address members demonstrating high or inappropriate utilization of specific prescription drugs.

Emergency Department Diversion (EDD) - MCPs must provide access to services in a way that assures access to primary, specialist and urgent care in the most appropriate settings and that minimizes frequent, preventable utilization of emergency department (ED) services. OAC rule 5101:3-26-03.1(A)(7)(d) requires MCPs to implement the ODJFS-required emergency department diversion (EDD) program for frequent utilizers.

Each MCP must establish an ED diversion (EDD) program with the goal of minimizing frequent ED utilization. The MCP's EDD program must include the monitoring of ED utilization, identification of frequent ED utilizers, and targeted approaches designed to reduce avoidable ED utilization. MCP EDD programs must. at a minimum, address those ED visits which could have been prevented through improved education, access, quality or care management approaches.

Although there is often an assumption that frequent ED visits are solely the result of a preference on the part of the member and education is therefore the standard remedy, it is also important to ensure that a member's frequent ED utilization is not due to problems such as their PCP's lack of accessibility or failure to make appropriate specialist referrals. The MCP's EDD program must therefore also include the identification of providers who serve as PCPs for a substantial number of frequent ED utilizers and the implementation of corrective action with

Appendix G

these providers as so indicated.

This requirement does not replace the MCP's responsibility to inform and educate all members regarding the appropriate use of the ED.

b. Case Management

In accordance with 5101:3-26-03.1(A)(8), MCPs must offer and provide case management services which coordinate and monitor the care of members with specific diagnoses, or who require high-cost and/or extensive services.

i. Each MCP must inform all members and contracting providers of the MCP's case management services.

ii.. The MCP's case management system must include, at a minimum, the follow'ing components:

a. specification of the criteria used by the MCP to identify those potentially eligible for case management services, including diagnosis. cost threshold and/or amount of service utilization, and the methodology or process (e.g. administrative data, provider referrals, self-referrals) used to identify the members who meet the criteria for case management;

b. a process for comprehensive assessment of the member's health condition to confirm the results of a positive identification, and determine the need for case management, including information regarding the credentials of the staff performing the assessments of CSHCN;

c.  a process to inform members and their PCPs in writing that they have been identified as meeting the criteria for case management^ including their enrollment into case management services;

d.  the procedure by which the MCP will assure the timely development of a care treatment plan for any member receiving case management services; offer both the member and the member's PCP/specialist the opportunity to participate in the care treatment plan's development based on the

Appendix G

health needs assessment; and provide for the periodic review of the member's need for case management and updating of the care treatment plan;

e.  a process to facilitate, maintain, and coordinate communication between service providers, and member/family, including an accountable point of contact to help obtain medically necessary care. and assist with health-related services and coordinate care needs.

iii. MCPs must submit a monthly electronic report to the Case Management System (CAMS) for all members who are case managed by the MCP as outlined in the ODJFS "Case Management File and Submission Specifications." The CAMS tiles are due the 1011 business day of each month.

iv. MCPs must have an ODJFS-approved case management system which includes the items in Section G.3.b.i. and Section G.3.b.ii. of this Appendix. Each MCP must implement an evaluation process to review, revise and/or update the case management program. The MCP must annually submit its case management program for review and approval by ODJFS. Any subsequent changes to an approved case management system description must be submitted to ODJFS in writing for review and approval prior to implementation.

c. Children with Special Health Care Needs

Children with special health care needs (CSHCN) are a particularly vulnerable population which often have chronic and complex medical health care conditions. In order to ensure state compliance with the provisions of 42 CFR 438.208. ODJFS has implemented program requirements for the identification, assessment, and case management of CSHCN.

Each MCP must establish a CSHCN program with the goal of conducting timely identification and screening, assuring a thorough and comprehensive assessment, and providing appropriate and targeted case management services for any CSHCN.

Appendix G

i. Definition of CSHCN

CSHCN are defined as children age 17 and under who are pregnant, and members under 21 years of age with one or more of the following:

•	Asthma
•	HIV/AIDS
•	A chronic physical, emotional, or mental condition for which they need or are receiving treatment or counseling
•	Supplemental security income (SS1) for a health-related condition
•	A current letter of approval from the Bureau of Children with Medical Handicaps (BCMH). Ohio Department of Health

ii. Identification of CSHCN

All MCPs must implement mechanisms to identify CSHCN.

MCPs are expected to use a variety of mechanisms to identify children that meet the definition of CSHCN and are in need of a follow-up assessment including: MCP administrative review; information as reported by the SSC during membership selection; PCP referrals; outreach; and contacting newly-enrolled children. The MCP must annually submit the process used to identify and assess CSHCN for review and approval by OD.IFS as part of their CSHCN program.

iii. Assessment of CSHCN

All MCPs must implement mechanisms to assess children with a positive identification as a CSHCN. A positive assessment confirms the results of the positive identification and should assist the MCP in determining the need for case management.

This assessment mechanism must include, at a minimum:

• The use of the ODJFS CSHCN Standard Assessment Tool to assess all children with a positive identification using the methods described in Section 2.c., Children with Special Health Care Needs, of this appendix as having a

Appendix G

condition that may warrant case management. See ODJFS CSHCN Program Requirements for a description of the ODJFS CSHCN Standard Assessment Tool.

• Completion of the assessment by a physician, physician assistant, RN, LPN, licensed social worker, or a graduate of a two or four year allied health program.

• The oversight and monitoring by either a registered nurse or a physician, if the assessment is completed by another medical professional.

iv. Case Management of CSHCN

All MCPs must implement mechanisms to provide case management services for all CSHCN with a positive assessment, including those children with an ODJFS mandated condition. The ODJFS mandated conditions for case management are HIV/A1DS, asthma, and pregnant teens as specified by the ODJFS methods outlined in Appendix M Case Management System Performance Measures. This case management mechanism must include, at a minimum:

• The components required in Section 3. b., Case Management, of this Appendix.

• Case management of CSHCN must include at a minimum, the elements listed in the Minimum Case Management Components document. See ODJFS CSHCN Program Requirements for a description of the Minimum Case ^Management Components.

v. Access to Specialists for CSHCN

All MCPs must implement mechanisms to notify all CSHCN with a positive assessment and determined to need case management of their right to directly access a specialist. Such access may be assured through, for example, a standing referral or an approved number of visits, and documented in the care treatment plan.

Appendix G

vi. Submission of Data on CSHCN

MCPs must submit to ODJFS all case management records as specified by the ODJFS Case Management File and Submission Specifications.

vii. MCPs must have an ODJFS-approved CSHCN system which includes the items specified in Section G.3.c.ii-vi of this Appendix. Each MCP should implement an evaluation process to review, revise and/or update the CSHCN program. The MCP must annually submit its CSHCN program for review and approval by ODJFS. Any subsequent changes to an approved CSHCN system description must be submitted to ODJFS in writing for review and approval prior to implementation.

d. Care Coordination with ODJFS-Designated Providers

Per OAC rule 5101:3-26-03.1(A)(4). MCPs are required to share specific information with certain ODJFS-designated non-contracting providers in order to ensure that these providers have been supplied with specific information needed to coordinate care for the MCP's members. Within the first month of operation, after an MCP has obtained a provider agreement, the MCP must provide to the ODJFS-designated providers (i.e., ODMH Community Health Centers. ODADAS-certified Medicaid providers. FQHCs/RHCs. QFPPs. CNMs. CNPs [if applicable]. and hospitals) a quick reference information packet which includes the following:

i. A brief cover letter explaining the purpose of the mailing; and

ii. A brief summary document that includes the following information:

• Claims submission information including the MCP's Medicaid provider number for each region;

• The MCP's prior authorization and referral procedures or the MCP's website which includes this information;

• A picture of the MCP's member identification card (front and back);

• Contact numbers and/or website location for obtaining information for eligibility verification, claims

Appendix G

processing, referrals/prior authorization, and information regarding the MCP's behavioral health administrator;

• A listing of the MCP's major pharmacy chains and the contact number for the MCP's pharmacy benefit administrator (PBM);

• A listing of the MCP's laboratories and radiology providers; and

• A listing of the MCP's contracting behavioral health providers and how to access services through them (this information is only to be provided to non-contracting community mental health and substance abuse providers).

The MCP must notify ODJFS when this requirement has been fulfilled.

APPENDIX H
PROVIDER PANEL SPECIFICATIONS
1. GENERAL PROVISIONS

MCPs must provide or arrange for the delivery of all medically necessary, Medicaid-covered health services, as well as assure that they meet all applicable provider panel requirements for their entire designated service area. The ODJFS provider panel requirements are specified in the charts included with this appendix and must be met prior to the MCP receiving a provider agreement with ODJFS. The MCP must remain in compliance with these requirements for the duration of the provider agreement.

If an MCP is unable to provide the medically necessary, Medicaid-covered services through their contracted provider panel, the MCP must ensure access to these services on an as needed basis. For example, if an MCP meets the minimum pediatrician requirement but a member is unable to obtain a timely appointment from a pediatrician on the MCP's provider panel in that, the MCP will be required to secure an appointment from a panel pediatrician or arrange for an out-of-panel referral to a pediatrician.

MCPs are required to make transportation available to any member that must travel 30 miles or more from their home to receive a medically-necessary Medicaid-covered service. If the MCP offers transportation to their members as an additional benefit and this transportation benefit only covers a limited number of trips, the required transportation listed above may not be counted toward this trip limit (as specified in Appendix C).

In developing these minimum provider panel requirements. ODJFS considered, on a county-by-county basis, the population size and utilization patterns of the Covered Families and Children (CFC) consumers, as well a.s the potential availability of the designated provider types. ODJFS has tried to integrate existing utilization patterns into the minimum provider network requirements to avoid disruption of care. Most provider panel requirements, therefore, are county-specific but in certain circumstances. ODJFS requires providers to be located anywhere in the region. Although all provider types listed in this appendix are required provider types, only those listed on the attached charts must be submitted for ODJFS prior approval.

Although ODJFS does offer some latitude in where the minimum required provider panel members may be located, MCPs are strongly urged to consider the importance of geographic accessibility and existing utilization patterns in developing their entire provider panel. Available and accessible providers have been found to be the essential element in attracting and retaining members.

2. PROVIDER SUBCONTRACTING

Unless otherwise specified in this appendix or OAC rule 5101:3-26-05, all MCPs will be required to enter into fully-executed subcontracts with their providers. These subcontracts must include a baseline contractual agreement, as well as the appropriate ODJFS-approved Model

Appendix H

Medicaid Addendum. The Model Medicaid Addendums incorporate all applicable Ohio Administrative Code rule requirements specific to provider subcontracting and therefore cannot be modified except to add personalizing information such as the MCP's name.

ODJFS must prior approve all MCP providers in the ODJFS- required provider type categories before they can begin to provide services to that MCP's members. MCPs may not employ or contract with providers excluded from participation in Federal health care programs under either section 1128 or section 1128A of the Social Security Act. As part of the prior approval process, MCPs must submit documentation verifying that all necessary contract documents have been appropriately completed. ODJFS will verify the approvability of the submission and process this information using the ODJFS Provider Verification System (PVS). The PVS is a database system that maintains information on the status of all MCP-submitted providers.

Only those providers who meet the applicable criteria specified in this document will be approved by ODJFS. MCPs must credential/recredential providers in accordance with the standards specified by the National Committee for Quality Assurance (or receive approval from ODJFS to use an alternate industry standard) and must have initiated the credentialing review before submitting any provider to ODJFS for approval. Regardless of whether ODJFS has approved a provider, the MCP must ensure that the provider has met all applicable credentialing criteria before the provider can render services to the MCP's members. If an MCP determines that an ODJFS-approved provider does not meet credentialing requirements they must notify ODJFS within one working day of this determination.

MCPs must notify ODJFS of the addition and deletion of their contracting providers as specified in OAC rule 5101:3-26-05. and must notify ODJFS within one working day in instances where the MCP has identified that they are not in compliance with the provider panel requirements specified in this appendix.

3. PROVIDER PANEL REQUIREMENTS

The provider network criteria that must be met by each MCP are as follows:

a. Primary Care Physicians (PCPs)

Primary Care Physicians (PCPs) may be individuals or group practices/clinics [Primary Care Clinics (PCCs)]. Acceptable specialty types for PCPs are family/general practice, internal medicine, pediatrics and obstetrics/gynecology(OB/GYMs). As part of their subcontract w'ith an MCP, PCPs must stipulate the total Medicaid member capacity that they can ensure for that individual MCP. Each PCP must have the capacity and agree to serve at least 50 Medicaid members at each practice site in order to be approved by ODJFS as a PCP. and to be included in the MCP's total PCP capacity calculation. The capacity-by-site requirement must be met for all ODJFS-approved PCPs.

Appendix H

In determining whether an MCP has sufficient PCP capacity for a region, ODJFS considers a physician who can serve as a PCP for 2000 Medicaid MCP members as one full-time equivalent (FTE).

ODJFS reviews the capacity totals for each PCP to determine if they appear excessive. ODJFS reserves the right to request clarification from an MCP for any PCP whose total stated capacity for all MCP networks added together exceeds 2000 Medicaid members (i.e., 1 FTE). ODJFS may also compare a PCP's capacity against the number of members assigned to that PCP. and/or the number of patient encounters attributed to that PCP to determine if the reported capacity number reasonably reflects a PCP's expected caseload for a specific MCP. Where indicated, ODJFS may set a cap on the maximum amount of capacity that we will recognize for a specific PCP. ODJFS will allow up to an additional 750 member capacity for each nurse practitioner or physician's assistant that is used to provide clinical support for a PCP.

For PCPs contracting with more than one MCP. the MCP must ensure that the capacity figure stated by the PCP in their subcontract reflects only the capacity the PCP intends to provide for that one MCP. ODJFS utilizes each approved PCP's capacity figure to determine if an MCP meets the minimum provider panel requirements and this stated capacity figure does not prohibit a PCP from actually having a caseload that exceeds the capacity figure indicated in their subcontract.

ODJFS expects that MCPs will need to utilize specialty physicians to serve as PCPs for some special needs members. Also. in some situations (e.g.. continuity of care) a PCP may only want to serve a very small number of members for an MCP. In these situations it will not be necessary for the MCP to submit these PCPs to ODJFS for prior approval. These PCPs will not be included in the ODJFS PVS database and therefore may not appear as PCPs in the MCP's provider directory. Also, no PCP capacity will be counted for these providers. These PCPs will, however, need to execute a subcontract with the MCP which includes the appropriate Model Medicaid Addendum.

The minimum PCP requirement is based on an MCP having sufficient PCP capacity to serve 55% of the eligibles in the region. At a minimum, each MCP must meet both the PCP minimum FTE requirement for that region, and a minimum ratio of one PCP FTE for each 2,000 of their Medicaid members in that region. MCPs must also satisfy a PCP geographic accessibility standard. ODJFS will match the PCP practice sites and the stated PCP capacity with the geographic location of the eligible population in that region (on a county-specific basis) and perform analysis using Geographic Information Systems (GIS) software. The analysis will be used to determine if at least 40% of the eligible population is located within 10 miles of PCP with available capacity in urban counties and 40% of the eligible population within 30 miles of a PCP with available capacity in rural counties. [Rural areas are defined pursuant to 42 CFR 412.62(t)(l)(iii).]

In addition to the PCP FTE capacity requirement. MCPs must also contract with the specified number of pediatric PCPs for each region. These pediatric PCPs will have their stated capacity counted toward the PCP FTE requirement.

A pediatric PCP must maintain a general pediatric practice (e.g.. a pediatric neurologist would not meet this definition unless this physician also operated a practice as a general pediatrician) at a site(s) located within the county/region and be listed as a pediatrician with the Ohio State Medical Board. In addition, half of the minimum required number of pediatric PCPs must also be certified by the American Board of Pediatrics. The minimum provider panel requirements for pediatricians are included in the practitioner charts in this appendix.

b. Non-PCP Minimum Provider Network

In addition to the PCP capacity requirements, each MCP is also required to maintain adequate capacity in the remainder of its provider network within the following categories: hospitals, dentists, pharmacies, vision care providers, obstetricians/gynecologists (OB/GYNs), allergists. general surgeons, otolaryngologists. orthopedists, certified nurse midwives (CNMs). certified nurse practitioners (CNPs), federally qualified health centers (FQHCs)/rural health centers (RHCs) and qualified family planning providers (QFPPs), CNMs, CNPs, FQHCs/RHCs and QFPPs are federally-required provider types.

All Medicaid-contracting MCPs must provide all medically-necessary Medicaid-covered services to their members and therefore their complete provider network will include many other additional specialists and provider types. MCPs must ensure that all non-PCP network providers follow community standards in the scheduling of routine appointments (i.e.. the amount of time members must wait from the time of their request to the first available time when the visit can occur).

Although there are currently no FTE capacity requirements for any of the non-PCP required provider types, MCPs are required to ensure that adequate access is available to members for all required provider types. Additionally, for certain non-PCP required provider types, MCPs must ensure that these providers maintain a full-time practice at a site(s) located in the specified county/region (i.e., the ODJFS-specified county within the region or anywhere within the region if no particular county is specified). A full-time practice is defined as one where the provider is available to patients at their practice site(s) in the specified county/region for at least 25 hours a week. ODJFS will monitor access to services through a variety of data sources, including:
consumer satisfaction surveys; member appeals/grievances/complaints and state hearing notifications/requests; clinical quality studies; encounter data volume; provider complaints, and clinical performance measures.

Appendix H

Hospitals - MCPs must contract with the number and type of hospitals specified by ODJFS for each county/region. In developing these minimum hospital requirements, ODJFS considered, on a county-by-county basis, the population size and utilization patterns of the Covered Families and Children (CFC) consumers and integrated the existing utilization patterns into the minimum hospital network requirements to avoid disruption of care. For this reason, ODJFS may require that MCPs contract w ith out-of-state hospitals (i.e. Kentucky, West Virginia, etc.).

For each Ohio hospital. ODJFS utilizes the hospital's most current Annual Hospital Registration and Planning Report, as filed with the Ohio Department of Health, in verifying types of services that hospital provides. Although ODJFS has the authority, under certain situations, to obligate a non-contracting hospital to provide non-emergency hospital services to an MCP's members, MCPs must still contract with the specified number and type of hospitals unless ODJFS approves a provider panel exception (see Section 4 of this appendix - Provider Panel Exceptions).

If an MCP-contracted hospital elects not to provide specific Medicaid-covered hospital services because of an objection on moral or religious grounds, then the MCP must ensure that these hospital services are available to its members through another MCP-contracted hospital in the specified county/region.

OB/GYNs - MCPs must contract with the specified number of OB/GYNs for each county/region, all of whom must maintain a full-time obstetrical practice at a site(s) located in the specified county/region. All MCP-contracting OB/GYNs must have current hospital delivery privileges at a hospital under contract with the MCP in the region.

Certified Nurse Midwives (CNMs) and Certified Nurse Practitioners (CNPs) - MCPs must ensure access to CNM and CNP services in the region if such provider types are present within the region. For this provider panel requirement, the MCP may contract directly with the CNM or CNP providers, or with a physician or other provider entity who is able to obligate the participation of a CNM or CNP. If an MCP does not contract for CNM or CNP services and such providers are present within the region, the MCP will be required to allow members to receive CNM or CNP services outside of the MCP's provider network.

Contracting CNMs must have hospital delivery privileges at a hospital under contract to the MCP in the region. The MCP must ensure a member's access to CNM and CNP services if such providers are practicing within the region.

Vision Care Providers - MCPs must contract with the specified number of ophthalmologists/optometrists for each specified county/region , all of whom must maintain a full-time practice at a site(s) located in the specified county/region. All ODJFS-approved vision providers must regularly perform routine eye exams. (MCPs w'ill be expected to contract with an adequate number of opthalmologists as part of their overall provider panel, but only opthalmologists who regularly perform routine eye exams can be used to meet the minimum vision care provider panel requirement.) If optical dispensing is not sufficiently available in a region through the MCP's contracting ophthalmologists/optometrists, the MCP must separately

Appendix H

contract with an adequate number of optical dispensers located in the region.

Denial Care Providers - MCPs must contract with the specified number of dentists. In order to assure sufficient access to adult MCP members, no more than two-thirds of the dentists used to meet the minimum provider panel requirement may be pediatric dentists.

Federally Qualified Health Centers/Rural Health Clinics (FQHCs/RHCs) - MCPs are required to ensure member access to any federally qualified health center or rural health clinic (FQHCs/RHCs). regardless of contracting status. Contracting FQHC/RHC providers must be submitted for ODJFS approval via the PVS process. (ODJFS maintains a list of FQHCs/RHCs on our website). Even if no FQHC/RHC is available within the region, MCPs must have mechanisms in place to ensure coverage for FQHC/RHC services in the event that a member accesses these services outside of the region.

In order to assure FQHC/RHC access to members, MCPs may require that their members request a referral from their PCP in order to access FQHC/RHC providers; however, such referral requests must be approved.

In order to ensure that any FQHC/RHC has the ability to submit a claim to ODJFS for the state's supplemental payment, MCPs must offer FQHCs/RHCs reimbursement pursuant to the following:

• MCPs must provide expedited reimbursement on a service-specific basis in an amount no less than the payment made to other providers for the same or similar service.

• If the MCP has no comparable service-specific rate structure, the MCP must use the regular Medicaid fee-for-service payment schedule for non-FQHC/RHC providers.

• MCPs must make all efforts to pay FQHCs/RHCs as quickly as possible and not just attempt to pay these claims within the prompt pay time frames.

MCPs are required to educate their staff and providers on the need to assure member access to FQHC/RHC services.

Qualified Family Planning Providers (QFPPs) - All MCP members must be permitted to self-refer to family planning services provided by a QFPP. A QFPP is defined as any public or not-for-profit health care provider that complies with Title X guidelines/standards, and receives either Title X funding or family planning funding from the Ohio Department of Health. MCPs must reimburse all medically-necessary Medicaid-covered family planning services provided to eligible members by a QFPP provider (including on-site pharmacy and diagnostic services) on a patient self-referral basis, irrespective of the provider's status as a panel or non-panel provider. MCPs will be required to work with QFPPs in the region to develop mutually-agreeable policies

Appendix H

and procedures to preserve patient/provider confidentiality, and convey pertinent information to the member's PCP and/or MCP.

Behavioral Health Providers - MCPs must assure member access to all Medicaid-covered behavioral health services for members as specified in Appendix G.b.ii. Although ODJFS is aware that certain outpatient substance abuse services may only be available through Medicaid providers certified by the Ohio Department of Drug and Alcohol Addiction Services (ODADAS) in some areas, MCPs must maintain an adequate number of contracted mental health providers in the region to assure access for members who are unable to timely access services or unwilling to access services through community mental health centers. MCPs are advised not to contract with community mental health centers as all services they provide to MCP members are to be billed to ODJFS.

Other Specialty Types (pediatricians, general surgeons, otolaryngologists, allergists, and orthopedists) - MCPs must contract with the specified number of all other ODJFS designated specialty provider types. In order to be counted toward meeting the minimum provider panel requirements, these specialty providers must maintain a full-time practice at a site(s) located within the specified county/region. Contracting general surgeons, orthopedists and otolaryngologists must have admitting privileges at a hospital under contract with the MCP in the region.

4. PROVIDER PANEL EXCEPTIONS

ODJFS may specify minimum provider panel criteria for a service area that deviates from that specified in this appendix if:

•  the MCP presents sufficient documentation to ODJFS to verify that they have been unable 1:0 meet or maintain certain minimum provider panel requirements in a particular service area despite all reasonable efforts on their part to secure such a contract(s), and
•     when notified by ODJFS. the provider(s) in question fails to provide a reasonable argument why they would not contract with the MCP, and
•    the MCP presents sufficient assurances to ODJFS that their members will have adequate access to the services in question.

If an MCP is unable to contract with or maintain a sufficient number of providers to meet the ODJFS-specified minimum provider panel criteria, the MCP may request an exception to these criteria by submitting a provider panel exception request as specified by ODJFS. ODJFS w'ill review the exception request and determine w hether the MCP has sufficiently demonstrated that all reasonable efforts were made to obtain contracts with providers of the type in question and that they will be able to provide access to the services in question. MCPs are strongly

Appendix H

cautioned against ceasing their recruitment efforts and submitting a provider panel exception request unless they are confident that they can document that they have truly exhausted all reasonable efforts to contract with the needed provider(s). ODJFS' approval of a provider panel exception request does not preclude the MCP from continuing to obtain contracts with providers of the type(s) in question.

ODJFS will aggressively monitor access to any services provided pursuant to the approval of a provider panel exception request through a variety of data sources, including: consumer satisfaction surveys; member appeals/grievances/complaints and state hearing notifications/requests: member just-cause for termination requests; clinical quality studies;

encounter data volume; provider complaints, and clinical performance measures. ODJFS approval of a provider panel exception request does not exempt the MCP from assuring access to the services in question. If ODJFS determines that an MCP has not provided sufficient access to these services, the MCP may be subject to sanctions.

5. PROVIDER DIRECTORIES

MCP provider directories must include all MCP-contracted providers [except as specified by ODJFS] as well as certain ODJFS non-contracted providers. At the time of ODJFS' review, the information listed in the MCP's provider directory for all ODJFS-required provider types specified on the attached charts must exactly match with the data currently on file in the ODJFS PVS.

MCP provider directories must utilize a format specified by ODJFS. Directories may be region-specific or include multiple regions, however, the providers within the directory must be divided by region, county, and provider type, in that order.

The directory must also specify:

• provider address(es) and phone number(s);
• an explanation of how to access providers (e.g. referral required vs. self-referral);
• an indication of which providers are available to members on a self-referral basis
• foreign-language speaking PCPs and specialists and the specific foreign language(s) spoken;
• how members may obtain directory information in alternate formats that takes into consideration the special needs of eligible individuals including but not limited to, visually-limited. LEP. and LRP eligible individuals; and
• any PCP or specialist practice limitations.

Appendix H

Printed Provider Directory
Prior to receiving a provider agreement, all MCPs must develop a printed provider directory that must be prior-approved by ODJFS. Once approved, this directory may be regularly updated with provider additions or deletions by the MCP without ODJFS prior-approval, however, copies of the revised directory (or inserts) must be submitted to ODJFS prior to distribution to members.

On a quarterly basis, MCPs must create an insert to their printed directory that lists those providers deleted from the MCP's provider panel during the previous three months. Although this insert does not need to be prior approved by ODJFS, copies of the insert must be submitted to ODJFS two weeks prior to distribution to members.

Internet Provider Directory
MCPs are required to have an internet-based provider directory available in the same format as their ODJFS-approved printed directory. This internet directory must allow members to electronically search for MCP panel providers based on name, provider type, and geographic proximity.

The internet directory may be updated at any time to include providers who are not one of the ODJFS-required provider types listed on the charts included with this appendix. ODJFS-required providers must be added to the internet directory within one week of the MCP's notification ofODJFS-approval of the provider via the Provider Verification process. Providers being deleted from the MCP's panel must be posted to the internet directory within one week of notification from the provider to the MCP of the deletion. These deleted providers must be included in the inserts to the MCP's provider directory referenced above.

Note: MCPs currently functioning under a county specific Provider Agreement may choose to develop either regional or county based Provider Directory(ies) for their existing counties.

6. FEDERAL ACCESS STANDARDS

MCPs must demonstrate that they are in compliance with the following federally defined provider panel access standards as required by 42 CFR 438.206:

In establishing and maintaining their provider panel. MCPs must consider the following:

•  The anticipated Medicaid membership.
• The expected utilization of services, taking into consideration the characteristics and health care needs of specific Medicaid populations represented in the MCP.
• The number and types (in terms of training, experience, and specialization) of panel providers required to furnish the contracted Medicaid services.
• The geographic location of panel providers and Medicaid members, considering distance, travel time, the means of transportation ordinarily used by Medicaid members, and whether the location provides physical access for Medicaid members with disabilities.
• MCPs must adequately and timely cover services to an out-of-network provider if

Appendix H

the MCP's contracted provider panel is unable to provide the services covered under the MCP's provider agreement. The MCP must cover the out-of-network services for as long as the MCP network is unable to provide the services. MCPs must coordinate with the out-of-network provider with respect to payment and ensure that the provider agrees w ith the applicable requirements.

Contracting panel providers must offer hours of operation that are no less than the hours of operation offered to commercial members or comparable to Medicaid fee-for-service, if the provider serves only Medicaid members. MCPs must ensure that services are available 24 hours a day, 7 days a week. when medically necessary. MCPs must establish mechanisms to ensure that panel providers comply w'ith these timely access requirements. MCPs are required to regularly monitor their provider panels to determine compliance and if necessary take corrective action if there is failure to comply.

In order to demonstrate adequate provider panel capacity and services, 42 CFR 438.206 and 438.207 stipulates that the MCP must submit documentation to ODJFS, in a format specified by OD.IFS. that demonstrates it offers an appropriate range of preventive, primary care and specialty services adequate for the anticipated number of members in the service area, while maintaining a provider panel that is sufficient in number, mix. and geographic distribution to meet the needs of the number of members in the service area.

This documentation of assurance of adequate capacity and services must be submitted to ODJFS no less frequently than at the time the MCP enters into a contract with ODJFS; at any time there is a significant change (as defined by ODJFS) in the MCP's operations that would affect adequate capacity and services (including changes in services, benefits, geographic service or payments); and at any time there is enrollment of a new population in the MCP.

MCPs are to follow the procedures specified in the current MCP PVS Instructional Manual in order to comply with these federal access requirements.

North East Region - Hospitals

Minimum Provider Panel Requirements											Preferred Providers [1]
	Total Required Hospitals	Ashtabula	Cuyahoga	Erie	Geauga	Huron	Lake	Lorain	Medina	Additional Required Hospitals: Out-of-Region	Preferred Hospitals: In-Region[2]	Preferred Hospitals: Out-of Region
General Hospital[3]	8[4]	1	1[4]	1	1	1	1	1	1		+3	Childrens Hospital of Akron
Hospital System	1		1								+1

[1]	Preferred Providers are the additional provider contracts that must be secured in order for the MCP to receive bonus points.
[2]	These hospitals cannot be included under any subcontract used to meet the minimum required provider panel requirements.
[3]	These hospitals must provide obstetrical services if such a hospital is available in the county/region.
[4]
The Cuyahoga hospital requirement may be met by either contracting with (1) a single hospital that includes fifty (50) pediatric beds and five (5) pediatric intensive care unit (PICU) beds OR (2) a single general hospital that includes fifty (50) pediatric beds and five (5) pediatric intensive care unit (PICU) beds and a hospital system.

NORTHEAST REGION

	Minimum PCP Capacity Requirements
PC Ps	Total Required	Ashtabula	Cuyahoga	Erie	Geauga	Huron	Lake	Lorain	Medina	Additional Required: In-Region *	Additional Preferred: In-Region
Capacity [1]	146,000	6,560	111,520	3,680	2,080	3,960	3,680	11,320	3,200		+36,500
FTEs	73.00	3.28	55.76	1.84	1.04	1.98	1.84	5.66	1.60		+ 18,25

1 Based on an FTE of 2000 members

* Must be located within the region.

NORTHEAST REGION

Minimum Provider Panel Requirements											Preferred Providers (In Region)
Provider Types	Total Required Providers[1]	Ashtabula	Cuyahoga	Erie	Geauga	Huron	Lake	Lorain	Medina	Additional Require Providers[2]	Total Preferred Providers[3]
Pediatricians[4]	90	1	66	2			3	8	3	7	+23
OB/GYNs	25	1	16	1		1	1	2	1	2	+7
Vision	33	1	25	1			1	2	1	2	+9
General Surgeons	20		12	1		1	1	2	1	2	+5
Otolaryngologist	6		2					1		3	+2
Allergists	5		2					1		2	+1
Orthopedists	16		8	1			1	2	1	3	+4
Dentists[5]	90	3	65	1	1	1	5	10	3	1	+ 23

[1]	All required providers must be located within the region.
[2]	Additional required providers may be located anywhere within the region.
[3]	Preferred Providers are the additional provider contracts that must be secured in order for the MCP to receive bonus points.
[4]	Half of this number must be certified by the American Board of Pediatrics.
[5]	No more than two-thirds of this number can be pediatric dentists.

APPENDIX I
PROGRAM INTEGRITY

MCPs must comply with all applicable program integrity requirements, including those specified in 42 CFR 455 and Subpart H.

1. Fraud and Abuse Program:
In order to comply with OAC rule 5101:3-26-06, MCPs must have a program that includes administrative and management arrangements or procedures, including a mandatory compliance plan, to guard against fraud and abuse. The MCP's compliance plan must designate staff responsibility for administering the plan and include clear goals, milestones or objectives, measurements, key dates for achieving identified outcomes, and explain how the MCP will determine the compliance plan's effectiveness.

a. Monitoring for fraud and abuse: In addition to the requirements in OAC rule 5101:3-26-06. the MCP's program which safeguards against fraud and abuse must specifically address the MCP's prevention, detection, investigation, and reporting strategies in at least the following areas:

i. Embezzlement and theft - MCPs must monitor activities on an ongoing basis to prevent and detect activities involving embezzlement and theft (e.g., by staff, providers, contractors, etc.) and respond promptly to such violations.

ii. Underutilization of services - MCPs must monitor for the potential underutilization of services by their members in order to assure that all Medicaid-covered services are being provided, as required. If any underutilized services are identified, the MCP must immediately investigate and. if indicated, correct the problem(s) which resulted in such underutilization of services.

The MCP's monitoring efforts must, at a minimum, include the following activities: a) an annual review of their prior authorization procedures to determine that they do not unreasonably limit a member's access to Medicaid-covered services; b) an annual review of the procedures providers are to follow in appealing the MCP's denial of a prior authorization request to determine that the process does not unreasonably limit a member's access to Medicaid-covered services: and c) ongoing monitoring of MCP service denials and utilization in order to identify services which may be underutilized.

Appendix I

iii. Claims submission and billing - On an ongoing basis, MCPs must identify and correct claims submission and billing activities which are potentially fraudulent including, at a minimum, double-billing and improper coding, such as upcoding and bundling.

b. Reporting MCP fraud and abuse activities: Pursuant to OAC rule 5101:3-26-06, MCPs are required to submit annually to ODJFS a report which summarizes the MCP's fraud and abuse activities for the previous year in each of the areas specified above. The MCP's report must also identify any proposed changes to the MCP's compliance plan for the coming year.

c. Reporting fraud and abuse: MCPs are required to promptly report all instances of provider fraud and abuse to ODJFS and member fraud to the CD.IFS. The MCP must report the following information on cases w'here the MCP's investigation has revealed that an incident of fraud and/or abuse has occurred:

i. provider's name and Medicaid provider number or provider reporting number (PRN):

ii. source of complaint:

iii. type of provider;

iv. nature of complaint:

v. approximate range of dollars involved, if applicable;

vi. results of MCP's investigation and actions taken;

vii. name(s) of other agencies/entities (e.g., medical board, law enforcement) notified by MCP: and

viii. legal and administrative disposition of case, including actions taken by law enforcement officials to whom the case has been referred.

2. Data Certification:
Pursuant to 42 CFR. 438.604 and 42 CFR 438.606, MCPs are required to provide certification as to the accuracy, completeness, and truthfulness of data and documents submitted to ODJFS which may affect MCP payment.

a. MCP Submissions: MCPs must submit the appropriate ODJFS-developed certification concurrently with the submission of the following data or documents:

i. Encounter Data [as specified in the Data Quality Appendix (Apendix L)]

Appendix I

ii. Prompt Pay Reports [as specified in the Fiscal Performance Appendix (Appendix J)]

iii. Cost Reports [as specified in the Fiscal Performance Appendix (Appendix •I)]

b. Source of Certification: The above MCP data submissions must be certified by one of the following:

i. The MCP's Chief Executive Officer;

ii. The MCP's Chief Financial Officer, or

iii. An individual who has delegated authority to sign for, or who reports directly to, theCP's Chief Executive Officer or Chief Financial Officer.

ODJFS may also require MCPs to certify as to the accuracy, completeness, and truthfulness of additional submissions.

3. Prohibited Affiliations:
Pursuant to 42 CFR 438.610. MCPs must not knowingly have a relationship with individuals debarred by Federal Agencies, as specified in Article XII of the Baseline Provider Agreement.

APPENDIX J
FINANCIAL PERFORMANCE
1. SUBMISSION OF FINANCIAL STATEMENTS AND REPORTS
MCPs must submit the following financial reports to ODJFS:

a. The National Association of Insurance Commissioners (NAIC) quarterly and annual Health Statements (hereafter referred to as the "Financial Statements"), as outlined in Ohio Administrative Code (OAC) rule 5101:3-26-09(8). The Financial Statements must include all required Health Statement filings, schedules and exhibits as stated in the NAIC Annual Health Statement Instructions including, but. not limited to. the following sections: Assets. Liabilities. Capital and Surplus Account. Cash Flow, Analysis of Operations by Lines of Business, Five-Year Historical Data. and the Exhibit of Premiums, Enrollment and Utilization. The Financial Statements must be submitted to BMHC even if the Ohio Department of Insurance (ODI) does not require the MCP to submit these statements to ODI. A signed hard copy and an electronic copy of the reports in the NAIC-approved format must both be provided to ODJFS:

b. Hard copies of annual financial statements for those entities who have an ownership interest totaling five percent or more in the MCP or an indirect interest of five percent or more. or a combination of direct and indirect interest equal to five percent or more in the MCP;

c. Annual audited Financial Statements prepared by a licensed independent external auditor as submitted to the ODI. as outlined in OAC rule 5101:3-26-09(8);

d. Medicaid Managed Care Plan Annual Ohio Department of Job and Family Services (ODJFS) Cost Report and the auditor's certification of the cost report- as outlined in OAC rule 5101:3-26-09(B);

e. Annual physician incentive plan disclosure statements and disclosure of and changes to the MCP's physician incentive plans, as outlined in OAC rule 5101:3-26-09(B);

f. Reinsurance agreements, as outlined in OAC rule 5101:3-26-09(C);

g. Prompt Pay Reports, in accordance with OAC rule 5101:3-26-09(B). A hard copy and an electronic copy of the reports in the ODJFS-specified format must be provided to ODJFS;

Appendix J

h.	Notification of requests for information and copies of information released pursuant to a tort action (i.e., third party recovery), as outlined in OAC rule 5101:3-26-09.1;

Financial, utilization, and statistical reports, when ODJFS requests such reports, based on a concern regarding the MCP's quality of care, delivery of services, fiscal operations or solvency, in accordance with OAC rule 5101:3-26-06(0);

In accordance with ORC Section 5111.76 and Appendix C, MCP Responsibilities, MCPs must submit ODJFS-specified franchise fee reports in hard copy and electronic formats pursuant to ODJFS specifications.

2. FINANCIAL PERFORMANCE MEASURES AND STANDARDS

This Appendix establishes specific expectations concerning the financial performance of MCPs. In the interest of administrative simplicity and nonduplication of areas of the OD1 authority, ODJFS' emphasis is on the assurance of access to and quality of care. ODJFS will focus only on a limited number of indicators and related standards to monitor plan performance. The three indicators and standards for this contract period are identified below, along with the calculation methodologies. The source for each indicator will be the NAIC Quarterly and Annual Financial Statements.

Report Period: Compliance will be determined based on the annual Financial Statement.

a. Indicator: Net Worth as measured by Net Worth Per Member

Definition: Net Worth = Total Admitted Assets minus Total Liabilities divided by Total Members across all lines of business

Standard: For the financial report that covers calendar year 2006, a minimum net worth per member of $156.00, as determined from the annual Financial Statement submitted to OD1 and the OD.IFS.

The Net Worth Per Member (NWPM) standard is the M'edicaid Managed Care Capitation amount paid to the MCP during the preceding calendar year, including delivery payments, but excluding the at-risk amount, expressed as a per-member per-month figure, multiplied by the applicable proportion below:

0.75 if the MCP had a total membership of 100,000 or more during that calendar year

0.90 if the MCP had a total membership of less than 100.000 for that calendar year

Appendix J

If the MCP did not receive Medicaid Managed Care Capitation payments during the preceding calendar year, then the NWPM standard for the MCP is the average Medicaid Managed Care capitation amount paid to Medicaid-contracting MCPs during the preceding calendar year, including delivery payments, but excluding the at-risk amount, multiplied by the applicable proportion above.

b. Indicator: Administrative Expense Ratio

Definition: Administrative Expense Ratio = Administrative Expenses divided by Total Revenue

Standard: Administrative Expense Ratio not to exceed 15%, as determined from the annual Financial Statement submitted to ODI and ODJFS.

c. Indicator: Overall Expense Ratio

Definition: Overall Expense Ratio = The sum of the Administrative Expense Ratio and the Medical Expense Ratio

Administrative Expense Ratio = Administrative Expenses divided by Total Revenue

Medical Expense Ratio = Medical Expenses divided by Total Revenue

Standard: Overall Expense Ratio not to exceed 100% as determined from the annual Financial Statement submitted to ODI and ODJFS.

Penalty for noncompliance: Failure to meet any standard on 2.a., 2.b., or 2.c. above will result in ODJFS requiring the MCP to complete a corrective action plan (CAP) and specifying the date by which compliance must be demonstrated. Failure to meet the standard or otherwise comply with the CAP by the specified date will result in a new membership freeze unless ODJFS determines that the deficiency does not potentially jeopardize access to or quality of care or affect the MCP's ability to meet administrative requirements (e.g., prompt pay requirements). Justifiable reasons for noncompliance may include one-time events (e.g.. MCP investment in information system products).

If the financial statement is not submitted to ODI by the due date, the MCP continues to be obligated to submit the report to ODJFS by ODI's originally specified due date unless the MCP requests and is granted an extension by ODJFS.

Appendix J

Failure to submit complete quarterly and annual Financial Statements on a timely basis will be deemed a failure to meet the standards and will be subject to the noncompliance penalties listed for indicators 2.a., 2.b., and 2.c., including the imposition of a new membership freeze. The new membership freeze will take effect at the first of the month following the month in which the determination was made that the MCP was non-compliant for failing to submit financial reports timely.

In addition, ODJFS will review two liquidity indicators if a plan demonstrates potential problems in meeting related administrative requirements or the standards listed above. The two standards, 2.d and 2.e, reflect ODJFS' expected level of performance. At this time, ODJFS has not established penalties for noncompliance with these standards;
however. ODJFS will consider the MCP's performance regarding the liquidity measures, in addition to indicators 2.a., 2.b., and 2.c., in determining whether to impose a new membership freeze, as outlined above, or to not issue or renew a contract with an MCP. The source for each indicator will be the NAIC Quarterly and annual Financial Statements.

Long-term investments that can be liquidated without significant penalty within 24 hours, which a plan would like to include in Cash and Short-Term Investments in the next two measurements, must be disclosed in footnotes on the NAIC Reports. Descriptions and amounts should be disclosed. Please note that "significant penalty" for this purpose is any penalty greater than 20%. Also. enter the amortized cost of the investment, the market value of the investment, and the amount of the penalty.

d. Indicator: Days Cash on Hand

Definition: Days Cash on Hand = Cash and Short-Term Investments divided by (Total Hospital and Medical Expenses plus Total Administrative Expenses) divided by 365.

Standard: Greater than 25 days as determined from the annual Financial Statement submitted to OD1 and ODJFS.

e. Indicator: Ratio of Cash to Claims Payable

Definition: Ratio of Cash to Claims Payable = Cash and Short-Term Investments divided by claims Payable (reported and unreported).

Standard: Greater than 0.83 as determined from the annual Financial Statement submitted to ODI and DJFS.

3. REINSURANCE REQUIREMENTS

Pursuant to the provisions of OAC rule 5101:3-26-09 (C), each MCP must carry reinsurance coverage from a licensed commercial carrier to protect against inpatient-related medical expenses incurred by Medicaid members.

Appendix J

The annual deductible or retention amount for such insurance must be specified in the reinsurance agreement and must not exceed $75,000.00, except as provided below. Except for transplant services, and as provided below, this reinsurance must cover, at a minimum. 80% of inpatient costs incurred by one member in one year, in excess of

$75,000.00.

For transplant services, the reinsurance must cover, at a minimum, 50% of transplant related costs incurred by one member in one year, in excess of $75,000.00.

An MCP may request a higher deductible amount and/or that the reinsurance cover less than 80% of inpatient costs in excess of the deductible amount. If the MCP does not have more than 75,000 members in Ohio, but does have more than 75.000 members between Ohio and other states, ODJFS may consider alternate reinsurance arrangements. However, depending on the corporate structures of the Medicaid MCP, other forms of security may be required in addition to reinsurance. These other security tools may include parental guarantees, letters of credit, or performance bonds. In determining whether or not the request will be approved, the ODJFS may consider any or all of the following:

a. whether the MCP has sufficient reserves available to pay unexpected claims;

b. the MCP's history in complying with financial indicators 2.a.. 2.b., and 2.c., as specified in this Appendix.

c. the number of members covered by the MCP;

d. how long the MCP has been covering Medicaid or other members on a full risk basis.

The MCP has been approved to have a reinsurance policy with a deductible amount of $75,000 that covers 80% of inpatient costs in excess of the deductible amount for non-transplant services.

Penally/or noncompliatice: If it is determined that an MCP failed to have reinsurance coverage, that an MCP's deductible exceeds $75.000.00 without approval from ODJFS, or that the MCP's reinsurance for non-transplant services covers less than 80% of inpatient costs in excess of the deductible incurred by one member for one year without approval from ODJFS. then the MCP will be required to pay a monetary penalty to ODJFS. The amount of the penalty will be the difference betw'een the estimated amount, as determined by ODJFS, of what the MCP would have paid in premiums for the reinsurance policy if it had been in compliance and what the MCP did actually pay while it was out of compliance plus 5%. For example, if the MCP paid $3.000,000.00 in premiums during the period of non-compliance and would have paid $5,000.000.00 if the requirements had been met, then the penalty would be $2,100,000.00.

Appendix J

If it is determined that an MCP's reinsurance for transplant services covers less than 50% of inpatient costs incurred by one member for one year, the MCP will be required to develop a corrective action plan (CAP).

4. PROMPT PAY REQUIREMENTS

In accordance with 42 CFR 447.46, MCPs must pay 90% of all submitted clean claims within 30 days of the date of receipt and 99% of such claims within 90 days of the date of receipt, unless the MCP and its contracted pi-ovider(s) have established an alternative payment schedule that is mutually agreed upon and described in their contract. The prompt pay requirement applies to the processing of both electronic and paper claims for contracting and non-contracting providers by the MCP and delegated claims processing entities.

The date of receipt is the date the MCP receives the claim, as indicated by its date stamp on the claim. The date of payment is the date of the check or date of electronic payment transmission. A claim means a bill from a provider for health care services that is assigned a unique identifier. A claim does not include an encounter form.

A "claim" can include any of the following: (1) a bill for services; (2) a line item of services; or (3) all services for one recipient within a bill. A "clean claim" is a claim that can be processed without obtaining additional information from the provider of a service or from a third party.

Clean claims do not include payments made to a provider of service or a third party where the timing of payment is not directly related to submission of a completed claim by the provider of service or third party (e.g., capitation). A clean claim also does not include a claim from a provider who is under investigation for fraud or abuse, or a claim under review for medical necessity.

Penally/or noncompliance: Noncompliance with prompt pay requirements will result in progressive penalties to be assessed on a quarterly basis, as outlined in Appendix N of the Provider Agreement.

5. PHYSICIAN INCENTIVE PLAN DISCLOSURE REQUIREMENTS

MCPs must comply with the physician incentive plan requirements stipulated in 42 CFR 438.6(h). If the MCP operates a physician incentive plan, no specific payment can be made directly or indirectly under this physician incentive plan to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual.

If the physician incentive plan places a physician or physician group at substantial financial risk [as determined under paragraph (d) of 42 CFR 422.208] for services that the physician or physician group does not furnish itself, the MCP must assure that all physicians and physician groups at substantial financial risk have either aggregate or per-

Appendix J

patient stop-loss protection in accordance with paragraph (f) of 42 CFR 422.208, and conduct periodic surveys in accordance with paragraph (h) of 42 CFR 422.208.

In accordance with 42 CFR 417.479 and 42 CFR 422.210, MCPs must maintain copies of the following required documentation and make this information available to OD.IFS upon request:

a. A description of the types of physician incentive arrangements the MCP has in place which indicates whether they involve a withhold, bonus, capitation, or other arrangement. If a physician incentive arrangement involves a withhold or bonus, the percent of the withhold or bonus must be specified.

b. A description of the panel size for each physician incentive plan. If patients are pooled, then the pooling method used to determine if substantial financial risk exists must also be specified.

c. If more than 25% of the total potential payment of a physician/group is at risk for referral services, the MCP must maintain a copy of the results of the required patient satisfaction survey and documentation verifying that the physician or physician group has adequate stop-loss protection, including the type of coverage (e.g.. per member per year. aggregate), the threshold amounts, and any coinsurance required for amounts over the threshold.

Upon request by a member or a potential member and no later than 14 calendar days after the request, the MCP must provide the following information to the member: (1) whether the MCP uses a physician incentive plan that affects the use of referral services; (2) the type of incentive arrangement; (3) whether stop-loss protection is provided; and (4) a summary of the survey results if the MCP was required to conduct a survey. The information provided by the MCP must adequately address the member's request.

6. NOTIFICATION OF REGULATORY ACTION

Any MCP notified by the ODI of proposed or implemented regulatory action must report such notification and the nature of the action to ODJFS no later than one working day after receipt from ODI. The ODJFS may request, and the MCP must provide, any additional information as necessary to assure continued satisfaction of program requirements. MCPs may request that information related to such actions be considered proprietary in accordance with established ODJFS procedures. Failure to comply with this provision will result in an immediate membership freeze.

APPENDIX K

QUALITY ASSESSMENT AND PERFORMANCE IMPROVEMENT PROGRAM AND EXTERNAL QUALITY REVIEW

1. As required by federal regulation, 42 CFR 438.240. each managed care plan (MCP) must have an ongoing Quality Assessment and Performance Improvement Program (QAPI) that is annually prior-approved by the Ohio Department of Job and Family Services (ODJFS). The program must include the following elements:

a. PERFORMANCE IMPROVEMENT PROJECTS

Each MCP must conduct performance improvement projects (PIPs), including those specified by ODJFS. PIPs must achieve, through periodic measurements and intervention, significant and sustained improvement in clinical and non-clinical areas which are expected to have a favorable effect on health outcomes and satisfaction. MCPs must adhere to ODJFS PIP content and format specifications.

All ODJFS-specified PIPs must be prior-approved by ODJFS. As part of the external quality review organization (EQR.O) process, the EQRO will assist MCPs with conducting PIPs by providing technical assistance and will annually validate the PIPs. In addition, the MCP must annually submit to ODJFS the status and results of each PIP.

MCPs must initiate the following PIPs:

i. Non-clinical Topic: Identifying children/members with special health care needs.
ii. Clinical Topic: Well-child visits during the first 15 months of life.
iii. Clinical Topic: Percentage of members aged 2-21 years that access dental care services.
Initiation of PIPs will begin in the second year of participation in the Medicaid managed care program.

In addition, as noted in Appendix M, if an MCP fails to meet the Minimum Performance Standard for selected Clinical Performance Measures, the MCP will be required to complete a PIP.

b. UNDER- AND OVER-UTILIZATION

Each MCP must have mechanisms in place to detect under- and over-utilization of health care services. The MCP must specify the mechanisms used to monitor utilization in its annual submission of the QAPI program to ODJFS.

Appendix K

It should also be noted that pursuant to the program integrity provisions outlined in Appendix I, MCPs must monitor for the potential under-utilization of services by their members in order to assure that all Medicaid-covered services are being provided, as required. If any under-utilized services are identified, the MCP must immediately investigate and correct the problem(s) which resulted in such under-utilization of services.

In addition, beginning in SFY 2005, the MCP must conduct an ongoing review of service denials and must monitor utilization on an ongoing basis in order to identify services which may be under-utilized.

c. SPECIAL HEALTH CARE NEEDS

Each MCP must have mechanisms in place to assess the quality and appropriateness of care furnished to children/members with special health care needs. The MCP must specify the mechanisms used in its annual submission of the QAPI program to OD.IFS.

d. SUBMISSION OF PERFORMANCE MEASUREMENT DATA

Each MCP must submit clinical performance measurement data as required by ODJFS that enables ODJFS to calculate standard measures. Refer to Appendix M "Performance Evaluation" for a more comprehensive description of the clinical performance measures.

Each MCP must also submit clinical performance measurement data as required by ODJFS that uses standard measures as specified by ODJFS. MCPs are required to submit Health Employer Data Information Set (HEDIS) audited data for the following measures:

i. Comprehensive Diabetes Care
ii. Child Immunization Status
iii. Adolescent Immunization Status

The measures must have received a "report" designation from the HEDIS certified auditor and must be specific to the Medicaid population. Data must be submitted annually and in an electronic format. Data will be used for MCP clinical performance monitoring and will be incorporated into comparative reports developed by the EQRO.

Initiation of submission of performance data will begin in the second year of participation in the Medicaid managed care program.

2. EXTERNAL QUALITY REVIEW

In addition to the following requirements, MCPs must participate in external quality review activities as outlined in OAC 5101:3-26-07.

Appendix K

a. EORO ADMINISTRATIVE REVIEW AND NON-DUPLICATION OF MAMDATORY ACTIVITIES

The EQRO will conduct administrative compliance assessments for each MCP every three (3) years. The review will include- but not be limited to, the following domains as specified by ODJFS: member rights and services, QAPI program, access standards, provider network, grievance system, case management, coordination and continuity of care, and utilization management. In accordance with 42 CFR 438.360 and 438.362, MCPs with accreditation from a national accrediting organization approved by the Centers for Medicare and Medicaid Services (CMS) may request a non-duplication exemption from certain specified components of the administrative review. Non-duplication exemptions may not be requested for SFY 07.

b. ANNUAL REVIEW OF QAPI AND CASE MANAGEMENT PROGRAM

Each MCP must implement an evaluation process to review, revise, and/or update the QAPI program. The MCP must annually submit its QAPI program for review and approval by ODJFS.

The annual QAPI and case management/CSHCN (refer to Appendix G) program submissions are subject to an administrative review by the EQRO. If the EQRO identifies deficiencies during its review, the MCP must develop and implement Corrective Action Plan(s) that are prior approved by ODJFS. Serious deficiencies may result in immediate termination or non-renewal of the provider agreement.

c. EXTERNAL QUALITY REVIEW PERFORMANCE

In accordance with OAC rule 5101:3-26-07. each MCP must participate in clinical or non-clinical focused quality of care studies as part of the annual external quality review survey. If the EQRO cites a deficiency in clinical or non-clinical performance, the MCP will be required to complete a Corrective Action Plan (e.g., ODJFS technical assistance session), Quality Improvement Directives or Performance Improvement Projects depending on the severity of the deficiency. (An example of a deficiency is if an MCP fails to meet certain clinical or administrative standards as supported by national evidence-based guidelines or best practices.) Serious deficiencies may result in immediate termination or non-renewal of the provider agreement. These quality improvement measures recognize the importance of ongoing MCP performance improvement related to clinical care and service delivery.

APPENDIX L
DATA QUALITY

A high level of performance on the data quality measures established in this appendix is crucial in order for the Ohio Department of Job and Family Services (ODJFS) to determine the value of the Medicaid Managed Health Care Program and to evaluate Medicaid consumers' access to and quality of services. Data collected from MCPs are used in key performance assessments such as the external quality review, clinical performance measures, utilization review, care coordination and case management, and in determining incentives. The data will also be used in conjunction with the cost reports in setting the premium payment rates.

Data sets collected from MCPs with data quality standards include: encounter data; case management data; data used in the external quality review; members' PCP data; and appeal and grievance data.

1. ENCOUNTER DATA

For detailed descriptions of the encounter data quality measures below, see ODJFS Methods for Encounter Data Quality Measures.

l.a. Encounter Data Completeness

Each MCP's encounter data submissions will be assessed for completeness. The MCP is responsible for collecting information from providers and reporting the data to ODJFS in accordance with program requirements established in Appendix C. MCP Responsibilities. Failure to do so jeopardizes the MCP's ability to demonstrate compliance with other performance standards.

l.a.i. Encounter Data Volume

Measure: The volume measure for each service category, as listed in Table 1 below, is the rate of utilization (e.g., discharges, visits) per 1.000 member months (MM).

Report Period: The report periods for the SFY 2007 and SFY 2008 contract periods are listed in the table below.

Appendix L

Table 1. Report Periods for the SFY 2007 and 2008 Contract Periods

Quarterly Report Periods	Data Source: Estimated Encounter Data File Update	Quarterly Report Estimated Issue Date	Contract Period
Qtr 3& Qtr4 2003, 2004, 2005 Qtrl 2006	July 2006	August 2006	SFY 7007
Qtr 3 & Qtr 4 2003, 2004, 2005 Qtrl, Qtr 2 2006	October 2006	November 2006
Qtr 3 & Qtr 4 2003, 2004, 2005 Qtr 1 thru Qtr 3 2006	January 2007	February 2007
Qtr 3 & Qtr 4 2003, 2004, 2005 Qtr 1 thru Qtr 4 2006	April 2007	May 2007
Qtr 3 & Qtr 4 2003, 2004,2005,2006 Qtrl 2007	July 2007	August 2007	SFY 2008
Qtr 3 & Qtr 4 2003, 2004,2005.2006 Qtr 1, Qtr 2 2007	October 2007	November 2007
Qtr 3 & Qtr 4 2003. 2004,2005,2006 Qtr 1 ihru Qtr 3 2007	January 2008	February 2008
Qtr 3 & Qtr 4 2003, 2004,2005,2006 Qtr 1 thru Qtr 4 2007	April 2008	May 2008
Qtrl = January to March     Qtr2 = April to June     Qtr3 == July to September     Qtr4 = October to December

Appendix L

Table 2. Standards - Encounter Data Volume (County-Based Approach)

Category	Measure per 1,000/MM	Standard for Dates of Service 7/1/2003 thru 6/30/2004	Standard for Dates of Service 7/1/2004 thru 6/30/2006	Standard for Dates of Service on or after 7/1/2006	Description
Inpatient Hospital	Discharges	5.4	5.0	5.4	General/acute care, excluding newborns and mental health and chemical dependency services
Emergency Department	Visits	51.6	51.4	50.7	Includes physician and hospital emergency department encounters
Dental		38.2	41.7	50.9	Non-institutional and hospital dental visits
Vision		11.6	11.6	10.6	Non-institutional and hospital outpatient optometry and ophthalmology visits
Primary and Specialist Care		220.1	225.7	233.2	Physician/practitioner and hospital outpatient visits
Ancillary Services		144.7	123.0	133.6	Ancillary visits
Behavioral Health	Service	7.6	8.6	10.5	Inpatient and outpatient behavioral encounters
Pharmacy	Prescriptions	388.5	457.6	492.2	Prescribed drugs

County-Based Approach: All counties with managed care membership as of January 1. 2006, will be included in a county-based encounter data volume measure until regional evaluation is implemented for the county's applicable region.. Upon implementation of regional-based evaluation fora particular county's region, the county will be included in the MCP's regional-based results and will no longer be included in the MCP's county-based results. County-based results w'ill be determined by MCP (i.e., one utilization rate per service category for all applicable counties) and must be equal to or greater than the standards established in Table 2 above. [Example: The county-based result for MCP AAA, which has contracts in the Central and West Central regions, will include Franklin, Pickaway, Montgomery. Greene and dark counties (i.e., counties with managed care membership as of January 1,2006). When the regional-based evaluation is implemented for the Central region. Franklin and Pickaway counties, along with all other counties in the region, will then be included in the Central region results for MCP AAA; Montgomery. Greene, and dark counties will remain in the county-based results for MCP AAA until the West Central regional measure is implemented.]

Da/a Quality Standard. County-Based Approach: The standards in Table 2 apply to the MCP's county-based results (see County-Based Approach above). The utilization rate for all service

Appendix L

categories listed in Table 2 must be equal to or greater than the standard established in Table 2 below.

Interim Regional-Based Approach:
Prior to the transition to the regional-based approach, encounter data volume will be evaluated by MCP, by region, using an interim approach. All regions with managed care membership will be included in results for an interim regional-based encounter data volume measure until regional evaluation is implemented for the applicable region (see Regional-Based Approach below). Encounter data volume will be evaluated by MCP (i.e., one utilization rate per service category for all counties in the region). The utilization rate for all service categories listed in Table 3 must be equal to or greater than the standard established in Table 3 below. The standards listed in Table 3 below are based on utilization data for counties with managed care membership as of January 1, 2006, and have been adjusted to accommodate estimated differences in utilization for all counties in a region, including counties that did not have membership as of January 1, 2006.

Prior to implementation of the regional-based approach, an MCP's encounter data volume will be evaluated using the county-based approach and the interim regional-based approach. A county with managed care membership as of January 1. 2006. w'ill be included in both the County-Based approach and the Interim Regional-Based approach until regional evaluation is implemented for the county's applicable region.

Data Qualify Standard. Interim Regional-Bawd Approach: The standards in Table 3 apply to the MCP's interim regional-based results. The utilization rate for all service categories listed in Table 3 must be equal to or greater than the standard established in Table 3 below.

Table 3. Standards - Encounter Data Volume (Interim Regional-Based Approach)

Category	Measure per 1,000/MM	Standard for Dates of Service on or after 7/1/2006	Description
Inpatient Hospital	Discharges	2.7	General/acute care. excluding newborns and mental health and chemical dependency services
Emergency Department	Visits	25.3	Includes physician and hospital emergency department encounters
Dental		25.5	Non-institutional and hospital dental visits
Vision		5.3	Non-institutional and hospital outpatient optometry and ophthalmology visits
Primary and Specialist Care		116.6	Physician/practitioner and hospital outpatient visits
Ancillary Services		66.8	Ancillary visits
Behavioral Health	Service	5.2	Inpatient and outpatient behavioral encounters
Pharmacy	Prescriptions	246.1	Prescribed drugs

Appendix L

Determination of Compliance: Performance is monitored once every quarter for the entire report period. If the standard is not met for every service category in all quarters of the report period in either the county-based or interim regional-based approach, or both, then the MCP will be determined to be noncompliant for the report period.
Penalty/or noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6.) of two percent of the current month's premium payment. Monetary sanctions will not be levied for consecutive quarters that an MCP is determined to be noncompliant. If an MCP is noncompliant for three consecutive quarters, membership will be frozen. Once the MCP is

Appendix L

determined to be compliant with the standard and the violations/deficiencies are resolved to the satisfaction of ODJFS, the penalties will be lifted, if applicable, and monetary sanctions will be returned.

Regional-Based Approach: Transition to the regional-based approach will occur by region, after the first four quarters (i.e., full calendar year quarters) of regional membership. Encounter data volume will be evaluated by MCP- by region, after determination of the regional-based data quality standards. ODJFS will use the first four quarters of data (i.e., full calendar year quarters) from all MCPs serving in an active region to determine minimum encounter volume data quality standards for that region.

l.a.ii. Encounter Data Omissions

Omission studies will evaluate the completeness of the encounter data.

Measure: This study will compare the medical records of members during the time of membership to the encounters submitted. Omission rates will be calculated per MCP (i.e., to include all counties serviced by the MCP).

The encounters documented in the medical record that do not appear in the encounter data will be counted as omissions.

Report Period: In order to provide timely feedback on the omission rate of encounters, the report period will be the most recent from when the measure is initiated. This measure is conducted annually.

Medical records retrieval from the provider and submittal to ODJFS or its designee is an integral component of the omission measure. ODJFS has optimized the sampling to minimize the number of records required. This methodology requires a high record submittal rate. To aid MCPs in achieving a high submittal rate, ODJFS will give at least an 8 week period to retrieve and submit medical records as a part of the validation process. A record submittal rate will be calculated as a percentage of all records requested for the study.

Appendix L

Data Quality Standard: The data quality standard is a maximum omission rate of 15% for studies with time periods ending in the CY 2007 contract period.

Penalty for Noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.

Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of one percent of the current month's premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

l.a.iii. Incomplete Outpatient Hospital Data

Since July 1,1997, MCPs have been required to provide both the revenue code and the HCPCS code on applicable outpatient hospital encounters. ODJFS will be monitoring, on a quarterly basis, the percentage of hospital encounters which contain a revenue code and CPT/HCPCS code. A CPT/HCPCS code must accompany certain revenue center codes. These codes are listed in Appendix B of Ohio Administrative Code rule 5101:3-2-21 (fee-for-service outpatient hospital policies) and in the methods for calculating the completeness measures.

Measure: The percentage of outpatient hospital line items with certain revenue center codes, as explained above, which had an accompanying valid procedure (CPT/HCPCS) code. The measure will be calculated per MCP (i.e.. to include all counties serviced by the MCP).

Report Period: For the SPY 2007 contract period, performance will be evaluated using the following report periods: January - March 2006; April - June 2006; July-September 2006; October -December 2006. For the SFY 2008 contract period, performance will be evaluated using the following report periods: January- March 2007; April-June 2007; July-September 2007; October-December 2007.

Data Quality Standard: The data quality standard is a minimum rate of 95%.

Penalty for noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.

Upon all subsequent quarterly measurements of performance, if an MCP is again determined to be noncompliant with the standard. ODJFS will impose a monetary sanction (see Section 6) of one percent of the current month's premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

Appendix L
Page7

l.a.iv. Incomplete Data For Last Menstrual Period

As outlined in ODJFS Encounter Data Specifications, the last menstrual period (LMP) field is a required encounter data field. It is discussed in Item 14 of the "HCFA 1500 Billing Instructions." The date of the LMP is essential for calculating the clinical performance measures and allows the ODJFS to adjust performance expectations for the length of a pregnancy.

The occurrence code and date fields on the UB-92, which are "optional" fields, can also be used to submit the date of the LMP. These fields are described in Items 32a & b, 33a & b, 34a & b, 35a & b of the "Inpatient Hospital" and "Outpatient Hospital UB-92 Claim Form Instructions."

An occurrence code value of ' 10" indicates that a LMP date was provided. The actual date of the LMP would be given in the 'Occurrence Date' field.

Measure: The percentage of recipients with a live birth during the report period where a ''valid" LMP date was given on one or more of the recipient's perinatal claims. If the LMP date is before the date of birth and there is a difference of between 119 and 315 days between the date the recipient gave birth and the LMP date. then the LMP date will be considered a valid date. The measure will be calculated per MCP (i.e.. to include all counties serviced by the MCP).

Report Period: For the SFY 2007 contract period, performance will be evaluated using the January - December 2006 report period. For the SFY 2008 contract period, performance will be evaluated using the January - December 2007 report period.

Data Quality Standard: The data quality standard is 80%.

Penalty/or noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6.) of one percent of the current month's premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

l.a.v. Rejected Encounters

Encounters submitted to ODJFS that are incomplete or inaccurate are rejected and reported back to the MCPs on the Exception Report. If an MCP does not resubmit rejected encounters, ODJFS' encounter data set will be incomplete.

Measure 1 only applies to MCPs that have had Medicaid membership for more than one year.

Measure 1: The percentage of encounters submitted to ODJFS that are rejected. The measure will be calculated per MCP (i.e., to include all counties serviced by the MCP).

Appendix L

Report Period'. For the SFY 2007 contract period, performance will be evaluated using the following report periods: April - June 2006; July - September 2006; October - December 2006 and January - March 2007. For the SFY 2008 contract period, performance will be evaluated using the following report periods: April - June 2007; July - September 2007; October - December 2007 and January - March 2008.

Data Quality Standard I: Data Quality Standard 1 is a maximum encounter data rejection rate of 10% for each file in the ODJFS-specified medium per format for encounters submitted in SFY 2004 and thereafter. The measure will be calculated per MCP (i.e., to include all counties serviced by the MCP).

Determination of Compliance'. Performance is monitored once every quarter. Compliance determination with the standard applies only to the quarter under consideration and does not include performance in previous quarters.

Penalty for noncompliance with Data Quality Standard 1: The first time an MCP is noncompliant with a standard for this measure. ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure w'ill result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard. ODJFS will impose a monetary sanction (see Section 6.) of one percent of the current month's premium payment. The monetary sanction will be applied for each file in the ODJFS-specified medium per format that is determined to be out of compliance.
Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS. the money will be refunded.

Measure 2 only applies to MCPs that have had Medicaid membership for one year or less.

Measure 2: The percentage of encounters submitted to ODJFS that are rejected. The measure will be calculated per MCP (i.e., to include all counties serviced by the MCP).

Report Period: The report period for Measure 2 is monthly. Results are calculated and performance is monitored monthly. The first reporting month begins with the third month of enrollment.

Data Quality Standard 2: The data quality standard is a maximum encounter data rejection rate for each file in the ODJFS-specified medium per format as follows:

Third through sixth months with membership: 50% Seventh through twelfth month with membership: 25%

Appendix L

Files in the ODJFS-specified medium per format that are totally rejected will not be considered in the determination ofnoncompliance.

Determination of Compliance: Performance is monitored once every month. Compliance determination with the standard applies only to the month under consideration and does not include performance in previous quarters.

Penalty for Noncompliance with Data Quality Standard 2: If the MCP is determined to be noncompliant for either standard. ODJFS will impose a monetary sanction of one percent of the MCP's current month's premium payment. The monetary sanction will be applied only once per measure per compliance determination period and will not exceed a total of two percent of the MCP's current month's premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS. the money will be refunded. Special consideration will be made for MCPs with less than 1,000 members.

1.a.vi.Acceptance Rate

This measure only applies to MCPs that have had Medicaid membership for one year or less.

Measure: The rate of encounters (encounters per 1.000 member months (MM)) submitted to ODJFS. The measure will be calculated per MCP (i.e.. to include all counties serviced by the MCP).

Report Period'. The report period for this measure is monthly. Results are calculated and performance is monitored monthly. The first reporting month begins with the third month of enrollment.

Data Quality Standard: The data quality standard is a monthly minimum accepted rate of encounters for each file in the ODJFS-specified medium per format as follows:

Third through sixth month with membership: 50 encounters per 1,000 MM for NCPDP 65 encounters per 1,000 MM for NSF

Seventh through twelfth month of membership: 250 encounters per 1.000 MM for NCPDP 350 encounters per 1.000 MM for NSF 100 encounters per 1,000 MM for UB-92

Determination of Compliance: Performance is monitored once every month. Compliance determination with the standard applies only to the month under consideration and does not include performance in previous months.

Penally for Noncompliance: If the MCP is determined to be noncompliant with the standard, ODJFS will impose a monetary sanction of one percent of the MCP's current month's premium payment. The monetary sanction will be applied only once per measure per compliance determination period and will not exceed a total of two percent of the MCP's current month's

Appendix L

premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS- the monev will be refunded.

l.a.vii. Incomplete Birth Weight Data

Measure: The percentage of newborn delivery inpatient encounters during the report period which contained a birth weight. If a value of "88" through "96" is found on any of the five condition code fields on the UB-92 inpatient claim format, then the encounter will be considered to have a birth weight. The condition code fields are described in Items 24-30 of the "Inpatient Hospital. UB-92 Claim Form Instructions." The measure will be calculated per MCP (i.e., to include all counties serviced by the MCP).

Report Period: For the SFY 2007 contract period, performance will be evaluated using the January -December 2006 report period. For the SFY 2008 contract period, performance will be evaluated using the January - December 2007 report period.

Data Quality Standard: The data quality standard is 90%.

Penalty/or noncompliance: If an MCP is determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6.) of one percent of the current month's premium payment. Once the MCP is performing at standard levels and violations/deficiencies are flB resolved to the satisfaction of ODJFS. the money will be refunded.

l.b. Encounter Data Accuracy

As with data completeness. MCPs are responsible for assuring the collection and submission of accurate data to ODJFS. Failure to do so jeopardizes MCPs' performance, credibility and, if not corrected, will be assumed to indicate a failure in actual performance.

l.b.i. Encounter Data Accuracy Studies

Measure 1: The focus of this accuracy study will be on delivery encounters. Its primary purpose will be to verify that MCPs submit encounter data accurately and to ensure only one payment is made per delivery. The rate of appropriate payments will be determined by comparing a sample of delivery payments to the medical record. The measure will be calculated per MCP (i.e., to include all counties serviced by the MCP).

Report Period: In order to provide timely feedback on the accuracy rate of encounters, the report period will be the most recent from when the measure is initiated. This measure is conducted annually.

Medical records retrieval from the provider and submittal to ODJFS or its designee is an integral component of the validation process. ODJFS has optimized the sampling to minimize the number of

Appendix L

records required. This methodology requires a high record submittal rate. To aid MCPs in achieving a high submittal rate, ODJFS will give at least an 8 week period to retrieve and submit medical records as a part of the validation process. A record submittal rate will be calculated as a percentage of all records requested for the study.

Data Quality Standard 1: For results that are finalized during the contract year, the accuracy rate for encounters generating delivery payments is 100%.

Penalty for noncompliance: The MCP must participate in a detailed review of delivery payments made for deliveries during the report period. Any duplicate or unvalidated delivery payments must be returned to ODJFS.

Data Quality Standard for Measure 2: A minimum record submittal rate of 85%.

Penalty/or noncompliance: For all encounter data accuracy studies that are completed during this contract period, if an MCP is noncompliant with the standard, ODJFS will impose a non-refundable $10,000 monetary sanction.

Measure 2: This accuracy study will compare the accuracy and completeness of payment data stored in MCPs' claims systems during the study period to payment data submitted to and accepted by ODJFS. The measure will be calculated per MCP (i.e.. to include all counties serviced by the MCP).

Payment information found in MCPs' claims systems for paid claims that does not match payment information found on a corresponding encounter will be counted as omissions.

Report Period: In order to provide timely feedback on the omission rate of encounters, the report period will be the most recent from when the measure is initiated. This measure is conducted annually.

Data Quality Standard for Measure 2: TBD for SFY 2008 based on study conducted in SFY 2007

Penalty/or Noncompliance: Does not apply for SFY 2006 or SFY 2007. The first time an MCP is noncompliant with a standard for this measure. ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.

Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of one percent of the current month's premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

Appendix L

l.b.ii. Generic Provider Number Usage

Measure: This measure is the percentage of non-pharmacy encounters with the generic provider number. Providers submitting claims which do not have an MMIS provider number must be submitted to OD.IFS with the generic provider number 9111115. The measure will be calculated per MCP (i.e., to include all counties serviced by the MCP).

All other encounters are required to have the MMIS provider number of the servicing provider. The report period for this measure is quarterly.

Report Period'. For the SFY 2007 contract period, performance will be evaluated using the following periods: January - March 2006; April - June 2006; July - September 2006: October -December 2006. For the SFY 2008 contract period, performance will be evaluated using the following periods: January - March 2007; April - June 2007; July - September 2007; October -December 2007.

Data Quality Standard: A maximum generic provider usage rate of 10%.

Penalty for noncompliance: The first time an MCP is noncompliant with a standard for this measure. ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard. ODJFS will impose a monetary sanction (see Section 6.) of three percent of the current month's premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS. the money will be refunded.

I.c. Timely Submission of Encounter Data
l.c.i. Timeliness

ODJFS recommends submitting encounters no later than thirty-five days after the end of the month in which they were paid. ODJFS does not monitor standards specifically for timeliness, but the minimum claims volume (Section l.a.i.) and the rejected encounter (Section l.a.v.) standards are based on encounters being submitted within this time frame.

l.c.ii. Submission of Encounter Data Files in the ODJFS-specified medium per format

MCP submissions of encounter data files in the ODJFS-specified medium per format to ODJFS are limited to two per format per month. Should an MCP wish to send additional files in the ODJFS-specified medium per format, permission to do so must be obtained by contacting BMHC.

Appendix L

Information concerning the proper submission of encounter data may be obtained from the ODJFS

Encounter Data File and Submission Specifications document. The MCP must submit a letter of certification, using the form required by ODJFS, with each encounter data file in the OD.IFS-
specified medium per format.

The letter of certification must be signed by the MCP's Chief Executive Officer (CEO), Chief Financial Officer (CFO), or an individual who has delegated authority to sign for, and who reports directly to, the MCP's CEO or CFO.

2. CASEMANAGEMENT DATA

ODJFS designed a case management system (CAMS) in order to monitor MCP compliance with program requirements specified in Appendix G, Coverage and Services. Each MCP's case management data submissions w'ill be assessed for completeness and accuracy. The MCP is responsible for submitting a a case management file every month. Failure to do so jeopardizes the MCP's ability to demonstrate compliance w ith CSF1CN requirements. For detailed descriptions of the case management measures below, see ODJFS Methods/or Case Management Data Quality Measures.
2.a. Case Management System Data Accuracy 2.a.i. Open Case Management Spans for Disenrolled Members

Measure: The percentage of the MCP's adult and children case management records in the Screening, Assessment, and Case Management System that have open case management date spans for members who have disenrolled from the MCP.

Report Period: For the SFY 2007 contract period, performance will be evaluated using the January -June 2006 and July - December 2006 report periods. For the SFY 2007 contract period, July -September 2006. October - December 2006. January - March 2007, and April - June 2007 report periods. For the SFY 2008 contract period. July - September 2007, October - December 2007, January - March 2008, and April - June 2008 report periods.

Da/a Quality Standard: A rate of open case management spans for disenrolled members of no more than L0%.

For an MCP which had membership as of January 1, 2006: Performance will be evaluated using: 1) region-based results for any active region in which all selected MCPs had at least 10,000 members during each month of the entire report period; and/or 2) the statew ide result for all counties that were not included in the region-based results, but had managed care membership as of January 1, 2006.

For any MCP which did not have membership as a/January 1, 2006: Performance will begin to be evaluated using region-based results for any active region in which all selected MCPs had at least 10,000 members during each month of the entire report period.

Appendix L

Regional-Based Approach: MCPs will be evaluated by region, using results for all counties included in the region.

Penally for nonconipliance: [fan MCP is noncompliant with the standard, then the ODJFS will issue a Sanction Advisory informing the MCP that a monetary sanction will be imposed if the MCP is noncompliant for any future report periods. Upon all subsequent semi-annual measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction of one-half of one percent of the current month's premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

2.b. Timely Submission of Case Management Files

Data Quality Submission Requirement: The MCP must submit Case Management files on a monthly basis according to the specifications established in ODJFS' Case Management File and Submission Specifications.

Penalty/or nonconipliance: See Appendix N, Compliance Assessment System, for the penalty for noncompliance with this requirement.

3. EXTERNAL QUALITY REVIEW DATA

In accordance with federal law and regulations, ODJFS is required to conduct an independent quality review of contracting managed care plans. TheOAC rule 5101:3-26-07(C) requires MCPs to submit data and information as requested by ODJFS or its designee for the annual external quality review.

Two information sources are integral to these studies: encounter data and medical records. Because encounter data is used to draw samples for the clinical studies, quality must be sufficient to ensure valid sampling.

An adequate number of medical records must then be retrieved from providers and submitted to ODJFS or its designee in order to generalize results to all applicable members. To aid MCPs in achieving the required medical record submittal rate. ODJFS will give at least an eight week period to retrieve and submit medical records.

If an MCP does not complete a study because either their encounter data is of insufficient quality or too few medical records are submitted, accurate evaluation of clinical quality in the study area cannot be determined for the individual MCP and the assurance of adequate clinical quality for the program as a whole is jeopardized.

3.a. Independent External Quality Review

Appendix L

Measure: The independent external quality review covers both administrative and clinical focus areas of study.

Report Period: The report period is one year. Results are calculated and performance is monitored annually. Performance is measured with each review.

Data Quality Standard 1: Sufficient encounter data quality in each study area to draw a sample as determined by the external quality review organization

Penalty for noncompliance with Data Quality Standard 1: For each study that is completed during this contract period, if an MCP is noncompliant with the standard, OD.IFS will impose a non-refundable $10,000 monetary sanction.

Data Quality Standard 2: A minimum record submiltal rate of 85% for each clinical measure.

Penalty for noncompliance for Data Quality Standard 2: For each study that is completed during this contract period, if an MCP is noncompliant with the standard. ODJFS will impose a non-refundable $10.000 monetary sanction.

4. MEMBERS' PCP DATA

Data Quality Submission Requirement: The MCP must submit a Members' Designated PCP Data files on a monthly basis according to the specifications established in ODJFS Members' PCP Data File and Submission Specifications.

Penalty for noncompliance: See Appendix N, Compliance Assessment System, for the penalty for noncompliance with this requirement.

5. APPEALS AND GRIEVANCES DATA

Pursuant to OAC rule 5101:3-26-08.4, MCPs are required to submit information at least monthly to ODJFS regarding appeal and grievance activity. ODJFS requires these submissions to be in an electronic data file format pursuant to the Appeal File and Submission Specifications and Grievance File and Submission Specifications.

The appeal data file and the grievance data file must include all appeal and grievance activity, respectively, for the previous month, and must be submitted by the ODJFS-specified due date. These data files must be submitted in the ODJFS-specified format and with the ODJFS-specified filename in order to be successfully processed.

Penalty for noncompliance: MCPs who fail to submit their monthly electronic data files to the ODJFS by the specified due date or who fail to resubmit, by no later than the end of that month, a

Appendix L

file which meets the data quality requirements will be subject to penalty as stipulated under the

Compliance Assessment System (Appendix N).

6. NOTES 6.a. Penalties, Including Monetary Sanctions, for Noncompliance

Penalties for noncompliance with standards outlined in this appendix, including monetary sanctions, will be imposed as the results are finalized. With the exception of Sections l.a.i. and l.a.v., no monetary sanctions described in this appendix will be imposed if the MCP is in its first contract year of Medicaid program participation. Notwithstanding the penalties specified in this Appendix, ODJFS reserves the right to apply the most appropriate penalty to the area of deficiency identified when an MCP is determined to be noncompliant with a standard. Monetary penalties for noncompliance with any individual measure, as determined in this appendix, shall not exceed $300,000 during each evaluation period.

Refundable monetary sanctions will be based on the premium payment in the month of the cited deficiency and due within 30 days of notification by ODJFS to the MCP of the amount.

Any monies collected through the imposition of such a sanction will be returned to the MCP (minus any applicable collection P;es owed to the Attorney General's Office, if the MCP has been delinquent in submitting payment) after the MCP has demonstrated full compliance with the particular program requirement and the violations/deficiencies are resolved to the satisfaction of ODJFS. If an MCP does not comply w ithin two years of the date of notification of noncompliance. then the monies will not be refunded.

6.b. Combined Remedies

If ODJFS determines that one systemic problem is responsible for multiple deficiencies, ODJFS may impose a combined remedy which will address all areas of deficient performance. The total fines assessed in any one month will not exceed 15% of the MCP's monthly premium payment.

6.c. Membership Freezes

MCPs found to have a pattern of repeated or ongoing noncompliance may be subject to a membership freeze.

6.d. Reconsideration

Requests for reconsideration of monetary sanctions and enrollment freezes may be submitted as provided in Appendix N, Compliance Assessment System.

Appendix L

6.e. Contract Termination, Nonrenewals, or Denials

Upon termination either by the MCP or ODJFS, nonrenewal, or denial of an MCP provider agreement, all previously collected refundable monetary sanctions will be retained by ODJFS.

APPENDIX M
PERFORMANCE EVALUATION

This appendix establishes minimum performance standards for managed care plans (MCPs) in key program areas. The intent is to maintain accountability for contract requirements. Standards are subject to change based on the revision or update of applicable national standards, methods or benchmarks. Performance will be evaluated in the categories of Quality of Care, Access, Consumer Satisfaction, and Administrative Capacity. Each performance measure has an accompanying minimum performance standard. MCPs with performance levels below the minimum performance standards will be required to take corrective action. The Ohio Medicaid managed care program will transition to a regional-based system as managed care expands statewide, beginning in SPY 2007. Evaluation of performance will transition to a regional-based approach after completion of the statewide expansion. Due to differences in data and reporting requirements, transition to the regional-based approach will vary by performance measure. Unless otherwise noted, performance measures and standards (see Sections 1. 2, 3 and 4) will be applicable for all counties in which the MCP has membership as of January 1. 2006, until the regional-based approach is developed.

Selected measures in this appendix will be used to determine incentives as specified in Appendix 0, Performance Incentives.

1. QUALITY OF CARE

l.a.i Independent External Quality Review [Only use in SFY2006 Incentive System; only applicable for MCPs with membership as ofJanuary I, 2006}
In accordance with federal law. and regulations state Medicaid agencies must annually provide for an external review of the quality outcomes and timeliness of, and access to, services provided by Medicaid-contracting MCPs [(42 CFR 438.204(d)]. The external review assists the state in assuring MCP compliance w'ith program requirements and facilitates the collection of accurate and reliable information concerning, MCP performance.

Measure: The independent external quality review covers both an administrative component and clinical focus areas of study. The overall score is weighted to emphasize clinical performance.

Report Period: For the SFY 2006 contract period, performance will be evaluated using the reviews that are finalized during SFY 2006.

Minimum Performance Standard 1: A minimum score of 75% for each clinical study and the administrative component.

Action Required for Noncompliance with the Minimum Performance Standard 1: For all studies that are finalized during this contract period, if an MCP is noncompliant with the standard, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area(s) of noncompliance.

Appendix M

Minimum Performance Standard: For results that are below the performance target the performance standard is an improvement level that results in a 20% decrease between the target and the previous reporting period's results. For MCPs that reach or surpass the performance target, then the standard is to keep the results at or above the performance target.

Penalty for Noncompliance: The first time an MCP is noncompliant with the standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure w'ill result in ODJFS imposing a monetary sanction. Upon all subsequent semi-annual measurements of performance, if an MCP is again determined to be noncompliant with the standard for this measure. ODJFS will impose a monetary sanction (see Section 5) of one half of one percent of the current month's premium payment. Once the MCP is performing at standard levels and the violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

l.b.ii. Case Management of Children

Measure: The average monthly case management rate for children under 21 years of age.

Report Period: For the SFY 2007 contract period. July - September 2006. October - December 2006, January - March 2007. and April - June 2007 report periods. For the SFY 2008 contract period, July-September 2007. October-December 2007. January-March2008.andApril-.Iune 2008 report periods.

County-Based Approach: MCPs with managed care membership as of January 1. 2006 will be evaluated using their county-based statewide result until regional evaluation is implemented for the county's applicable region. The county-based statew ide result will include data for all counties with membership as of January 1. 2006 that are not included in any regional-based result. Regional-based results will not be used for evaluation until all selected MCPs in a active region have at least 10.000 members during each month of the entire report period. Upon implementation of regional-based evaluation for a particular county's region, the county will be included in the MCP's regional-based result and will no longer be included in the MCP's county-based statew ide result. [Example: The county-based statewide result for MCP AAA. which has contracts in the Central and West Central regions, will include Franklin. Pickaway. Montgomery. Greene and dark counties (i.e., counties with managed care membership as of January 1, 2006). When regional-based evaluation is implemented for the Central region. Franklin and Pickaway counties, along with all other counties in the region, will then be included in the Central region results for MCP AAA; Montgomery, Greene, and dark counties will remain in the county-based statewide result for evaluation of MCP AAA until the West Central regional-based approach is implemented.]

Regional-Based Approach: MCPs will be evaluated by region, using results for all counties included in the region. Performance will begin to be evaluated using regional-based results for any active region in which all selected MCPs had at least 10.000 members during each month of the entire report period.

Appendix M

Minimum Performance Standard: For the first and second quarters of SPY 2007, a case management rate of 4.5%. For the third and fourth quarters ofSFY 2007, a case management rate of 5.0%. For SFY 2008, a case management rate of 6.0%.

Penally for Noncompliance: The first time an MCP is noncompliant with the standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in new member selection freezes or a reduction of assignments will occur as outlined in Appendix N of the Provider Agreement. Once the MCP is performing at standard levels and the violations/deficiencies are resolved to the satisfaction of ODJFS. the new member selection freeze/reduction of assignments will be lifted.

l.b.iii. Case Management oFChiIdren with an ODJFS-Mandated Condition (only applicable for MCPs with membership as of January 1, 2006)

Measure 1: The percent of children 6 months and over and under 21 years of age with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of asthma that are case managed.

Report Period: For the SFY 2006 contract period, performance will be evaluated using the July -September 2005 and January - March 2006 report periods. Measure 2: The percent of children age 17 and under with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of teenage pregnancy that are case managed.

Report Period: For the SFY 2006 contract period, performance will be evaluated using the -January - June 2005 and July - December 2005 report periods. For the SFY 2007 contract period, performance will be evaluated using the January - June 2006 report period.

Measure 3: The percent of children 6 months and over and under 21 years of age with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of HIV/A1DS that are case managed.

Report Period: For the SFY 2006 contract period, performance will be evaluated using the July -September 2005 and January - March 2006 report periods.
Performance Target for Measures I, 2, and 3: A minimum case management rate of 80%.

Minimum Performance Standard for Measures 7, 2, and 3: For results that are below the performance target the performance standard is an improvement level that results in a 20% decrease between the target and the previous reporting period's results. For MCPs that reach or surpass the performance target, then the standard is to keep the results at or above the performance target.

Penalty for Noncompliance for Measures 1 and 2: The first time an MCP is noncompliant with the standard for this measure. ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction . Upon all subsequent semi-annual measurements of performance, if an MCP is

Appendix M

again determined to be noncompliant with the standard (see Section 5) for measures 1 or 2, ODJFS will impose a monetary sanction of one half of one percent of the current month's premium payment. Once the MCP is performing at standard levels and the violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded. Note: For SFY 2006, measure 3 is a reporting-only measure.

l.b.iv. Case Management of Children with an ODJFS-Mandated Condition

Measure 1: The percent of children under 21 years of age with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of asthma that are case managed.

Measure 2: The percent of children age 17 and under with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of teenage pregnancy that are case managed.
Measure 3: The percent of children under 21 years of age with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of H1V/A1DS that are case managed.

Report Periods/or Measures 1, 2, and 3: For the SFY 2007 contract period. July - September 2006, October-December 2006, January -March 2007. and April -June 2007 report periods. For the SFY 2008 contract period. July-September 2007, October-December 2007, January-March 2008, and April - June 2008 report periods.

County-Based Approach: MCPs with managed care membership as of January 1, 2006 will be evaluated using their county-based statewide result until regional evaluation is implemented forthe county's applicable region. The county-based statewide result will include data for all counties with membership as of January 1, 2006 that are not included in any regional-based result. Regional-based results will not be used for evaluation until all selected MCPs in an active region have at least 10,000 members during each month of the entire report period. Upon implementation of regional-based evaluation fora particular county's region, the county will be included in the MCP's regional-based result and will no longer be included in the MCP's county-based statewide result. [Example:
The county-based statewide result for MCP AAA, which has contracts in the Central and West Central regions, will include Franklin, Pickaway, Montgomery, Greene and dark counties (i.e., counties with managed care membership as of January 1.2006). When regional-based evaluation is implemented forthe Central region. Franklin and Pickaway counties, along with all other counties in the region, will then be included in the Central region results for MCP AAA; Montgomery, Greene, and dark counties will remain in the county-based statewide result for evaluation of MCP AAA until the West Central regional-based approach is implemented.]

Regional-Based Approach: MCPs will be evaluated by region, using results for all counties included in the region. Performance will begin to be evaluated using regional-based results for any active region in which all selected MCPs had at least 10,000 members during each month of the entire report period.

Appendix M

Minimum Performance Standard for Measures 1 and 3: For the first and second quarters of SPY 2007, a case management rate of 65%. For the third and fourth quarters of SFY 2007. a case management rate of 70%. For SFY 2008. a case management rate of 80%.

Minimum Performance Standard for .Measure 2: For the first and second quarters of SFY 2007, a case management rate of 55%. For the third and fourth quarters of SFY 2007. a case management rate of 60%. For SFY 2008. a case management rate of 70%.

Penalty for Noncompliance for Measures 1 and 2: The first time an MCP is noncompliant with the standard for this measure. ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in new member selection freezes or a reduction of assignments will occur as outlined in Appendix N of the Provider Agreement. Once the MCP is performing at standard levels and the violations/deficiencies are resolved to the satisfaction of ODJFS the new member selection freeze/reduction of assignments will be lifted. Note: For the first reporting period during w hich regional results are used to evaluate performance, measures 1, 2. and 3 are reporting-only measures. For both SFY 2007 and 2008, measure 3 is a reporting-only measure.

1.c. Clinical Performance Measures

MCP performance will be assessed based on the analysis of submitted encounter data for each year. For certain measures, standards are established; the identification of these standards is not intended to limit the assessment of other indicators for performance improvement activities. Performance on multiple measures will be assessed and reported to the MCPs and others, including Medicaid consumers.

The clinical performance measures described below closely follow the National Committee for Quality Assurance's Health Plan Employer Data and Information Set(HEDIS). Minor adjustments to HEDIS measures were required to account for the differences between the commercial population and the Medicaid population such as shorter and interrupted enrollment periods. NCQA may annually change its method for calculating a measure. These changes can make it difficult to evaluate whether improvement occurred from a prior year. For this reason, ODJFS will use the same methods to calculate the baseline results and the results for the period in which the MCP is being held accountable. For example, the same methods were being used to calculate calendar year 2003 results (the baseline period) and calendar year 2004 results. The methods will be updated and a new baseline will be created during 2005 for calendar year 2004 results. These results will then serve as the baseline to evaluate whether improvement occurred from calendar year 2004 to calendar year 2005. Clinical performance measure results will be calculated after a sufficient amount of time has passed after the end of the report period in order to allow for claims runout. For a comprehensive description of the clinical performance measures below, see ODJFS Methods for Clinical Performance Measures. Performance standards are subject to change based on the revision or update of NCQA methods or other national standards, methods or benchmarks.

For an MCP which had membership as of January 1, 2006: Prior to the transition to the regional-based approach. MCP performance will be evaluated using an MCP's statewide result for the counties in which the MCP had membership as of January 1.2006. For reporting periods CY 2007

Appendix M

and CY 2008, targets and performance standards for Clinical Performance Measures in this Appendix (l.c.i - l.c.vii) will be applicable to all counties in which MCPs had membership as of January 1, 2006. The final reporting year for the counties in which an MCP had membership as of January 1, 2006, will be CY 2008. ^

For any MCP which did not have membership as of January 3. 2006: Performance will be evaluated using a regional-based approach for any active region in which the MCP had membership.
Regional-Based Approach: MCPs will be evaluated by region, using results for all counties included in the region. CY 2008 will be the first reporting year that MCPs will be held accountable to the performance standards for an active region, and penalties will be applied for noncompliance. CY 2007 will be the first baseline reporting year for an active region.

ODJFS will use a sufficient amount of data needed per performance measure from all MCPs serving an active region to determine performance standards and targets for that region. For example, should a measure call for one calendar year of baseline data. the first full calendaryearofdata will be used. CY 2008 will be the first reporting year for measures that call for one year of baseline data. Should a measure call for two calendar years of baseline data, the first two full calendar years of data will be used. CY 2009 will be the first reporting year for measures that call for two years of baseline data.

Report Period: For the SPY 2006 contract period, performance will be evaluated using the January -December 2005 report period. For the SFY 2007 contract period, performance will be evaluated using the January - December 2006 report period. For the SFY 2008 contract period, performance will be evaluated using the January - December 2007 report period.

l.c.i. Perinatal Care- Frequency of Ongoing Prenatal Care

Measure: The percentage of enrolled women with a live birth during the year who received the expected number of prenatal visits. The number of observed versus expected visits will be adjusted for length of enrollment.

Target: 80% of the eligible population must receive 81% or more of the expected number of prenatal visits.

Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous report period's results. (For example, if last year's results were 20%. then the difference between the target and last year's results is 60%. In this example, the standard is an improvement in performance of 10% of this difference or 6%. In this example, results of 26% or better would be compliant with the standard.)

Action Required for Noncompliance: If the standard is not met and the results are below 42%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance.

Appendix M

If the standard is not met and the results are at or above 42%, then OD.IFS will issue a Quality Improvement Directive which will notify the MCP ofnoncompliance and may outline the steps that the MCP must take to improve the results.

l.c.ii. Perinatal Care - Initiation of Prenatal Care

Measure: The percentage of enrolled women with a live birth during the year who had a prenatal visit within 42 days of enrollment or by the end of the first trimester forthose women who enrolled in the MCP during the early stages of pregnancy.

Target: 90% of the eligible population initiate prenatal care within the specified time.

Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year's results.

Action Required for Noncompliance: If the standard is not met and the results are below 71%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area ofnoncompliance. If the standard is not met and the results are at or above 71%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP ofnoncompliance and may outline the steps that the MCP must take to improve the results.

l.c.iii. Perinatal Care - Postpartum Care

Measure: The percentage of women who delivered a live birth who had a postpartum visit on or between 21 days and 56 days after delivery.
Target: At least 80% of the eligible population must receive a postpartum visit.

Minimum Performance Standard: The level of improvement must result in at least a 5% decrease in the difference between the target and the previous year's results.
Action Required for Noncompliance: If the standard is not met and the results are below 48%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality/Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 48%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

l.c.iv. Preventive Care for Children - Well-Child Visits

Measure: The percentage of children who received the expected number of well-child visits adjusted by age and enrollment. The expected number of visits is as follows:

Children who turn 15 months old: six or more well-child visits.

Appendix M

Children who were 3, 4, 5, or 6, years old: one or more well-child visits.

Children who were 12 through 21 years old: one or more well-child visits.

Target: At least 80% of the eligible children receive the expected number of well-child visits.

Minimum Performance Standard for Each of the Age Groups: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year's results.

Action Required for Noncompliance (15 month old age group): If the standard is not met and the results are below 34%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K. Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 34%. then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Action Required for Noncompliance (3-6 year old age group): If the standard is not met and the results are below 50%. then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 50%. then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Action Required for Noncompliance (12-21 year old age group): If the standard is not met and the results are below 30%. then the MCP is required to complete a Performance Improvement Project, as described in Appendix K. Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 30%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

l.c.v. Use of Appropriate Medications for People with Asthma

Measure: The percentage of members w-ith persistent asthma who were enrolled for at least 11 months with the plan during the year and who received prescribed medications acceptable as primary therapy for long-term control of asthma.

Target: 95% of the eligible population must receive the recommended medications.

Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year's results.

Action Required for Noncompliance: If the standard is not met and the results are below 83%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K. Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 83%, then ODJFS will

Appendix M

issue a Quality Improvement Directive which will notify the MCP ofnoncompliance and may outline the steps that the MCP must take to improve the results.

l.c.vi. Annual Dental Visits

Measure: The percentage of enrolled members age 4 through 21 who were enrolled for at least 11 months with the plan during the year and who had at least one dental visit during the year.

Target: At least 60% of the eligible population receive a dental visit.

Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year's results.

Action Required for Noncompliance: If the standard is not met and the results are below 40%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and
Performance Improvement Program, to address the area ofnoncompliance. If the standard is not met and the results are at or above 40%. then ODJFS will issue a Quality Improvement Directive which will notify the MCP ofnoncompliance and may outline the steps that the MCP must take to improve the results.

l.c.vii. Lead Screening

Measure: The percentage of one and two year olds who received a blood lead screening by age group.
Target: At least 80% of the eligible population receive a blood lead screening.
Minimum Performance Standard for Each of the Age Groups: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year's results.

Action Required for Noncompliance (I year olds): If the standard is not met and the results are below 45% then the MCP is required to complete a Performance Improvement Project, as described in Appendix K. Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 45%, then OD.IFS will issue a Quality Improvement Directive which will notify the MCP ofnoncompliance and may outline the steps that the MCP must take to improve the results.

Action Required for Noncompliance (2 year olds): If the standard is not met and the results are below 28% then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance.

If the standard is not met and the results are at or above 28%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP ofnoncompliance and may outline the steps that the MCP must take to improve the results.

Appendix M

2. ACCESS

Performance in the Access category will be determined by the following measures: Primary Care Physician (PCP) Turnover. Children's Access to Primary Care. and Adults' Access to Preventive/Ambulatory Health Services. For a comprehensive description of the access performance measures below, see ODJFS Methods for Access Performance Measures.

2.a. PCP Turnover

A high PCP turnover rate may affect continuity of care and may signal poor management of providers. However, some turnover may be expected when MCPs end contracts with physicians who are not adhering to the MCP's standard of care. Therefore, this measure is used in conjunction with the children and adult access measures to assess performance in the access category.

Measure: The percentage of primary care physicians affiliated with the MCP as of the beginning of the measurement year who were not affiliated with the MCP as of the end of the year.

For an MCP which had membership as of January J, 2006: Prior to the transition to the regional-based approach, MCP performance will be evaluated using an MCP's statewide result for the counties in which the MCP had membership as of January 1. 2006. The minimum performance standard in the Appendix (2.a) will be applicable to the MCP's statewide result for the counties in which the MCP had membership as of January 1. 2006. The last reporting year using the MCP's statewide result for the counties in which the MCP had membership as of January 1, 2006 for performance evaluation is CY2007: the last reporting year using the MCP's statew'ide result for the counties in which the MCP had membership as of January 1. 2006 for performance incentives {Appendix 0) is CY2008.

For any MCP which did not have membership as of January 1. 2006: Performance w i 11 be evaluated using a regional-based approach for any active region in which the MCP had membership.

Regional-Based Approach: MCPs will be evaluated by region, using results for all counties included in the region. ODJFS will use the first full calendar year of data (i.e.. CY2007) from all MCPs serving an active region to determine a minimum performance standard for that region. CY 2008 will be the first reporting year that MCPs will be held accountable to the performance standards for an active region, and penalties will be applied for noncompliance.

Report Period: For the SFY 2006 contract period, performance will be evaluated using the January -December 2005 report period. For the SFY 2007 contract period, performance will be evaluated using the January - December 2006 report period. For the SFY 2008 contract period, performance will be evaluated using the January - December 2007 report period.

Minimum Performance Standard: A maximum PCP Turnover rate of 18%.

Action Required/or Noncompliance: MCPs are required to perform a causal analysis of the high PCP turnover rate and assess the impact on timely access to health services, including continuity of

Appendix M

care. If access has been reduced or coordination of care affected, then the MCP must develop and implement an action plan to address the findings.

2.b. Children's Access to Primary Care
This measure indicates whether children aged 12 months to 11 years are accessing PCPs for sick or well-child visits.

Measure: The percentage of members age 12 months to 11 years who had a visit with an MCP PCP-type provider.

For an MCP which had membership as of January 1, 2006: Prior to the transition to the regional-based approach. MCP performance will be evaluated using an MCP's statewide result for the counties in which the MCP had membership as of January 1, 2006. The minimum performance standard in the Appendix (2.b) will be applicable to the MCP's statewide result for the counties in which the MCP had membership as of January 1, 2006. The last reporting year using the MCP's statewide result for the counties in which the MCP had membership as of January 1, 2006 is CY2008.

For any MCP which did not have membership as of January 1. 2006: Performance will be evaluated using a regional-based approach for any active region in which the MCP had membership.

Regional-Based Approach: MCPs will be evaluated by region, using results for all counties included in the region. ODJFS will use the first two full calendar years of data (i.e., CY2007 and CY2008) from all MCPs serving an active region to determine a minimum performance standard for that region. CY 2009 will be the first reporting year that MCPs will be held accountable to the performance standards for an active region, and penalties will be applied for noncompliance. Performance measure results for that region will be calculated after a sufficient amount of time has passed after the end of the report period in order to allow for claims runout.

Report Period: For the SFY 2006 contract period, performance will be evaluated using the January - December 2005 report period. For the SFY 2007 contract period, performance will be evaluated using the January - December 2006 report period. For the SFY 2008 contract period, performance will be evaluated using the January - December 2007 report period.

Minimum Performance Standards:

CY 2005 report period - 70% of the children must receive a visit. CY 2006 report period - 70% of the children must receive a visit. CY 2007 report period - 71% of the children must receive a visit.

Penalty for Noncompliance: If an MCP is noncompliant with the Minimum Performance Standard. then the MCP must develop and implement a corrective action plan.

2.c. Adults' Access to Preventive/Ambulatory Health Services

Appendix M

This measure indicates whether adult members are accessing health services.

Measure: The percentage of members age 20 and older who had an ambulatory or preventive-care visit.

For an MCP which had membership as of January 1, 2006: Prior to the transition to the regional-based approach, MCP performance will be evaluated using an MCP's statewide result for the counties in which the MCP had membership as of January 1. 2006. The minimum performance standard in the Appendix (2.c) will be applicable to the MCP's statewide result for the counties in which the MCP had membership as of January 1, 2006. The last reporting year using the MCP's statewide result for the counties in which the MCP had membership as of January 1, 2006 for performance evaluation is CY2007: the last reporting year using the MCP's statewide result for the counties in which the MCP had membership as of January 1. 2006 for performance incentives (Appendix 0) is CY2008.

For any MCP which did not have membership as of January 1. 2006: Performance will be evaluated using a regional-based approach for any active region in which the MCP had membership.

Regional-Based Approach: MCPs will be evaluated by region, using results for all counties included in the region. OD.IFS will use the first full calendar year of data (i.e., CY2007) from all MCPs serving an active region to determine a minimum performance standard for that region. CY 2008 will be the first reporting year that MCPs will be held accountable to the performance standards for an active region, and penalties will be applied for noncompliance. Performance measure results for that region will be calculated after a sufficient amount of time has passed after the end of the report period in order to allow for claims runout.

Report Period: For the SFY 2006 contract period, performance will be evaluated using the January - December 2005 report period. For the SFY 2007 contract period, performance will be evaluated using the January - December 2006 report period. For the SFY 2008 contract period, performance will be evaluated using the January - December 2007 report period.

Minimum Performance Standards: 63% of the adults must receive a visit.

Penally for Noncompliance: If an MCP is noncompliant with the Minimum Performance Standard, then the MCP must develop and implement a corrective action plan.

3. CONSUMER SATISFACTION

The regional approach for this measure is to be determined for SFY 2008. The county-based approach remains effective in SFY 2007; the county-based approach is only applicable for MCPs with membership as of January 1, 2006 and for the counties in which the MCPs had membership as of January 1,2006.

Appendix M

In accordance with federal requirements and in the interest of assessing enrollee satisfaction with MCP performance, ODJFS periodically conducts independent consumer satisfaction surveys. Results are used to assist in identifying and correcting MCP performance overall and in the areas of access, quality of care. and member services. Performance in this category will be determined by the overall satisfaction score. For a comprehensive description of the Consumer Satisfaction performance measure below, see ODJFS Methods for Consumer Satisfaction Performance Measures.

Measure: Overall Satisfaction with MCP: The average rating of the respondents to the Consumer Satisfaction Survey who were asked to rate their overall satisfaction with their MCP. The results of this measure are reported annually.

Report Period: For the SFY 2006 contract period, performance will be evaluated using the results from the most recent consumer satisfaction survey completed prior to the end of the SFY 2006. For the SFY 2007 contract period, performance will be evaluated using the results from the most recent consumer satisfaction survey completed prior to the end of the SFY 2007. For the SFY 2008 contract period, the measure is under review and the report period has not been determined.

Minimum Performance Standard: An average score of no less than 7.0.

Penalty for noncompliance: If an MCP is determined noncompliant with the Minimum Performance Standard, then the MCP must develop a corrective action plan and provider agreement renewals may be affected.

4. ADMINISTRATIVE CAPACITY

The ability of an MCP to meet administrative requirements has been found to be both an indicator of current plan performance and a predictor of future performance. Deficiencies in administrative capacity make the accurate assessment of performance in other categories difficult, with findings uncertain. Performance in this category will be determined by the Compliance Assessment System, and the emergency department diversion program. For a comprehensive description of the Administrative Capacity performance measures below, see ODJFS Methods for Administrative Capacity Performance Measures.

4.a. Compliance Assessment System
Measure: The number of points accumulated for one contract year (one state fiscal year) through the Compliance Assessment System.
Report Period: For the SFY 2005 contract period, performance will be evaluated using the July 2004 - June 2005 report period. For the SFY 2006 contract period, performance will be evaluated using the July 2005 - June 2006 report period.

Minimum Performance Standard: No more than 25 points

Appendix M

Penalty/or Noncompliance: Penalties for points are established in Appendix N, Compliance Assessment System.

4.b. Emergency Department Diversion

Managed care plans must provide access to services in a way that assures access to primary and urgent care in the most effective settings and minimizes inappropriate utilization of emergency department (ED) services. MCPs are required to identify high utilizers of ED services and implement action plans designed to minimize inappropriate ED utilization.

Measure: The percentage of members who had four or more ED visits during the six month reporting period.

For an MCP which had membership as of January 1, 2006: Prior to the transition to the regional-based approach, MCP performance w'ill be evaluated using an MCP's statewide result for the counties in which the MCP had membership as of January 1. 2006. The minimum performance standard and the target in the Appendix (4.b) will be applicable to the MCP's statewide result for the counties in which the MCP had membership as of January 1, 2006. The last reporting period using the MCP's statewide result for the counties in which the MCP had membership as of January 1, 2006 for performance evaluation is July-December 2007; the last reporting period using the MCP's statewide result for the counties in which the MCP had membership as of January 1, 2006 for performance incentives {Appendix 0) is July-December 2008.

For any MCP which did not Have membership as of January 1, 2006: Performance wi 11 be evaluated using a regional-based approach for any active region in which the MCP had membership.

Regional-Based Approach: MCPs w'ill be evaluated by region, using results for all counties included in the region. The reporting period will be a full calendar year. ODJFS will use the first full calendar year of data (i.e.. CY2007) as a baseline from all MCPs serving an active region to determine a minimum performance standard and a target for that region. CY 2008 will be the first reporting year that MCPs will be held accountable to the performance standards for an active region, and penalties will be applied for noncompliance. Performance measure results for that region will be calculated after a sufficient amount of time has passed after the end of the report period in order to allow for claims runout.

Report Period: For the SFY 2006 contract period, a baseline level of performance will be set using the January - June 2005 report period. Results will be calculated for the reporting period of July-December 2005 and compared to the baseline results to determine if the minimum performance standard is met. For the SFY 2007 contract period, a baseline level of performance will be set using the January - June 2006 report period. Results will be calculated for the reporting period of July -December 2006 and compared to the baseline results to determine if the minimum performance standard is met. For the SFY 2008 contract period, a baseline level of performance will be set using the January - June 2007 report period. Results will be calculated for the reporting period of July -December 2007 and compared to the baseline results to determine if the minimum performance standard is met. SFY2008 is also the first year for regional based reporting, using January -December 2007 as a baseline.

Appendix M

Target: A maximum of 0.70% of the eligible population will have four or more ED visits during the reporting period.

Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the baseline period results.

Penalty for Noncompliance: If the standard is not met and the results are above 1.1%. then the MCP must develop a corrective action plan. for which ODJFS may direct the MCP to develop the components of their EDD program as specified by ODJFS. If the standard is not met and the results are at or below 1.1%, then the MCP must develop a Quality Improvement Directive.

5. NOTES

5.a. Report Periods

Unless otherwise noted, the most recent report or study finalized prior to the end of the contract period will be used in determining the MCP's performance level for that contract period.

5.b. Monetary Sanctions

Penalties for noncompliance with individual standards in this appendix will be imposed as the results are finalized. Penalties for noncompliance with individual standards for each period compliance is determined in this appendix will not exceed $250.000.

Refundable monetary sanctions will be based on the capitation payment in the month of the cited deficiency and due within 30 days of notification by ODJFS to the MCP of the amount. Any monies collected through the imposition of such a sanction would be returned to the MCP (minus any applicable collection fees owed to the Attorney General's Office, ifthe MCP has been delinquent in submitting payment) after they have demonstrated improved performance in accordance with this appendix. If an MCP does not comply within two years of the date of notification of noncompliance, then the monies will not be refunded.

5.c. Combined Remedies

If ODJFS determines that one systemic problem is responsible for multiple deficiencies, ODJFS may impose a combined remedy which will address all areas of deficient performance. The total fines assessed in any one month will not exceed 15% of the MCP's monthly capitation.

5.d. Enrollment Freezes

MCPs found to have a pattern of repeated or ongoing noncompliance may be subject to an enrollment freeze.

5.e. Reconsideration

Appendix M

Requests for reconsideration of monetary sanctions and enrollment freezes may be submitted as provided in Appendix N, Compliance Assessment System.

S.f. Contract Termination, Nonrenewals or Denials
Upon termination, nonrenewal or denial of an MCP contact, all monetary sanctions collected under this appendix will be retained by ODJFS. The at-risk amount paid to the MCP under the current provider agreement will be returned to ODJFS in accordance with Appendix P, Terminations, of the provider agreement.

APPENDIX N

COMPLIANCE ASSESSMENT SYSTEM (CAS)

The compliance assessment system (CAS) is designed to improve the quality of each MCP's performance through a progressive series of actions taken by ODJFS to address identified failures to meet certain program requirements. The CAS assesses progressive remedies with specified values (occurrences or points) assigned for certain documented failures to satisfy the deliverables required by the provider agreement. Remedies are progressive based upon the severity of the violation, or a repeated pattern of violations. Progressive measures that recognize and monitor continuous quality improvement efforts enable both ODJFS and the MCPs to determine performance consistently across MCPs over time.

The CAS focuses on noncompliance with clearly identifiable deliverables and occurrences/points are only assessed in documented and verified instances of noncompliance. The CAS does not replace ODJFS' ability to require corrective action plans (CAPs) and program improvements, or to impose any of the sanctions specified in Ohio Administrative Code (OAC) rule 5101:3-26-10, including the proposed termination, amendment, or nonrenewal of the MCP's provider agreement in certain circumstances.

The CAS does not include categories which require subjective assessments or which are not under the MCP's control. Documented violations in the categories specified in this appendix will ^^ result in the assessment of occurrences and points, with point values proportional to the severity alat of the violation. This approach allows the accumulated point total to reflect both patterns of less serious violations as well as less frequent, more serious violations.

As stipulated in OAC rule 5101:3-26-10(F), regardless of whether ODJFS imposes a sanction, MCPs are required to initiate corrective action for any MCP program violations or deficiencies as soon as they are identified by the MCP or ODJFS.

Corrective Action Plans (CAPs) - MCPs may be required to develop CAPs for any instance of noncompliance, and CAPs are not limited to actions taken under the CAS. All CAPs requiring ongoing activity on the part of an MCP to ensure their compliance with a program requirement remain in effect for the next provider agreement period. In situations where ODJFS has already determined the specific action which must be implemented by the MCP or if the MCP has failed to submit an ODJFS-approvable CAP, ODJFS may require the MCP to comply with an ODJFS-developed or "directed" CAP.

Appendix N

Occurrences and Points - Occurrences and points are defined and applied as follows:

Occurrences — Failures to meet program requirements, including but not limited to, noncompliance with administrative requirements.

Examples:
- Use ofunapproved/unapprovable marketing materials.
- Failure to attend a required meeting.
- Second failure to meet a call center standard.

5 Points — Failures to meet program requirements, including but not limited to, actions which could impair the member's ability to access information regarding services in a timely manner or which could impair a member's rights.

Examples:
- 24-hour call-in system is not staffed by medical personnel.
- Failure to notify a member of their right to a state hearing when the MCP proposes to deny, reduce, suspend or terminate a Medicaid-covered service.
- Failure to appropriately notify ODJFS of provider panel terminations.

10 Points — Failures to meet program requirements, including but not limited to. actions which could affect the ability of the MCP to deliver or the member to access covered services.
Examples:
- Failure to comply with the minimum provider panel requirements specified in Appendix H.
- Failure to provide medically-necessary Medicaid covered services to members.
- Failure to meet the electronic claims adjudication requirements.

Failure to submit or comply with CAPs will be assessed occurrences or points based on the nature of the violation under correction.

In order to reflect appropriately the impact of repeated violations, the following also applies:

Appendix N

After accumulating a total of three occurrences within the accumulation period, all subsequent occurrences during the period will be assessed as 5-point violations, regardless of the number of 5-point violations which have been accrued by the MCP.

After accumulating a total of three 5-point violations within the accumulation period, all subsequent 5-point violations during the period will be assessed as 8-point violations, except as specified above.

After accumulating a total of two 10-point violations within the accumulation period, all subsequent 10-point violations during the period will be assessed as 15-point violations.

Occurrences and points will accumulate over the duration of the provider agreement. With the beginning of a new provider agreement, the MCP will begin the new accumulation period with a score of zero unless the MCP has accrued a total of 55 points or more during the prior provider agreement period. Those MCPs who have accrued a total of 55 points or more during the provider agreement will carry these points over for the first three months of their next provider agreement. If the MCP does not accrue any additional points during this three-month period the MCP will then have their point total reduced to zero and continue on in the new accumulation period. If the MCP does accrue additional points during this three-month period, the MCP will continue to carry the points accrued from the prior provider agreement plus any additional points accrued during the new provider agreement accumulation period.

For purposes of the CAS, the date that ODJFS first becomes aware of an MCP's program violation is considered the date on which the violation occurred. Therefore, program violations that technically reflect noncompliance from the previous provider agreement period will be subject to remedial action under CAS at the time that ODJFS first becomes aware of this noncompliance.

In cases where an MCP subcontracting provider is found to have violated a program requirement (e.g., failing to provide adequate contract termination notice, marketing to potential members, unapprovable billing of members, etc.). ODJFS will not assess occurrences or points if: (1) the MCP can document that they provided sufficient notification/education to providers of applicable program requirements and prohibited activities; and (2) the MCP takes immediate and appropriate action to correct the problem and to ensure that it does not happen again. Repeated incidents will be reviewed to determine if the MCP has a systemic problem in this area, and if so, occurrences or points may be assessed.

ODJFS expects all required submissions to be received by their specified deadline. Unless otherwise specified, late submissions will initially be addressed through CAPs, with repeated instances of untimely submissions resulting in escalating penalties.

Appendix N

If an MCP determines that they will be unable to meet a program deadline, the MCP must verbally inform the designated ODJFS contact person (or their supervisor) of such and submit a written request (by facsimile transmission) for an extension of the deadline by no later than 3 PM on the date of the deadline in question. Extension requests should only be submitted in situations where unforeseeable circumstances have arisen which make it impossible for the MCP to meet an ODJFS-stipulated deadline. Only written approval by ODjFS of a deadline extension will preclude the assessment of a CAP. occurrence or points for untimely submissions.
No points or occurrences will be assigned for any violation where an MCP is able to document that the precipitating circumstances were completely beyond their control and could not have been foreseen (e.g., a construction crew severs a phone line, a lightning strike blows a computer system, etc.).

REMEDIES
Progressive remedies will be based on the number of points accumulated at the time of the most recent incident. Unless otherwise indicated in this appendix, all fines issued under the CAS are nonrefundable.

1-9 Points Corrective Action Plan (CAP)
10-19 Points CAP + $5.000 fine
20-29 Points CAP + $ 10,000 fine
30-39 Points CAP + $20.000 fine
40-69 Points CAP + $30.000 fine
70+ Points Proposed Contract Termination

Appendix N

New Member Selection Freezes:
ODJFS may prohibit an MCP from receiving new membership through consumer initiated selection or the assignment process (selection freeze) in one or more counties if: (1) the MCP has accumulated a total of 20 or more points during the accrual period; (2) the MCP fails to fully implement a CAP within the designated time frame; or (3) circumstances exist which potentially jeopardize the MCP's members' access to care. Examples of circumstances that ODJFS may consider as jeopardizing member access to care include:

▪	the MCP has been found by ODJFS to be noncompliant with the prompt payment or the non-contracting provider payment requirements;
▪	the MCP has been found by ODJFS to be out of compliance with the provider panel requirements specified in Appendix H;
▪	the MCP's refusal to comply with a program requirement after ODJFS has directed the MCP to comply with the specific program requirement; or
▪	the MCP has received notice of proposed or implemented adverse action by the Ohio Department of Insurance.

Payments provided for under this provider agreement will be denied for new enrollees, when and for so long as, payments for those enrollees is denied by CMS in accordance with the requirements in 42 CFR 438.730.

Reduction of Assignments
ODJFS may reduce the number of assignments an MCP receives if ODJFS determines that the MCP lacks sufficient administrative capacity to meet the needs of the increased volume in membership. Examples of circumstances which ODJFS may determine demonstrate a lack of sufficient administrative capacity include, but are not limited to an MCP's failing to: repeatedly provide new member materials by the member's effective date; meet the minimum call center requirements; meet the minimum performance standards for identifying and assessing children with special health care needs and members needing case management services; and/or provide complete and accurate appeal/grievance, designated PCP and SACMS data files.

Noncompliance with Claims Adjudication Requirements:
If ODJFS finds that an MCP is unable to (1) electronically accept and adjudicate claims to final status and/or (2) notify providers of the status of their submitted claims, as stipulated in Appendix C, ODJFS will assess the MCP with a 10-point penalty and a monetary sanction of $20,000 per day for the period ofnoncompliance. ODJFS may assess additional penalty points based on the length ofnoncompliance.

Appendix N

If ODJFS has identified specific instances where an MCP has failed to take the necessary steps to comply with the requirements specified in Appendix C for (1) failing to notify non-contracting providers of procedures for claims submissions when requested and/or (2) failing to notify contracting and non-contracting providers of the status of their submitted claims, the MCP will be assessed 5 points per incident ofnoncompliance.

Noncompliance with Prompt Payment:

Noncompliance with the prompt pay requirements as specified in Appendix J will result in progressive penalties. The first violation during the contract term will result in the assessment of 5 points, quarterly prompt pay reporting, and submission of monthly status reports to ODJFS until the next quarterly report is due. The second and any subsequent violation during the contract term will result in the submission of monthly status reports, assessment of 10 points and a refundable fine equal to 5% of the MCP's monthly premium payment or $300.000. whichever is less. The refundable fine will be applied in lieu of a nonrefundable fine and the money will be refunded by ODJFS only after the MCP complies with the required standards for two consecutive quarters.
If an MCP is found to have not been in compliance with the prompt pay requirements for any time period for which a report and signed attestation have been submitted representing the MCP as being in compliance, the MCP will be subject to a selection freeze of not less than three months duration.

Noncompliance with Franchise Fee Assessment Requirements

In accordance with ORC Section 5111.176. an MCP that does not pay the franchise permit fee in full by the due date is subject to any or all of the following. :

•  A monetary penalty in the amount of $500 for each day any part of the fee remains unpaid, except the penalty will not exceed an amount equal to 5 % of the total fee that was due for the calendar quarter for which the penalty was imposed;
• Withholdings from future ODJFS capitation payments. If an MCP fails to pay the full amount of its franchise fee when due. or the full amount of the imposed penalty. ODJFS may withhold an amount equal to the remaining amount due from any future ODJFS capitation payments. ODJFS will return all withheld capitation payments when the franchise fee amount has been paid in full.
•  A 10 point penalty assessment for the period of noncompliance.
•  Proposed termination or non-renewal of the MCP's Medicaid provider agreement may occur if the MCP:
a. Fails to pay its franchise permit fee or fails to pay the fee promptly;
b. Fails to pay a penalty imposed under this Appendix or fails to pay the penalty promptly;

Appendix N

c. Fails to cooperate with an audit conducted in accordance with ORC Section 5111.176.

Noncompliance with Clinical Laboratory Improvement Amendments:

Noncompliance with CLIA requirements as specified by ODJFS will result in the assessment of a nonrefundable $1,000 fine for each documented violation.

Noncompliance with Encounter Data Submissions:

Submission of unpaid encounters (except for immunization services as specified in Appendix L) will result in the assessment of a nonrefundable $1.000 fine for each documented violation.

Noncompliance with Abortion and Sterilization Payment

Noncompliance with abortion and sterilization requirements as specified by ODJFS will result in the assessment of a nonrefundable $1.000 fine for each documented violation. Additionally, MCPs must take all appropriate action to correct each such ODJFS-documented violation.

Refusal to Comply w'ith Program Requirements

If ODJFS has instructed an MCP that they must comply with a specific program requirement and the MCP refuses, ODJFS v»'ill consider this to mean that the MCP is no longer operating in the best interests of the MCP's members or the state of Ohio and will move to terminate or nonrenew the MCP's provider agreement pursuant to OAC rule 5101:3-26-10(G).

General Provisions:

All notifications of the imposition of a fine or freeze will be made via certified or overnight mail to the identified MCP Medicaid Coordinator.

Pursuant to procedures specified by ODJFS, refundable and nonrefundable monetary sanctions/assurances must be remitted to ODJFS within thirty days of receipt of the invoice by the MCP. In addition, per Ohio Revised Code Section 131.02, payments not received within forty-five days will be certified to the Attorney General's (AG's) office. MCP payments certified to the AG's office will be assessed the appropriate collection fee by the AG's office.

Refundable monetary sanctions/assurances applied by ODJFS will be based on the premium payment for the month in which the MCP was cited for the deficiency. Any monies collected through the imposition of such a tine would be returned to the MCP (minus any applicable collection fees owed to the Attorney General's Office if the MCP has been delinquent in submitting payment) after they have demonstrated full compliance with the particular program requirement.

Appendix M

If an MCP does not comply within two years of the date of notification of noncompliance, then the monies will not be refunded.

ODJFS may impose a combined remedy which will address all areas of noncompliance ifODJFS determines that (1) one systemic problem is responsible for multiple areas of noncompliance and/or (2) that there are a number of repeated instances of noncompliance with the same program requirement.

Again, ODJFS can at any time move to terminate, amend or deny renewal of a provider agreement pursuant to the provisions ofOAC rule 5101:3-26-10.

Upon termination, nonrenewal or denial of an MCP provider agreement, all previously collected monetary sanctions will be retained by ODJFS.

In addition to the remedies imposed under the CAS, remedies related to areas of data quality and financial performance may also be imposed pursuant to Appendices J, L, and M respectively.
If ODJFS determines that an MCP has violated any of the requirements of sections 1903(m) or 1932 of the Social Security Act which are not specifically identified within the CAS, the ODJFS may, pursuant to the provisions of OAC rule 5101:3-26-10(A): (1) notify the MCP's members that they may terminate from the MCP without cause; and/or (2) suspend any further new member selections.

RECONSIDERATIONS
Requests for reconsiderations of remedial action taken under the CAS may be submitted as follows:
• MCPs notified of ODJFS' imposition of remedial action taken under the CAS (i.e., occurrences, points, tines, assignment reductions and selection freezes), will have five working days from the date of receipt to request reconsideration, although ODJFS will impose selection freezes based on an access to care concern concurrent with initiating notification to the MCP. (All notifications of the imposition of a fine or a freeze will be made via certified or overnight mail to the identified MCP Contact.) Any information that the MCP would like reviewed as part of the reconsideration must be submitted with the reconsideration request, unless ODJFS extends the time frame in writing.
• All requests for reconsideration must be submitted by either facsimile transmission, or overnight mail to the Chief. Bureau of Managed Health Care. and received by the fifth working day after receipt of notification of the imposition of the remedial action by ODJFS.

Appendix N

The MCP will be responsible for verifying timely receipt of all reconsideration requests. All requests for reconsideration must explain in detail why the specified remedial action should not be imposed. The MCP's justification for reconsideration will be limited to a review of the written material submitted by the MCP. The Bureau Chief w. ill review all correspondence and materials related to the violation in question in making the final reconsideration decision.
• Final decisions or requests for additional information will be made by ODJFS within five working days of receipt of the request for reconsideration.
If additional information is requested by ODJFS, a final reconsideration decision will be made within three working days of the due date for the submission. Should ODJFS require additional time in rendering the final reconsideration decision, the MCP will be notified of such in writing.
• If a reconsideration request is decided, in whole or in part, in favor of the MCP, both the penalty and the points associated with the incident, will be rescinded or reduced. The MCP may still be required to submit a CAP if the Bureau Chief believes that a CAP is still warranted.

Appendix N

POINT COMPLIANCE SYSTEM - POINT VALUES

OCCURRENCES: Failures to meet program requirements, including but not limited to, noncompliance with administrative requirements. Examples are:

• Unapproved use of marketing/member materials.
• Failure to attend ODJFS-required meetings or training sessions. Failure to maintain ODJFS-required documentation.
• Use ofunapprovcd subcontracting providers where prior approval is required by ODJFS.
• Use of unapprovable subcontractors (e.g., not in good standing with Medicaid and/or Medicare programs, provider listed in directory but no current contract, etc.) where prior-approval is not required by OD.IFS.
• Failure to provide timely notification to members, as required by ODJFS (e.g., notice of PCP or hospital termination from provider panel).
• Participation in a prohibited or unapproved marketing activity.
• Second failure to meet the monthly call-center requirements for either the member services or 24-hour call-in system lines.
• Failure to submit and/or comply with a Corrective Action Plan (CAP) requested by ODJFS as the result of an occurrence, or when no occurrence was designated for the precipitating violation of the OAC rules or provider agreement
• Failure to comply with the physician incentive plan requirements, except for noncompliance where member rights are violated (i.e. failure to complete required patient satisfaction surveys or to provide members with requested physican incentive information) or where false, misleading or inaccurate information is provided to ODJFS.

Appendix N

5 POINTS: Failures to meet program requirements, including but not limited to, actions which could impair the member's ability to access information regarding services in a timely manner or which could impair a consumer's or member's rights. Examples are:

• Violations which result in selection or termination counter to the recipient's preference (e.g., a recipient makes a selection decision based on inaccurate provider panel information from the MCP).
• Any violation of an member's rights.
• Failure to provide member materials to new members in a timely manner.
• Failure to comply with appeal, grievance, or state hearing requirements, including timely submission to ODJFS.
• Failure to staff 24-hour call-in system with appropriate trained medical personnel.
• Third failure to meet the monthly call-center requirements for either the member services or the 24-hour call-in system lines.
• Failure to submit and/or comply with a CAP as a result of a 5-point violation.
• Failure to meet the prompt payment requirements (first violation).
• Provision of false, inaccurate or materially misleading information to health care providers, the MCP's members, or any eligible individuals.
• Failure to submit a required monthly SACMS file (as specified in Appendix L) by the end of the month the submission was required.
• Failure to submit a required monthly Members' Designated PCP file (as specified in Appendix L) by the end of the month the submission was required.

Appendix N

10 POINTS: Failures to meet program requirements, including but not limited to, actions which could affect the ability of the MCP to deliver or the consumer to access covered services. Examples are:

• Failure to meet any of the provider panel requirements as specified in Appendix H.
• Discrimination among members on the basis of their health status or need for health care services (this includes any practice that would reasonably be expected to encourage termination or discourage selection by individuals whose medical condition indicates probable need for substantial future medical services).
• Failure to assist a member in accessing needed services in a timely manner after request from the member.
• Failure to process prior authorization requests w ithin prescribed time frame.
• Failure to remit any ODJFS-required payments within the specified time frame.
• Failure to meet the electronic claims adjudication requirements.
• Failure to submit and/or comply with a CAP as a result of a 10-point violation.
• Failure to meet the prompt payment requirements (second and subsequent violations).
• Fourth and any subsequent failure to meet the monthly call-center requirements for either the member services or the 24-hour call-in system lines.
• Failure to provide ODJFS with a required submission after ODJFS has notified the MCP that the prescribed deadline for that submission has passed.
• Failure to submit a required monthly appeal or grievance file (as specified in Appendix L) by the end of the month the submission was required.
• Misrepresentation or falsification of information that the MCP furnishes to the ODJFS or to the Centers for Medicare and Medicaid Services.

PROPOSED CHANGES FOR 2007
The Compliance Assessment System (CAS) w as designed to monitor and to improve the quality of each MCP's performance in limited counties utilizing the zero-tolerance approach to program requirements with progressive remedies in the form of occurences/points and fines based on the severity of the violation or repeated patterns. Due to the expansion of Ohio's Medicaid Managed Care Program to all eighty-eight counties, the Ohio Department of Job and Family Services (ODJFS) will be reassessing the current CAS based upon MCP compliance data collected during state fiscal year 2007. ODJFS anticipates that the CAS will be redesigned and driven by a comprehensive approach to enhancing the quality of each MCP's performance by rewarding the MCPs that have continuously demonstrated excellent compliance and performance and focusing attention on improving the performance of MCPs for which deficiencies have been identified.

APPENDIX 0
PERFORMANCE INCENTIVES

This Appendix establishes incentives for managed care plans (MCPs) to improve performance in specific areas important to the Medicaid MCP members. Incentives include the at-risk amount included with the monthly premium payments (see Appendix F, Rate Chart), and possible additional monetary rewards up to $250.000.

To qualify for consideration of any incentives, MCPs must meet minimum performance standards established in Appendix M, Performance Evaluation on selected measures, and achieve incentive standards established for the Emergency Department Diversion and selected Clinical Performance Measures. For qualifying MCPs, higher performance standards for three measures must be reached to be awarded a portion of the at-risk amount and any additional incentives (see Sections 1 and 2). An excellent and superior standard is set in this Appendix for each of the three measures. Qualifying MCPs will be awarded a portion of the at-risk amount for each excellent standard met. If an MCP meets all three excellent and superior standards, they may be awarded additional incentives (see Section 3).

Prior to the transition to a regional-based performance incentive system (SFY 2006 through SFY 2009). the county-based performance incentive system (sections 1 and 2 of this Appendix) will apply to MCPs with membership as of January 1. 2006. Only counties with membership as of January 1, 2006 will be used to calculate performance levels for the county-based performance incentives system.

1. SFY 2006 Incentives l.a. Qualifying Performance Levels

To qualify for consideration of the SFY 2006 incentives, an MCP's performance level must:

1) Meet the minimum performance standards set in Appendix M, Performance Evaluation, for the measures listed below; and
2) Meet the incentive standards established for the Emergency Department Diversion and Clinical Performance Measures below.

A detailed description of the methodologies for each measure can be found on the BMHC page of the ODJFSwebsite.

Measures for which the minimum performance standard for SFY 2006 established in Appendix M, Performance Evaluation, must be met to qualify for consideration of incentives are as follows:
1. Independent External Quality Review (Appendix M, Section l.a.i. - Minimum Performance Standard 2)

Appendix 0

Report Period: The most recent Independent External Quality Review completed prior to the end of the SFY 2006 contract period.

2. PCP Turnover (Appendix M, Section 2.a.)
Report Period: CY 2005

3. Children's Access to Primary Care (Appendix M, Section 2.b.) Report Period: CY 2005

4. Adults' Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.) Report Period: CY 2005

5. Overall Satisfaction with MCP (Appendix M. Section 3.)
Report Period: The most recent consumer satisfaction survey completed prior to the end of the SFY 2006 contract period.

For the EDD performance measure, the MCP must meet the incentive standard for the report period of July - December. 2005 to be considered for SFY 2006 incentives. The MCP meets the incentive standard if one of two criteria are met. The incentive standard is a performance level of either:

1) The minimum performance standard established in Appendix M, Section 4.b.; or

2) The Medicaid benchmark of a performance level at or below 1.1%.

For each clinical performance measure listed below, the MCP must meet the incentive standard to be considered for SFY 2006 incentives. The MCP meets the incentive standard if one of two criteria are met. The incentive standard is a performance level of either:

1) The minimum performance standard established in Appendix M, Performance Evaluation, for seven of the nine clinical performance measures listed below; or

2) The Medicaid benchmarks for seven of the nine clinical performance measures listed below.

Clinical Performance Measure	Medicaid Benchmark
1. Perinatal Care- Frequency of Ongoing Prenatal Care	42%
2. Perinatal Care- Initiation of Prenatal Care	71%
3. Perinatal Care- Postpartum Care	48%
4. Well-Child Visits- Children who turn 15 months old	34%
5. Well-Child Visits- 3, 4, 5, or 6, years old	50%
6. Well-Child Visits - 12 through 21 years old	30%
7. Use of Appropriate Medications for People with Asthma	59%
8. Annual Dental Visits	40%
9. Blood Lead - 1 year olds	45%

Appendix 0

l.b. Excellent and Superior Performance Levels

For qualifying MCPs as determined by Section 2.a.. performance will be evaluated on the measures below to determine the status of the at-risk amount or any additional incentives that may be awarded. Excellent and Superior standards are set for the three measures described below.

A brief description of these measures is provided in Appendix M. Performance Evaluation. A detailed description of the methodologies for each measure can be found on the BMHC page of the ODJFS website.

1. Case Management of Children (Appendix M, Section l.b.i.)
Report Period: July - December 2005
Excellent Standard: 2.5% Superior Standard: 3.8%

2. Use of Appropriate Medications for People with Asthma (Appendix M, Section 1 .c.vi.) Report Period: CY 2005 Excellent Standard: 59% Superior Standard: 68%

3. Adults' Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)
Report Period: CY 2005
Excellent Standard: 76%
Superior Standard: 83%

1.c. Determining SFY 2006 Incentives

MCP's reaching the minimum performance standards described in Section 2.a. will be considered for incentives including retention of the at-risk amount and any additional incentives. For each Excellent standard established in Section 2.b. that an MCP meets, one-third of the at-risk amount may be retained. For MCPs meeting all of the Excellent and Superior standards established in Section 2.b., additional incentives may be awarded. For MCPs receiving

Appendix 0

additional incentives, the amount in the incentive fund (see section 3.) will be divided equally, up to the maximum amount, among all MCPs receiving additional incentives. The maximum amount to be awarded to a single plan in incentives additional to the at-risk amount is $250,000 per contract year.

2. SFY 2007 Incentives

2.a. Qualifying Performance Levels

To qualify for consideration of the SFY 2007 incentives, an MCP's performance level must:

1) Meet the minimum performance standards set in Appendix M, Performance Evaluation, for the measures listed below; and

2) Meet the incentive standards established for the Emergency Department Diversion and Clinical Performance Measures below.
A detailed description of the methodologies for each measure can be found on the BMHC page of the ODJFS website.

Measures for which the minimum performance standard for SFY 2007 established in Appendix M. Performance Evaluation, must be met to qualify for consideration of incentives are as follows:

1. PCP Turnover (Appendix M. Section 2.a.)
Report Period: CY 2006

2. Children's Access to Primary Care (Appendix M. Section 2.b.)
Report Period: CY 2006

3. Adults' Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)
Report Period: CY 2006

4. Overall Satisfaction with MCP (Appendix M. Section 3.)
Report Period: The most recent consumer satisfaction survey completed prior to the end of the SFY 2007 contract period.

For the EDD performance measure, the MCP must meet the incentive standard for the report period of July - December, 2006 to be considered for SFY 2007 incentives. The MCP meets the incentive standard if one of two criteria are met. The incentive standard is a performance level of either:

1) The minimum performance standard established in Appendix M, Section 4.b.; or

Appendix 0

2) The Medicaid benchmark of a performance level at or below 1.1%.

For each clinical performance measure listed below, the MCP must meet the incentive standard to be considered for SFY 2007 incentives. The MCP meets the incentive standard if one of two criteria are met. The incentive standard is a performance level of either:

1) The minimum performance standard established in Appendix M, Performance Evaluation, for seven of the nine clinical performance measures listed below; or

2) The Medicaid benchmarks for seven of the nine clinical performance measures listed below. The Medicaid benchmarks are subject to change based on the revision or update of applicable national standards, methods or benchmarks.

Clinical Performance Measure	Medicaid Benchmark
1. Perinatal Care - Frequency of Ongoing Prenatal Care	42%
2. Perinatal Care - Initiation of Prenatal Care	71%
3. Perinatal Care - Postpartum Care	48%
4. Well-Child Visits - Children who turn 15 months old	34%
5. Well-Child Visits - 3. 4, 5. or 6. years old	50%
6. Well-Child Visits •- 12 through 21 years old	30%
7. Use of Appropriate Medications for People with Asthma	83%
8. Annual Dental Visits	40%
9. Blood Lead - 1 year olds	45%

2.b. Excellent and Superior Performance Levels

For qualifying MCPs as determined by Section 2.a.. performance will be evaluated on the measures below to determine the status of the at-risk amount or any additional incentives that may be awarded. Excellent and Superior standards are set for the three measures described below. The standards are subject to change based on the revision or update of applicable national standards, methods or benchmarks.
A brief description of these measures is provided in Appendix M, Performance Evaluation. A detailed description of the methodologies for each measure can be found on the BMHC page of the ODJFS website.

1. Case Management of Children (Appendix M, Section l.b.ii.) Report Period: April - June 2007
Excellent Standard: 5.5%
Superior Standard: 6.5%

2. Use of Appropriate Medications for People with Asthma (Appendix M, Section 1 .c.vi.)

Appendix 0

Report Period: CY 2006
Excellent Standard: 86%
Superior Standard: 88%

3. Adults' Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.) Report Period: CY 2006 Excellent Standard: 76% Superior Standard: 83%

2.c. Determining SFY 2007 Incentives

MCP's reaching the minimum performance standards described in Section 2.a. will be considered for incentives including retention of the at-risk amount and any additional incentives. For each Excellent standard established in Section 2.b. that an MCP meets, one-third of the at-risk amount may be retained. For MCPs meeting all of the Excellent and Superior standards established in Section 2.b.. additional incentives may be awarded. For MCPs receiving additional incentives, the amount in the incentive fund (see section 3.) will be divided equally, up to the maximum amount, among all MCPs receiving additional incentives. The maximum amount to be awarded to a single plan in incentives additional to the at-risk amount is $250,000 per contract year.

3. NOTES

3.a. Initiation of the Performance Incentive System
For MCPs in their first twenty-four months of Ohio Medicaid Managed Care Program participation, the status of the at-risk amount will not be determined because compliance with many of the standards cannot be determined in an MCP's first two contract years (see Appendix F., Rate Chart). In addition. MCPs in their first two contract years are not eligible for the additional incentive amount awarded for superior performance.
Starting with the twenty-fifth month of participation in the program, a new MCP's at-risk amount will be included in the incentive system. The determination of the status of this at-risk amount will be after at least three full calendar years of membership as many of the performance standards require three full calendar years to determine an MCP's performance level. Because of this requirement, more than 12 months of at-risk dollars may be included in an MCP's first at-risk status determination depending on when an MCP starts with the program relative to the calendar year.

Appendix 0

3-b. Determination ofat-risk amounts and additional incentive payments
For MCPs that have participated in the Ohio Medicaid Managed Care Program long enough to calculate performance levels for all of the performance measures included in the incentive system, determination of the status of an MCP's at-risk amount will occur within six months of the end of the contract period. Determination of additional incentive payments will be made at the same time the status of an MCP's at-risk amount is determined.

3.c. Transition from a county-based to a regional-based performance incentive system.
The current county-based performance incentive system will transition to a regional-based system as managed care expands statewide. The regional-approach will be fully phased in no later than SFY 2010. The regional-based performance incentive system w'ill be modeled after the county-based system with adjustments to performance standards where appropriate to account for regional differences.

3.c.i. County-based performance incentive system
During the transition to a regional-based system (SFY 2006 through SFY 2009), MCPs with membership as of January 1. 2006 will continue in the county-based incentive system until the transition is complete. These MCPs will be put at-risk for a portion of the premiums received for members in counties they are serving as of January 1, 2006.

3.c.ii. Regional-based performance incentive system
All MCPs will be included in the regional-based performance incentive system. The at-risk amount will be determined separately for each region an MCP serves.
The status of the at-risk amount for counties not included in the county-based performance incentive system will not be determined for the first twenty-four months of regional membership. Starting with the twenty-fifth month of regional membership, the MCP's at-risk amount will be included in the incentive system. The determination of the status of this at-risk amount will be after at least three full calendar years of regional membership as many of the performance standards require three full calendar years to determine an MCP's performance level. Because of this requirement, more than 12 months ofat-risk dollars may be included in an MCP's first regional at-risk status determination depending on when regional membership starts relative to the calendar year.

3.d. Contract Termination, Nonrenewals, or Denials
Upon termination, nonrenewal or denial of an MCP contract, the at-risk amount paid to the MCP under the current provider agreement will be returned to OD.IFS in accordance with Appendix P., Termmations/Nonrenewals/AmendmenIs, of the provider agreement.

Appendix 0

Additiontally, in accordance with Article XI of the provider agreement, the return of the at-risk amount paid to the MCP under the current provider agreement will be a condition necessary for ODJFS' approval of a provider agreement assignment.

3.e. Report Periods
The report period used in determining the MCP's performance levels varies for each measure depending on the frequency of the report and the data source. Unless otherwise noted, the most recent report or study finalized prior to the end of the contract period will be used in determining the MCP's overall performa.nce level for that contract period.

APPENDIX P
MCPTERMINATIONS/NONRENEWAES/AMENDMENTS

Upon termination either by the MCP or ODJFS, nonrenewal or denial of an MCP's provider agreement, all previously collected refundable monetary sanctions will be retained by ODJFS.

MCP-FN1T1ATEDTERMINATIONS/NONRENEWAES

If an MCP provides notice of the termination/nonrenewal of their provider agreement to ODJFS, pursuant to Article VIII of the agreement- the MCP will be required to submit a refundable monetary assurance. This monetary assurance will be held by ODJFS until such time that the MCP has submitted all outstanding monies owed and reports, including, but not limited to, grievance, appeal, encounter and cost report data related to time periods through the final date of service under the MCP's provider agreement. The monetary assurance must be in an amount of either $50,000 or 5 % of the capitation amount paid by ODJFS in the month the termination/nonrenewal notice is issued, whichever is greater.

The MCP must also return to ODJFS the at-risk amount paid to the MCP under the current provider agreement. The amount to be returned will be based on actual MCP membership for preceding months and estimated MCP membership through the end date of the contract. MCP membership for each month betw een the month the termination/nonrenewal is issued and the end date of the provider agreement will be estimated as the MCP membership for the month the termination/nonrenewal is issued. Any over payment will be determined by comparing actual to estimated MCP membership and will be returned to the MCP following the end date of the provider agreement.

The MCP must remit the monetary assurance and the at-risk amount in the specified amounts via separate electronic fund transfers (EFT) payable to Treasurer of State. Stale of Ohio (ODJFS). The MCP should contact their Contract Administrator to verify the correct amounts required for the monetary assurance and the at-risk amount and obtain an invoice number prior to submitting the monetary assurance and the at-risk amount. Information from the invoices must be included with each EFT to ensure monies are deposited in the appropriate ODJFS Fund account. In addition, the MCP must send copies of the EFT bank confirmations and copies of the invoices to their Contract Administrator.

If the monetary assurance and the at-risk amount are not received as specified above, ODJFS will withhold the MCP's next month's capitation payment until such time that ODJFS receives documentation that the monetary assurance and the at-risk amount are received by the Treasurer of State. If within one year of the date of issuance of the invoice, an MCP does not submit all outstanding monies owed and required submissions, including, but not limited to. grievance, appeal, encounter and cost report data related to time periods through the final date of service under the MCP's provider agreement, the monetary assurance will not be refunded to the MCP.

Appendix P

ODJFS-INITIATED TERMINATIONS

If ODJFS initiates the proposed termination, nonrenewal or amendment of an MCP's provider agreement pursuant to OAC rule 5101:3-26-10 and the MCP appeals that proposed action, the MCP's provider agreement will be extended through the duration of the appeals process.

During this time, the MCP will continue to accrue points and be assessed penalties for each subsequent compliance assessment occurrence/violation under Appendix N of the provider agreement. If the MCP exceeds 69 points, each subsequent point accrual will result in a $15.000 nonrefundable fine.

Pursuant to OAC rule 5101:3-26-10(H). if ODJFS has proposed the termination, nonrenewal. denial or amendment of a provider agreement. ODJFS may notify the MCP's members of this proposed action and inform the members of their right to immediately terminate their membership with that MCP without cause. IfODJFS has proposed the termination, nonrenewal, denial or amendment of a provider agreement and access to medically-necessary covered services is jeopardized, ODJFS may propose to terminate the membership of all of the MCP's members. The appeal process for reconsideration of either of these proposed actions is as follows:

• All notifications of such a proposed MCP membership termination will be made by ODJFS via certified or overnight mail to the identified MCP Contact.
• MCPs notified by ODJFS of such a proposed MCP membership termination will have three working days from the date of receipt to request reconsideration.
• All reconsideration requests must be submitted by either facsimile transmission or overnight mail to the Deputy Director, Office of Ohio Health Plans, and received by 5 PM on the third working day follov^ing receipt of the ODJFS notification. (For example, if ODJFS notification is received on August 6 the MCP's request for reconsideration must be delivered to the Deputy Director by no later than 5 PM on August 9.) The address and fax number to be used in making these requests will be specified in the ODJFS notification document.
• The MCP will be responsible for verifying timely receipt of all reconsideration requests. All requests must explain in detail why the proposed MCP membership termination is not justified. The MCP's justification for reconsideration will be limited to a review of the written material submitted by the MCP.

Appendix P

•  A final decision or request for additional information will be made by the Deputy Director within three working days of receipt of the request for reconsideration. Should the Deputy Director require additional time in rendering the final reconsideration decision, the MCP will be notified of such in writing.
•  The proposed MCP membership termination will not occur while an appeal is under review and pending the Deputy Director's decision. If the Deputy Director denies the appeal, the MCP membership termination will proceed at the first possible effective date. The date may be retroactive if the ODJFS determines that it would be in the best interest of the members.